An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this preliminary offering circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This preliminary offering circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of such state. The Company may elect to satisfy its obligation to deliver a final offering circular by sending you a notice within two business days after the completion of the Company’s sale to you that contains the URL where the final offering circular or the offering statement in which such final offering circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 14, 2023

Knightscope, Inc.

1070 Terra Bella Avenue

Mountain View, CA 94043

www.knightscope.com

UP TO $10,000,000 IN

PUBLIC SAFETY INFRASTRUCTURE BOND

PRICE $1,000 PER BOND

MINIMUM INDIVIDUAL INVESTMENT: $1,000

SEE “SECURITIES BEING OFFERED” AT PAGE 57

Public Safety Infrastructure Bonds	Price to Public	Underwriting Discount and Commissions *	Proceeds to Issuer Before Expenses
Price Per Bond	$1,000.00	$83.00	$917.00
Total Maximum	$10,000,000	$830,000	$9,170,000

* The Company has engaged DealMaker Securities, LLC, member FINRA/SIPC (the “Broker”), as broker-dealer of record, to perform broker-dealer administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Once the SEC has qualified the Offering Statement and this offering commences, the Broker will receive compensation not to exceed $830,000 (8.3%) of the amount raised in the offering, if fully subscribed. See “Plan of Distribution” on page 61 for details of compensation payable in connection with the offering.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold or the date at which the offering is earlier terminated by the company at its sole discretion. At least every 12 months after this offering has been qualified by the Securities and Exchange Commission (the “SEC”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering covers an amount of securities that we reasonably expect to offer and sell within two years, although the Offering Statement of which this Offering Circular is a part may be used for up to three years and 180 days under certain conditions.

The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases Bonds in the amount of the minimum investment, there is no minimum dollar amount of Bonds that needs to be sold in order for funds to be released to the Company and for this offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this offering, we expect to hold closings on at least a monthly basis.

The Company expects that the amount of expenses of the offering that it will pay will be approximately $900,000, not including commissions or state filing fees.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and as such, we have elected to take advantage of certain reduced public company reporting requirements for this Offering Circular and future filings. See “Risk Factors” and “Summary -- Implications of Being an Emerging Growth Company.”

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO

REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 9.

Sales of these securities will commence on approximately   _____, 2023.

The Company is following the format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.

In this Offering Circular, the terms “Knightscope,” “we,” “us,” “our,” or “the Company” refer to Knightscope, Inc.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Offering Circular include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this Offering Circular other than statements of historical fact, including statements regarding our future operating results and financial position, our business strategy and plans, market growth, and our objectives for future operations, are forward-looking statements. The words such as “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements.

Forward-looking statements contained in this Offering Circular include, but are not limited to, statements about:

•	our expectations regarding future trends, expectations, and performance of our business;
•	the success and acceptance of our products and product candidates;

•	our ability to raise capital and the availability of future financing; and

•	unpredictable events, such as the COVID-19 pandemic, banking failures, and a rise in the inflation rate resulting in supply chain constraints, increased operating costs, and associated business disruptions could seriously harm our future revenues and financial condition, delay our operations, increase our costs and expenses, and impact our ability to raise capital.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other factors that could cause actual results to differ materially from those stated, including those described in “Risk Factors”. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Offering Circular may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. In particular, disruptions and delays with certain vendors in our supply chain, as a result of the COVID-19 pandemic, may adversely impact component manufacturers’ ability to meet our client demand timely. Additionally, the prioritization of shipments of certain products, as a result of the pandemic, could cause delays in our ability to deploy our ASRs. Such disruptions could result in a delay in our ability to recognize revenue on sales. The physical security industry in general and our financial position and operating results, in particular, have been material, are changing rapidly, and cannot be predicted.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date made, and we undertake no obligation to update any of these forward-looking statements for any reason after such date or to conform these statements to actual results or revised expectations, except as required by applicable law.

SUMMARY

Knightscope is an advanced public safety technology company that builds fully autonomous security robots and Blue Light emergency communications systems. Our technologies are Made in the USA and allow public safety professionals to more effectively deter, intervene, capture, and prosecute criminals. Our mission is to make the United States of America the safest country in the world by helping to protect the places people live, work, study and visit.

To support this mission, we design, develop, manufacture, market, deploy and support Autonomous Security Robots (“ASRs”), autonomous charging stations, the proprietary Knightscope Security Operations Center (“KSOC”) software user interface, Blue Light emergency communication devices, and our newly released Knightscope Emergency Management System (“KEMS”) platform.

Our core technologies are suitable for most environments that require security patrol coverage and designed to be force multipliers that offer security teams improved situational awareness. ASRs conduct real-time on-site data collection and analysis in both indoor and outdoor spaces delivering alerts to security professionals through the KSOC. The KSOC enables clients with appropriate credentials and user permissions to access the data for investigative and evidence collection purposes.

Our Blue Light emergency communication devices consist of emergency Blue Light towers, Blue lLght emergency phone (“E-Phone”), fully integrated, solar-powered cellular emergency phone towers, and emergency call box systems (“Call Box”). Tower devices are tall, highly visible and recognizable apparatuses that provide emergency communications using cellular and satellite communications with solar power for additional safety in remote locations. E-Phones and Call Boxes offering a smaller, yet still highly visible, footprint than the stationary security towers, but with the same reliable communication capabilities.

We sell our ASR and stationary multi-purpose security solutions under an annual subscription, Machine-as-a-Service business model, which includes the ASR rental as well as maintenance, service, support, data transfer, KSOC access, charging stations, and unlimited software, firmware and select hardware upgrades.

Our stationary Blue Light Towers, E-Phones, and Call Boxes are sold as point-of-sale modular systems, including Knightscope’s exclusive, self-diagnostic, alarm monitoring system firmware that provides system owners daily email reports on the operational status of their system, a one-year parts warranty, and optional installation services. In 2023, the Company announced the release of the KEMS platform. The cloud-based application monitors the system wide state-of-health, alerts users concerning operational issues, provides technicians real-time error detection/diagnostics, and collects/reports system performance statistics. Modular upgrades are available for the Blue Light Towers, such as public announcement speaker systems. Knightscope also offers an extended warranty on this series of stationary security towers.

Our current strategy for all products and services is to focus solely on United States sales and deployments for the foreseeable future before considering global expansion.

We were incorporated in Delaware in April 2013. Our principal executive offices are located at 1070 Terra Bella Avenue, Mountain View, California 94043, and our telephone number is (650) 924-1025. We maintain an internet website at www.knightscope.com. The information provided on our website (or any other website referred to in this Offering Circular) is not part of this Offering Circular and is not incorporated by reference as part of this Offering Circular.

The Offering

Securities offered	Maximum of $10,000,000 of Public Safety Infrastructure Bonds (the “Bonds”). There is no minimum offering amount of Bonds above the minimum investment amount that must be sold for a closing in the offering to occur.

Offering Price	$1,000 per Bond

Minimum Investment Amount	$1,000 or 1 Bond

Maturity Date	The Bonds will each be offered serially starting from the date of qualification of the Offering Statement of which this Offering Circular is a part, with the sole difference between the series being their respective maturity dates. The Bonds will mature on the fifth anniversary of the initial issuance date of each series.

Interest Rate	Annual interest rate of 10%.

Interest Payments	Payable annually. Interest will accrue and be paid on the basis of a 360-day year consisting of twelve 30-day months. Interest on each Bond will accrue and be cumulative from the end of the most recent interest period for which interest has been paid on such Bond, or if no interest has been paid, from the date of issuance.

Ranking	The Bonds will be subordinated to all of the Company’s indebtedness for borrowed money, whether or not such indebtedness for borrowed money is secured.

Form	Bonds will be registered in book-entry form only. See “Securities Being Offered – Book Entry, Delivery and Form.”

Trustee, Registrar and Transfer Agent	We have designated _____ as paying agent in respect of the Bonds. ______ will also act as trustee under the Indenture and registrar for the Bonds. As such, ______ will make payments on the Bonds to the applicable Bondholders). The Bonds will be issued in book-entry form only.

Use of proceeds	The net proceeds of this offering will be used to for growth by the Company to continue to augment and upgrade the Nation’s public safety infrastructure by offering innovative technology to security and law enforcement professionals to provide more comprehensive security services in major cities, schools in need, large law enforcement agencies, the private sector along with prospective opportunities with the U.S. Federal Government as well as for general corporate purposes. The details of our plans are set forth in “Use of Proceeds.”

Implications of Being an Emerging Growth Company

As an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	are not required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or the Securities Act, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify as a “smaller reporting company” under the SEC’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We have not yet generated any profits or significant revenues.

•	The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern, and we may not be able to continue to operate the business if we are not successful in securing additional funding.

•	The Company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

•	The Company’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of the Company’s control.

Our financial results will fluctuate in the future, which makes them difficult to predict.

•	Changes in global economic conditions, including, but not limited to, those driven by inflation and interest rates, may adversely affect customer spending and the financial health of our customers and others with whom we do business, which may adversely affect our financial condition, results of operations, and cash resources.

•	Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations.

•	We have a limited number of deployments, and limited market acceptance of our products could harm our business.

•	We cannot assure you that we will effectively manage our growth.

•	Our costs may grow more quickly than our revenues, harming our business and profitability.

•	The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

•	If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

•	Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our ASRs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

•	We have limited experience in operating our ASRs in a variety of environments and increased interactions may lead to collisions, possible liability and negative publicity.

•	Our failure to implement and maintain effective internal control over financial reporting may result in material misstatements in our consolidated financial statements, which could in the future require us to restate consolidated financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.

•	The private security industry is undergoing structural changes in technology and services.

•	The Company is controlled by its officers and early-stage investors (who hold super voting securities), and they may make decisions that may not reflect the interests of other stockholders.

•	Our results of operations may be negatively impacted by the coronavirus outbreak.

•	The COVID-19 pandemic has had an adverse impact, and may have a future material adverse impact, on our business, operations, liquidity, financial condition, and results of operations.

•	The Company is dependent on the global supply chain and has experienced supply chain constraints, as well as increased costs on components and shipping resulting from the COVID-19 pandemic and the continuing conflict in Ukraine.

•	The Bonds will not be secured and will be subordinated to any future senior indebtedness.

•	We may engage in a variety of transactions that may impair our ability to pay interest and principal on the Bonds.

•	The Trustee may not be able to exercise its remedies under the Indenture upon an event of default thereunder without the consent of holders of any senior indebtedness of the Company.

•	An event of default under any senior indebtedness would likely impair the Company’s ability to make payments of principal and interest on the Bonds.

•	Some significant restructuring transactions that may adversely affect Bondholders may not constitute a Change of Control/Repurchase Event under the Indenture, in which case we would not be obligated to offer to repurchase the Bonds.

•	Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the Indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

•	There is no established trading market for the Bonds and we do not expect one to develop. Therefore, Bondholders may not be able to resell them for the price that they paid or sell them at all.

•	We may redeem all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

•	The Company is dependent on the proceeds of this offering, and may need to seek additional funds if the full offering amount is not raised.

•	The Company may need to seek additional funds in the future.

RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Selected Risks Related to the Business and the Global Economy

We have not yet generated any profits or significant revenues.

The Company was formed in 2013 and made its first pilot sales in 2015. The Company began listing on the Nasdaq Stock Market in January 2022.  Accordingly, the Company has a limited history upon which to evaluate its performance and future prospects. Our current and proposed operations are subject to all the business risks associated with new enterprises, including, but not limited to, likely fluctuations in operating results as the Company makes significant investments in research, development and product opportunities, integrates new products under development or acquired in acquisitions, and reacts to developments in its market, such as purchasing patterns of clients and any new competitors into the market. The Company has incurred net losses and generated limited revenues since inception.  See Note 1 to the Company’s audited consolidated financial statements contained in this Offering Circular.

Any evaluation of our business and our prospects must be considered in light of our limited operating history and the risks and uncertainties encountered by companies in our stage of development. Further, our industry is characterized by rapid technological change, changing client needs, evolving industry standards and frequent introduction of new products and services. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, our operating results will be harmed.

Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment.  We cannot assure you that we will be profitable in the next several years or generate sufficient revenues to meet our debt servicing and payment obligations.

The report of our independent registered public accounting firm expresses substantial doubt about our ability to continue as a going concern, and we may not be able to continue to operate the business if we are not successful in securing additional funding.

The report of our independent registered public accounting firm on our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, which is included in this Offering Circular, includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern due to our recurring net losses and cash used in operations. The inclusion of a going concern explanatory paragraph by our independent registered public accounting firm may materially adversely affect our share price, our ability to secure additional financing, our ability to pay principal and interest on the Bonds and otherwise execute our strategy.

The Company has a history of losses and has projected operating losses and negative cash flows for the foreseeable future, and we are currently dependent on additional fundraising in order to sustain our ongoing operations. Although our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), contemplating that we will continue to operate as a going concern, we cannot assure you that the Company will be successful in acquiring additional funding at levels sufficient to pay principal and interest on the Bonds and fund future operations. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of additional products and services, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

The Company expects to experience future losses as it implements its business strategy and will need to generate significant revenues to achieve profitability, which may not occur.

We have incurred net losses since our inception, and we expect to continue to incur net losses in the future. To date, we have funded our operations from the sale of equity and debt securities in private transactions and in the capital markets, and by means of credit facilities and other financing arrangements. We expect to continue to incur significant operating expenses as we implement our business strategy, which include development, sales and marketing, and general and administrative expenses and, as a result, we expect to incur additional losses and continued negative cash flow from operations for the foreseeable future. We will need to generate significant revenues to achieve profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability. If we do achieve profitability in some future period, we cannot assure you that we can sustain profitability on a quarterly or annual basis in the future. If our revenues grow more slowly than we anticipate or if our operating expenses exceed our expectations or cannot be adjusted accordingly, our business, operating results and financial condition will be materially and adversely affected.

The Company’s future operating results are difficult to predict and may be affected by a number of factors, many of which are outside of the Company’s control.

The market for advanced physical security technology is relatively new and unproven and is subject to a number of risks and uncertainties. The industry is characterized by rapid change, new and complex technology and intense competition. Our ability to gain market share depends upon our ability to satisfy client demands, enhance existing products and services and develop and introduce new products and services. Our ability to gain market share also depends on a number of factors beyond our control, including the perceived value associated with our products and services, the public’s perception of the use of robots to perform tasks traditionally reserved for humans, and our clients’ acceptance that security services can be performed more efficiently and cost-effectively through the use of our products and ancillary services. If any of these factors turns against us, our future operating results could be materially and adversely affected.

Our financial results will fluctuate in the future, which makes them difficult to predict.

Our financial results have fluctuated in the past and will fluctuate in the future. Additionally, we have a limited operating history with the current scale of our business, which makes it difficult to forecast future results. As a result, you should not rely upon the Company’s past financial results as indicators of future performance. You should take into account the risks and uncertainties frequently encountered by rapidly growing companies in evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

●	Our ability to maintain and grow our client base;
●	Downturns or financial instability in the business of our customers and partners;
●	Development and introduction of new products by us or our competitors;
●	Adverse changes affecting our suppliers and other third-party service providers, and any disruption in the supply of materials necessary for our business;
●	Increases in marketing, sales, service and other operating expenses that we may incur to grow and expand our operations and to remain competitive;
●	Our ability to achieve profitable gross margins and operating margins;
●	Periodic litigation and related legal proceedings, which could result in unexpected expenditures of time and resources; and
●	Changes in global business or macroeconomic conditions including regulatory changes.

The occurrence of any of unanticipated obstacles will hinder the execution of our business plan and adversely affect our operating results.

Changes in global economic conditions, including, but not limited to, those driven by inflation and interest rates, may adversely affect customer spending and the financial health of our customers and others with whom we do business, which may adversely affect our financial condition, results of operations, and cash resources.

Uncertainty about current and future global economic conditions may cause our customers and partners to cancel agreements with us. Our financial success is sensitive to changes in general economic conditions, higher interest rates, higher energy costs, increased labor costs, inflation, increases in commodity prices, higher levels of unemployment, higher consumer debt levels, higher tax rates and other changes in tax laws, public health issues like the COVID-19 pandemic, or other economic factors, certain of which effects, including cost inflation, we experienced in 2022 and currently expect to continue to experience in 2023.

Global inflation, elevated interest rates, and global industry-wide logistics challenges have impacted, and we expect will continue to impact, our business.  If our suppliers or other parties in our supply chain experience diminished liquidity, and as a result are unable to fulfill their obligations to us, we may be unable to provide our customers with our products in a timely manner, resulting in lost sales opportunities or a deterioration in our customer relationships.  If we are unable to mitigate the impact of supply chain constraints and inflationary pressure through price increases or other measures, our results of operations and financial condition could be negatively impacted.

Similarly, the ongoing war between Russia and Ukraine has created volatility in the global capital markets and is expected to continue to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such continued volatility and disruptions may adversely affect our business or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates have already, and may continue to, adversely affect us by increasing our costs, including labor and employee benefit costs. In addition, higher inflation and macro turmoil and uncertainty could also adversely affect our customers, which could reduce demand for our products.

Adverse developments affecting the financial services industry, including events or concerns involving liquidity, defaults or non-performance by financial institutions, could adversely affect our business, financial condition or results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future adversely affect our liquidity. For example, on March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) announced that Silicon Valley Bank had been closed by the California Department of Financial Protection and Innovation. At that time, all of our cash and cash equivalents were held at Silicon Valley Bank and our access to such funds was limited until the United States Department of the Treasury announced in a joint statement with the Federal Reserve and FDIC that depositors of Silicon Valley Bank will have access to all of their money starting March 13, 2023. While we have regained access to our funds at Silicon Valley Bank and have subsequently moved it to another bank, we continue to evaluate our banking relationships as our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by events such as liquidity constraints or failures, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors may also adversely affect our ability to access our cash and cash equivalents at affected financial institutions.

Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us or our customers to acquire financing on terms favorable to us, or at all.  Any decline in available funding or access to our cash and liquidity resources could, among other things, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our business, financial condition or results of operations.

Any further deterioration in the macroeconomic economy or financial services industry could lead to losses or defaults by our customers or suppliers, which in turn, could have a material adverse effect on our current and/or projected business operations and results of operations and financial condition. Any customer or supplier bankruptcy or insolvency, or the failure of any customer to make payments when due, or any breach or default by a customer or supplier, or the loss of any significant supplier relationships, could result in material losses to the Company and may have a material adverse impact on our business.

We have a limited number of deployments, and limited market acceptance of our products could harm our business.

The market for advanced physical security technology is relatively new and unproven and is subject to a number of risks and uncertainties. The numbers, types and locations of ASRs in service vary depending on the duration of each client contract, client demand and similar factors. As a result, the numbers, types and locations of ASRs in service that are currently deployed may not be representative of client contracts and client demand in the future. In order to grow our business and extend our market position, we will need to place into service more ASRs, expand our service offerings, including by developing a new generation of our K5 ASR, and expand our presence nationwide. Our ability to expand the market for our products depends on a number of factors, including the cost, performance and perceived value associated with our products and services. Furthermore, the public’s perception of the use of robots to perform certain tasks traditionally reserved for humans may negatively affect demand for our products and services. Ultimately, our success will depend largely on our clients’ acceptance that security services can be performed more efficiently and cost effectively through the use of our ASRs and ancillary services.

We cannot assure you that we will effectively manage our growth.

Our employee headcount and the scope and complexity of our business have increased significantly since we were first formed, and we expect it will continue as we grow over the long term. The growth and expansion of our business and products create significant challenges for our management, operational, and financial resources, including managing multiple relationships and interactions with users, distributors, vendors, and other third parties. As the Company continues to grow, our information technology systems, internal management processes, internal controls and procedures and production processes may not be adequate to support our operations. To ensure success, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As we continue to grow, and implement more complex organizational and management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our current team’s efficiency and expertise, which could negatively affect our business performance.

Our costs may grow more quickly than our revenues, harming our business and profitability.

Providing our products is costly because of our research and development expenses, production costs, operating costs and need for employees with specialized skills. We expect our expenses to continue to increase in the future as we expand our product offerings, expand production capabilities and hire additional employees. Historically, our costs have increased each year due to these factors and the Company expects to continue to incur increasing costs, in particular for working capital to purchase inventory, marketing and product deployments as well as costs of client support in the field. Our expenses may be greater than we anticipate, which would have a negative impact on our financial position, assets and ability to invest further in the growth and expansion of the business. In addition, expansion across the country will require increased marketing, sales, promotion and other operating expenses. Further, as additional competitors enter our market, we expect an increased pressure on production costs and margins.

The loss of one or more of our key personnel, or our failure to attract and retain other highly qualified personnel in the future, could harm our business.

We currently depend on the continued services and performance of key members of its management team, in particular, our founders, William Santana Li and Stacy Dean Stephens. If we cannot call upon them or other key management personnel for any reason, our operations and development could be harmed. The Company has not yet developed a succession plan nor does it carry any key man life insurance on any members of its management team. Furthermore, as the Company grows, it will be required to hire and attract additional qualified professionals such as accounting, legal, finance, production, service and engineering experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

If we are unable to protect our intellectual property, the value of our brand and other intangible assets may be diminished and our business may be adversely affected.

The Company relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights. The Company has filed in the United States various applications for protection of certain aspects of its intellectual property, and currently holds ten patents. However, third parties may knowingly or unknowingly infringe our proprietary rights, third parties may challenge proprietary rights held by us, and pending and future trademark and patent applications may not be approved. In addition, effective intellectual property protection may not be available in every country in which we intend to operate in the future. In any or all of these cases, we may be required to expend significant time and expense in order to prevent infringement or to enforce our rights. Although we have taken measures to protect our proprietary rights, we cannot assure you that others will not offer products or concepts that are substantially similar to our products and compete with our business. In addition, we may not have the financial or human resources to devote to adequately defending our intellectual property rights. If the protection of our proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished and competitors may be able to more effectively mimic our service and methods of operations. Any of these events could have an adverse effect on our business and financial results.

We may face additional competition.

We are aware of a number of other companies that are developing physical security technology in the United States and abroad that may potentially compete with our technology and services. These or new competitors may have more resources than us or may be better capitalized, which may give them a significant advantage, for example, in offering better pricing than the Company, surviving an economic downturn or in reaching profitability. We cannot assure you that we will be able to compete successfully against existing or emerging competitors. Additionally, existing private security firms may also compete on price by lowering their operating costs, developing new business models or providing other incentives.

Our ability to operate and collect digital information on behalf of our clients is dependent on the privacy laws of jurisdictions in which our ASRs operate, as well as the corporate policies of our clients, which may limit our ability to fully deploy our technologies in various markets.

Our ASRs collect, store and may analyze certain types of personal or identifying information regarding individuals that interact with the ASRs. The regulatory framework for privacy and security issues is rapidly evolving worldwide and is likely to remain uncertain for the foreseeable future. Federal and state government bodies and agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, which in turn affect the breadth and type of features that we can offer to our clients. In addition, our clients have separate internal policies, procedures and controls regarding privacy and data security with which we may be required to comply. Because the interpretation and application of many privacy and data protection laws are uncertain, it is possible that these laws may be interpreted or applied in a manner that is inconsistent with our current data management practices or the features of our products. If so, in addition to the possibility of fines, lawsuits and other claims and penalties, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. Additionally, we may become a target of information-focused or data collection attacks and any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable privacy and data security laws, regulations, and policies, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to the businesses of our clients may limit the use and adoption of, and reduce the overall demand for, our products. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our products, particularly in certain industries and foreign countries. If we are not able to adjust to changing laws, regulations, our business may be harmed.

We have limited experience in operating our ASRs in a variety of environments and increased interactions may lead to collisions, possible liability and negative publicity.

Our ASRs operate autonomously in environments, such as shopping malls, parking lots and stadiums, that are surrounded by various moving and stationary physical obstacles and by humans and vehicles. Such environments are prone to collisions, unintended interactions and various other incidents, regardless of our technology. Therefore, there is a possibility that our ASRs may be involved in a collision with any number of such obstacles. Our ASRs contain a number of advanced sensors that are designed to effectively prevent any such incidents and are intended to stop any motion at the detection of intervening objects. Nonetheless, real-life environments, especially those in crowded areas, are unpredictable and situations may arise in which the ASRs may not perform as intended. Infrequent, but highly publicized incidents of autonomous vehicle and human interactions have focused consumer attention on the safety of such systems. We continuously test the ASRs in a number of unpredictable environments and continue to improve each model’s obstacle-sensing and crash-prevention technology. Furthermore, the maximum speed of the ASRs typically does not exceed 3 mph, which is not different from normal human walking pace and is unlikely to lead to any significant damage. However, we cannot assure you that a collision, with property or with humans, will not occur, which could damage the ASR, or lead to personal injury or property damage and may subject us to lawsuits. Moreover, any such incident, even without damage, may lead to adverse publicity for us. Such lawsuits or adverse publicity would negatively affect our brand and harm our business, prospects, financial condition and operating results.

Our failure to implement and maintain effective internal control over financial reporting may result in material misstatements in our consolidated financial statements, which could in the future require us to restate our consolidated financial statements, cause investors to lose confidence in our reported financial information and could have an adverse effect on our ability to fundraise.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2021, we and our independent registered public accounting firm identified a material weakness in our internal control over financial reporting related to certain corporate finance and accounting oversight functions, specifically related to the need for technical accounting and SEC expertise with respect to accounting for the preferred stock warrant liability, convertible notes and other equity accounting items. The material weakness was largely due to a lack of sufficient accounting and finance resources throughout 2021. Management implemented remediation steps to address the material weakness by hiring a full-time, in-house accounting team, including a chief financial officer with U.S. GAAP and SEC reporting expertise, and augmenting its internal and external accounting team with additional technical accounting professionals. As of December 31, 2022, the Company’s management believes the identified material weakness has been remediated. Material weaknesses in our internal control over financial reporting may be identified in the future. Any failure to maintain existing or implement required new or improved controls, or any difficulties we encounter in their implementation, could result in additional material weaknesses, cause us to fail to meet our periodic reporting obligations or result in material misstatements in our consolidated financial statements. If a material weakness were to exist, it could result in errors in our consolidated financial statements that could result in a restatement of consolidated financial statements and cause us to fail to meet our reporting obligations. If we are unable to effectively remediate material weaknesses in a timely manner, investors could lose confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our ability to sell our securities and to conduct future fundraising.

The private security industry is undergoing structural changes in technology and services.

The private security industry is undergoing structural changes, consolidation, changing client needs, evolving industry standards and introduction of new products and services. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in such industries. If we do not address these risks successfully, our business will be harmed. Our ability to gain market share depends upon our ability to satisfy client requirements, enhance existing products and develop and introduce new products. Further, we expect the intensity of competition to increase in the future. Increased competitiveness may result in reductions in the prices of our products and services, lower-than-expected gross margins or loss of market share, any of which would harm our business.

The Company may fail in its efforts to secure a material amount of business from the U.S. Federal Government.

The Company continues to be dedicated to achieving an Authority-to-Operate (“ATO”) from the “FedRamp”. The federal government adopted the Cloud First Policy, which requires all cloud service providers that hold federal data to be FedRamp certified. FedRamp compliance will enable federal agencies to do business with Knightscope. The Company may not achieve ATO during 2023, may never achieve an ATO, or, if achieved, may never garner new business contracts from the effort.

The COVID-19 pandemic has had an adverse impact, and may have a future material adverse impact, on our business, operations, liquidity, financial condition, and results of operations.

Since 2020, the COVID-19 pandemic led to disruptions and volatility in the global capital markets, which has increased our cost of capital and adversely affected our ability to access the capital markets. In addition, the COVID-19 pandemic has, among other things, caused global macroeconomic uncertainty, disrupted customer spending and supply chains, and contributed to various global shipping delays. Global supply chain disruptions during the year ended December 31, 2022 negatively impacted our business and could continue to do so in 2023 and beyond, which could have a material adverse effect on the business, financial condition, and results of operations.

The Company is dependent on the global supply chain and has experienced supply chain constraints, as well as increased costs on components and shipping resulting from the COVID-19 pandemic and the continuing conflict in Ukraine.

The Company experienced supply chain constraints resulting from the COVID-19 pandemic, which slowed down production and negatively impacted the timing of deploying ASRs to our clients. In addition, we experienced and continue to experience supply chain delays as a result of the impact of the conflict in the Ukraine. These supply constraints include, but are not limited to, semiconductor shortages as well as shortages of certain commodities. Extended lead times on certain parts as well as a lack of immediate availability may delay our ability to deploy ASRs, and consequently, may delay our ability to recognize revenue. In addition, the Company has also faced increased costs of components and freight resulting from COVID-19. Further, current or future governmental policies may increase the risk of inflation, which could further increase the costs of raw materials and components for our business. Similarly, if costs of goods continue to increase, our suppliers may seek price increases from us. If we are unable to mitigate the impact of supply chain constraints and inflationary pressure through price increases or other measures, our results of operations and financial condition could be negatively impacted. Even if we are able to raise the prices of our products, consumers might react negatively to such price increases, which could have a material adverse effect on, among other things, our brand, reputation, and sales. If our competitors substantially lower their prices, we may lose customers and mark down prices. Our profitability may be impacted by lower prices, which may negatively impact gross margins. Even though we are working to alleviate supply chain constraints through various measures, we are unable to predict the impact of these constraints on the timing of revenue and operating costs of our business in the near future. Raw material supply shortages and supply chain constraints, including cost inflation, have impacted and could continue to negatively impact our ability to meet increased demand, which in turn could impact our net sales revenues and market share. The increased cost of components and freight as well as ongoing delays in receiving raw materials and components for production are likely to have an impact on sales and profitability in 2023 and beyond.

Risks related to the Bonds and the Offering

The Bonds will not be secured and will be subordinated to any future senior indebtedness.

The Bonds are unsecured obligations of the Company and will be junior to any future senior debt incurred by the Company. As of the date of this Offering Circular, the Company does not have any other indebtedness. If in the future the Company incurs senior and/or secured indebtedness, we will be obligated to satisfy those obligations prior to satisfying any payment obligations of the Bonds. If we are unable to pay off the amounts due under any such senior or secured indebtedness, then we will likely be unable to satisfy our payment obligations under the Bonds until such amounts are paid.

Under the terms of the Indenture, no payments may be made on the Bonds at any time when a default is continuing with respect to the any senior indebtedness. In the event of the Company’s bankruptcy, liquidation, reorganization or other winding up, a lender under any senior indebtedness, will be entitled to receive payment in full of all amounts due (or to become due) in respect of all debt outstanding under such senior indebtedness before the Bondholders are entitled to receive any payments. In addition, to the extent the Company pledges any of its assets under any future indebtedness, the Company’s assets that secure such indebtedness will be available to pay obligations on the Bonds only after the secured debt has been repaid in full from those assets. In such instances, there may not be sufficient assets remaining to pay amounts due on any or all of the Bonds then outstanding.

We may engage in a variety of transactions that may impair our ability to pay interest and principal on the Bonds.

The Indenture governing the Bonds will contain covenants that will limit us from making any fundamental changes including any merger, consolidation, winding up or liquidation. However, if we violate this covenant or engage in any of transactions limited by the covenants pursuant to a waiver to the Indenture, it could have an adverse impact on Bondholders. In addition, other than the limited covenants contained in the Indenture discussed in this Offering Circular, we are not subject to additional restrictions on our activities. We may engage in activities, such as issuing additional debt that may rank senior or pari passu with the Bonds, that may hinder our ability to pay our bond service obligations.

The Trustee may not be able to exercise its remedies under the Indenture upon an event of default thereunder without the consent of holders of any senior indebtedness of the Company.

The Indenture requires a standstill period whereby the Trustee, whether on its own or upon the request of the requisite number of Bondholders, must obtain the consent of holders of any senior indebtedness of the Company to pursue any remedies against the Company within 180 days of an occurrence of an Event of Default (as defined in the Indenture). As a result, the Trustee, on behalf of the Bondholders, may not be able to exercise its right to seek any remedies upon an Event of Default which may result in the Bondholders incurring losses that may have otherwise been avoided.

An event of default under any senior indebtedness would likely impair the Company’s ability to make payments of principal and interest on the Bonds.

Pursuant to the terms of the Indenture, the Company is not permitted to make any payments to the Bondholders, including any payments of principal or interest under the Bonds, for so long as any event of default remains uncured or outstanding under any senior indebtedness. As a result, the Bondholders may not receive the payments they expect, or at all, upon an event of default under senior indebtedness. In addition, following the cure of any such event of default or a successful remedy of such event of default by the holder of senior indebtedness, the Company may not have the funds, or otherwise have the means, to make any payments due to the Bondholders at such time.

Some significant restructuring transactions that may adversely affect Bondholders may not constitute a Change of Control/Repurchase Event under the Indenture, in which case we would not be obligated to offer to repurchase the Bonds.

Some restructuring transactions that result in a change in control may not qualify as a Repurchase Event under the Indenture; therefore, Bondholders will not have the right to repurchase their Bonds, even though the Company is under new management. These transactions are limited to those which cause a non-affiliate of the Company to gain voting control. Upon the occurrence of a transaction which results in a change in control of the Company, Bondholders will have no voting rights with respect to such a transaction. In the event of any such transaction, Bondholders would not have the right to require us to repurchase their Bonds,

Our trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request, order or direction of any of the Bondholders, pursuant to the provisions of the Indenture, unless such Bondholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred therein or thereby.

The Indenture governing the Bonds provides that in case an event of default occurs and not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Bondholder, unless the Bondholder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

There is no established trading market for the Bonds and we do not expect one to develop. Therefore, Bondholders may not be able to resell them for the price that they paid or sell them at all.

Prior to this offering, there was no active market for the Bonds and we do not expect one to develop. We do not have any present intention to apply for a quotation for the Bonds on an alternative trading system or over the counter market and even if we obtain that quotation in the future, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. Further, the Bonds will not be quoted on an alternative trading system or over the counter market until after the termination of this offering, if at all. Therefore, investors will be required to wait until at least after the final termination date of this offering for such quotation. The initial public offering price for the Bonds has been determined by us. You may not be able to sell the Bonds you purchase at or above the initial offering price or sell them at all.

Alternative trading systems and over the counter markets, as with other public markets, may from time to time experience significant price and volume fluctuations. As a result, if the Bonds are listed on such a trading system, the market price of the Bonds may be similarly volatile, and Bondholders may from time to time experience a decrease in the value of their Bonds, including decreases unrelated to our operating performance or prospects. The price of the Bonds could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this Offering Circular. No assurance can be given that the market price of the Bonds will not fluctuate or decline significantly in the future or that Bondholders will be able to sell their Bonds when desired on favorable terms, or at all. Further, the sale of the Bonds may have adverse federal income tax consequences.

We may redeem all or any part of the Bonds that have been issued before their maturity, and you may be unable to reinvest the proceeds at either the same or a higher rate of return.

We may redeem all or any part of the outstanding Bonds prior to maturity. See “Securities Being Offered - Optional Redemption” for more information. If redeemed, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the Bonds.

The Company is dependent on the proceeds of this offering, and may need to seek additional funds if the full offering amount is not raised.

We are dependent on the proceeds of this offering to maintain our operations and support our business growth. The Company has projected operating losses and negative cash flows for the next several months. We believe that the proceeds of a fully-subscribed offering, together with our cash and cash equivalent balances, cash generated through our At The Market Equity facility and agreement with Dimension Funding (as defined below), and borrowings will be adequate to meet our liquidity needs and capital expenditure requirements for at least the next 12 months. If the maximum offering amount is not raised, we may require additional funds to maintain our operations and respond to business challenges and opportunities, including the need to develop new products or enhance our existing products, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in subsequent equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our existing capital stock, including the Shares being sold in this offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Such financing could also require us to pledge assets as security for borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness. This could require us to modify our business plan, for example, by delaying the expansion of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

We may not be able to comply with all applicable listing requirements or standards of The Nasdaq Global Market, and Nasdaq could delist our Class A Common Stock.

Our Class A Common Stock is listed on The Nasdaq Global Market under the symbol “KSCP.” In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements, including maintaining a minimum bid price and a minimum market value. The inability to comply with applicable listing requirements or standards of The Nasdaq Stock Market LLC (“Nasdaq”) could result in the delisting of our Class A Common Stock, which could have a material adverse effect on our financial condition and could cause the value of our Class A Common Stock to decline.

On March 29, 2023, the Company received written notice from Nasdaq indicating that the Company is no longer in compliance with the minimum Market Value of Listed Securities (“MVLS”) of $50,000,000 required for continued listing on The Nasdaq Global Market (the “MVLS Requirement”). In accordance with Nasdaq rules, the Company has a period of 180 calendar days, or until September 25, 2023 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If, at any time before the Compliance Date, the market value of the Company’s listed securities closes at $50,000,000 or more for a minimum of 10 consecutive business days, the Staff will provide written notification to the Company that it has regained compliance with the MVLS Requirement. If the Company does not regain compliance with the MVLS Requirement by the Compliance Date, the Company will receive written notification that its securities are subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel. There can be no assurance that such appeal would be successful and Nasdaq would grant the Company’s request for continued listing. If the Company does not regain compliance with the MVLS Requirement by the Compliance Date, the Company may also be able to transfer the listing of its Class A Common Stock to the Nasdaq Capital Market, provided that the Company then meets the applicable requirements for continued listing on the Nasdaq Capital Market. Nasdaq determined that for 10 consecutive business days from July 7, 2023 to July 20, 2023, the Company’s market value of listed securities was $50,000,000 or greater. On July 21, 2023, Nasdaq notified the Company that the Company has regained compliance with the MVLS Requirement, and the matter is now closed.

On May 11, 2023, we received further notice from Nasdaq that we are not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of our Class A Common Stock had been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we have 180 calendar days, or until November 7, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of our Class A Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 7, 2023, we may be eligible for an additional 180-calendar day compliance period if we elect to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. On July 25, 2023, the Company received written notice from Nasdaq notifying the Company that since the closing bid price for its Class A Common Stock was $1.00 per share or greater for ten consecutive business days, the Company has regained compliance with the Minimum Bid Requirement, and this matter is now closed.

Furthermore, the receipt of the notices, or a future delisting of our Class A Common Stock, provides certain rights to the holders of our Convertible Notes, which could have a material adverse effect on the Company.

In the event that our Class A Common Stock is not eligible for quotation on another market or exchange, trading of our Class A Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Class A Common Stock, and the price of our Class A Common Stock could decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a major exchange, which may make it difficult for us to raise funds to pay interest and principal on the Bonds.

The Company may need to seek additional funds in the future.

The Company projects operating losses and negative cash flows for the foreseeable future. We may require additional funds to maintain our operations and respond to business challenges and opportunities, including the need to develop new products or enhance our existing products, enhance our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in subsequent equity or debt financings to secure additional funds, including in order to pay principal and interest on the Bonds. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Such financing could also require us to pledge assets as security for borrowings. If we were to leverage our business by incurring significant debt, we may be required to devote a substantial portion of our cash flow to service that indebtedness and could impact our ability to pay interest and principal on the Bonds. This could require us to modify our business plan, for example, by delaying the expansion of our business. If we are unable to obtain adequate financing or financing on terms satisfactory to us, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its platforms, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

Because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accounting firm as to our internal control over financial reporting for the foreseeable future.

Our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the latter part of the year following our first annual report required to be filed with the SEC or the date we are no longer an “emerging growth company” as defined in the JOBS Act. Accordingly, you may not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accounting firm for the foreseeable future.

We have incurred and will continue to incur increased costs as a result of operating as a listed public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a listed public company, and particularly in the future when we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we have not incurred in the past. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors. We cannot predict or estimate the amount of additional costs we will incur as a listed public company or the timing of such costs.

We may be unable to successfully integrate the businesses and personnel of acquired companies and businesses, and may not realize the anticipated synergies and benefits of such acquisitions.

From time to time, we may complete acquisitions of companies and certain businesses of companies, and we may not realize the expected benefits from such acquisitions because of integration difficulties or other challenges. For example, in October 2022, we completed the CASE Acquisition.

The success of any acquisition will depend, in part, on our ability to realize all or some of the anticipated synergies and other benefits from integrating the acquired businesses with our existing business. The integration process may be complex, costly and time-consuming. The potential difficulties we may face in integrating the operations of our acquisitions include, among others:

●	Failure to implement our business plan for the combined businesses;
●	Unexpected losses of key employees, customers or suppliers of acquired companies and businesses;
●	Unanticipated issues in conforming our acquired companies’ and businesses’ standards, processes, procedures and internal controls with our operations;
●	Coordinating new product and process development;

●	Increasing the scope, geographic diversity and complexity of our operations;
●	Diversion of management’s attention from other business concerns;
●	Adverse effects on our or acquired companies’ and businesses’ existing business relationships;
●	Unanticipated changes in applicable laws and regulations;
●	Unanticipated expenses and liabilities; and
●	Other difficulties in the assimilation of acquired companies and businesses operations, technologies, products and systems.

We may not be able to maintain or increase the levels of revenue, earnings or operating efficiency that any acquired company and business and us had historically achieved or might achieve separately. In addition, we may not accomplish the integration of any acquired company and business smoothly, successfully or within the anticipated costs or timeframe. If we experience difficulties with the integration process or if the business of any acquired company or business deteriorates, the anticipated cost savings, growth opportunities and other synergies of any acquired company and business may not be realized fully or at all, or may take longer to realize than expected. If any of the above risks occur, our business, financial condition, results of operations and cash flows may be materially and adversely impacted.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving the company without adequate capital to pursue its business plan or even to cover the expenses of this offering.

The Company may apply the proceeds of this offering to uses that differ from what is currently contemplated and with which you may disagree.

We will have broad discretion as to how to spend the proceeds from this offering and may spend these proceeds in ways in which you may not agree. We currently intend to use the proceeds of this offering to fund further expansion and for other working capital and general corporate purposes. While we expect to use the proceeds of this offering as described in this memorandum, we may use our remaining cash for other purposes. We cannot assure that any investment of the proceeds will yield a favorable return, or any return at all.

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Delaware, regardless of convenience or cost to you, the investor.

In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us.   Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreements, by a federal or state court in the State of Delaware. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the company under any of the agreements, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the relevant jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement

Using a credit card to purchase Bonds may lower your effective interest rate or otherwise impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Certain investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the Bonds you buy. See “Plan of Distribution.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, the failure to make credit card payments (e.g., minimum monthly payments), will damage your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your overall investment in the Bonds.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment in the offering.

USE OF PROCEEDS

The net proceeds of a fully subscribed $10,000,000 offering, after estimated total offering expenses and commissions will be approximately $9,095,000. Knightscope plans to use these proceeds as follows:

New Technology Development	$1,345,000
New Machines-in-Network	$7,250,000
General Corporate and Business Purposes (“SG&A”)	$500,000
Offering Expenses and Commissions	$905,000
TOTAL	$10,000,000

•	Approximately $1,345,000 of the net proceeds will be used for new technology development, to fund additional product development of new versions of the ASRs, technological upgrades, systems and process improvements.

•	Approximately $7,250,000 of the net proceeds will be used to fund the manufacture of additional K1, K3, and K5 ASRs and related investments in SG&A to support the expansion nationwide. The total includes additional expenses related to technological upgrades, system improvements, infrastructure and production.

•	Approximately $500,000 of the net proceeds will be used for SG&A, a portion of which may be used to pay employee and executive compensation.

If the offering size were to be at 75% of our target proceeds, at $7,500,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $6,787,500. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

If the offering size were to be at 50% of our target proceeds, at $5,000,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $4,450,000. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

If the offering size were to be at 25% of our target proceeds, at $2,500,000 in the aggregate, then we estimate that the net proceeds to the Company would be approximately $2,112,500. In such an event, Knightscope would adjust its use of proceeds by limiting the speed of growth, delaying or canceling key initiatives and maintaining a smaller number of employees.

Because the offering is a “best efforts” offering without a required minimum offering amount, we may close the offering without sufficient funds for all the intended purposes set out above. There is no arrangement to return funds to subscribers if all of the securities offered are not sold.

The Company reserves the right to change the above use of proceeds without notice if management believes it is in the best interests of the Company.

THE COMPANY’S BUSINESS

Overview

Knightscope is an advanced public safety technology company that builds fully autonomous security robots and Blue Light emergency communication systems. Our technologies are Made in the USA and allow public safety professionals to more effectively deter, intervene, capture, and prosecute criminals. Our mission is to make the United States of America the safest country in the world by helping protect the people, places, and things where we live, work, study and visit.

To support this mission, we design, develop, manufacture, market, deploy, and support Autonomous Security Robots (“ASRs”), autonomous charging stations, the proprietary Knightscope Security Operations Center (“KSOC”) software user interface, Blue Light emergency communication devices, and our newly released Knightscope Emergency Management System (“KEMS”) platform.

We are a Delaware corporation, founded in April 2013. Our headquarters is located in Silicon Valley at 1070 Terra Bella Ave, Mountain View, CA 94043 and our telephone number is (650) 679-7626.

Strategy

The Knightscope management team intends to continue its focus on organic growth as well as add to its core solutions portfolio through future, opportunistic acquisitions based on a target’s revenue, free cash flow, technology, talent, and facilities.

On October 14, 2022, we completed the acquisition (the “CASE Acquisition”) of CASE Emergency Systems (“CASE”). CASE is a leader in blue light emergency phones and an innovator in next generation wireless emergency communications technology, providing Knightscope with a strategic entry into a nationwide market. The transaction provides a significant increase in infrastructure that is readily available for use in supporting the core business and brand strength to Knightscope with over 7,000 devices currently deployed across the United States, 9 production and logistics facilities spread throughout California, Texas and New York, and a seasoned team located across 4 states.

With a US installed base of over 7,000 devices, the CASE acquisition is positioned to enhance to Knightscope’s ASR sales strategy by providing direct access to,  numerous CASE clients, including major airports, top law enforcement agencies, universities, municipalities, rail, healthcare, parks, and the U.S. Federal Government. This direct client access will compliment and strengthen Knightscope’s growing autonomous security robot business with a comprehensive product portfolio and broadened physical footprint.

Our core technologies are suitable for most environments that require security patrol coverage and designed to be force multipliers that offer security teams improved situational awareness. ASRs conduct real-time on-site data collection and analysis in both indoor and outdoor spaces delivering alerts to security professionals through the KSOC. The KSOC enables clients with appropriate credentials and user permissions to access the data for investigative and evidence collection purposes.

Our Blue Light emergency communication devices consist of emergency Blue Light towers, Blue Light emergency phones (“E-Phone”), fully integrated, solar-powered cellular emergency phone towers, and emergency call box systems (“Call Box”). Tower devices are tall, highly visible and recognizable apparatuses that provide emergency communications using cellular and satellite communications with solar power for additional safety in remote locations. E-Phones and Call Boxes offer a smaller, yet still highly visible, footprint than the stationary security towers, but with the same reliable communication capabilities.

We sell our ASR and stationary multi-purpose security solutions under an annual subscription, Machine-as-a-Service (“Maas”) business model, which includes the ASR rental as well as maintenance, service, support, data transfer, KSOC access, charging stations, and unlimited software, firmware and select hardware upgrades.

Our stationary Blue Light Towers, E-Phones, and Call Boxes are sold as point-of-sale modular systems, including Knightscope’s exclusive, self-diagnostic, alarm monitoring system firmware that provides system owners daily email reports on the operational status of their system, a one-year parts warranty, and optional installation services. In 2023, the Company announced the release of the KEMS platform. The cloud-based application monitors the system wide state-of-health, alerts users concerning operational issues, provides technicians real-time error detection/diagnostics, and collects/reports system performance statistics. Modular upgrades are available for the Blue Light Towers, such as public announcement speaker systems. Knightscope also offers an extended warranty on this series of stationary security towers.

Our current strategy for all products and services is to focus solely on United States sales and deployments for the foreseeable future before considering global expansion.

Industry background

In the United States, there are more than 8,000 private security firms and over 19,000 law enforcement agencies – a fragmented marketplace relying primarily on human beings for monitoring and patrol activities. We believe that our products offer a better economic proposition for our clients relative to a human guard or a mobile vehicle patrol unit operating 24/7, enabling the estimated 2.5 million law enforcement and security professionals to focus on strategic decision-making and enforcement.

Products

ASRs, Blue Light Towers, and Call Boxes

The K3 ASR and K5 ASR are designed to roam a geo-fenced area autonomously by utilizing numerous sensors and lasers, either on a random basis or based on a particular patrolling algorithm. They can successfully navigate around people, vehicles and objects in dynamic indoor or outdoor environments. To do this, the ASRs employ several autonomous motion and self-driving technologies, including lasers, ultrasonic sensors, inertial measurement unit (“IMU”), and wheel encoders integrated into a navigation software stack enabling autonomy. Each ASR can generate 1 to 2 terabytes of data per week and over 90 terabytes of data per year, which is accessible for review and analysis via the KSOC. Clients can recall, review, and save the data for analysis, forensic or archival purposes. Each ASR can autonomously charge and recharge on a 24-hour basis, 7 days per week without human intervention. Clients may also utilize the patrol scheduler feature on the KSOC to schedule periodic or regular patrols during certain times for alternative patrol routes.

The approximate dimensions of the K5 are as follows: Height: 5 feet, Width: 3 feet, Weight: 398 pounds.

The K5 is designed to be used primarily outdoors in such environments as open air malls, corporate campuses, hospitals, stadiums, retailers, warehouses, logistics facilities, college campuses, airports, train stations and multi-level parking structures. The K5’s advanced anomaly detection features include:

●	360-degree high-definition night and day video capture positioned at eye-level;
●	Live streaming and recorded high-definition video capabilities;
●	Automatic license plate recognition;
●	Parking meter feature, which assesses the top 10 vehicles and their “dwell time” in a particular location. If a vehicle is parked for more than 24 hours in the same location, a user can receive an alert or have the data flagged. The parking meter feature can also track the top 10 stationary vehicles in an area and accurate parking meter readout for each such vehicle;
●	People detection, which can alert a user in real-time of people detected on their premises, together with 360-degree recorded high-definition video. A user can use the timestamp of the recording to search through other data detected to assess and better understand other conditions in the area patrolled by the ASR;
●	Thermal imaging, which allows for triggered alerts based on temperature. For example, assisting with alerts regarding increased risks of fires;
●	Two-way communication feature may be utilized for both public announcements and avoidance of human physical confrontations with dangerous individuals; and
●	Signal detection can be utilized as a rogue router detector for sensitive locations such as a data center.

The approximate dimensions of the K3 are as follows: Height: 4 feet, Width: 2 feet, Weight: 340 pounds.

The K3 is tailored for indoor usage, allowing it to autonomously navigate complex dynamic indoor environments such as an indoor mall, office building, manufacturing facility, hospital, stadium plaza, warehouse or school. It has the same suite of advanced anomaly detection capabilities as the K5, but the parking utilization, parking meter and license plate recognition features are turned off.

The ASRs include several communications features. The units can transfer data over both 4G LTE networks and Private LTE as well as future 5G capabilities. Each one has an available intercom that may be used for two-way communication with a security team. In addition, one or multiple units may be used as a live broadcast public address system or to deliver pre-recorded messages based on time, location, detection or randomly.

The ASRs run on rechargeable batteries. They are configured to patrol autonomously for approximately two to three hours, following which, without human intervention, the ASRs find and dock to a charging station, recharging for approximately 20 minutes or more before resuming patrol. The ASRs remain operational during the charging period, providing 24/7 uptime to clients.

The K1 Tower carries all the relevant features from the K3 and K5 but in a large stationary format. The K1 can be used indoors or outdoors and especially at ingress/egress points for both people and vehicles.

The approximate dimensions of the K1 are: Height: 6 feet, Width: 3 feet, Weight: 150 pounds.

The new K1 Hemisphere, soon to be commercially released, with its smaller profile, is a stationary unit designed for both indoor and outdoor use. The K1 Hemisphere provides up to 210 degree eye-level HD Recording, can be wall or pole mounted, and includes several features from the K3 and K5.

The dimensions of the K1 Hemisphere are: Diameter: 24 inches, Depth: 10 inches, Weight: 30 pounds.

The K1 Blue Light Tower emergency phone is for outdoor use and delivers completely wireless emergency phone operation, 24/7/365, even in harsh weather conditions with voice connectivity, broadcast warning capability, a flashing strobe, and night area illumination to assist responders in locating callers.

The approximate dimensions of the K1 Blue Light Tower are: Height: 12 feet, Width: less than one foot, Weight: 208 pounds.

The K1 Blue Light E-Phone is a compact, full-featured emergency calling solution for indoor and outdoor use. It is ideally suited for areas with limited space and offers one-touch connectivity and a high-visibility blue strobe in places tower designs may not fit. The E-Phone enhances public safety by providing robust, reliable, and clear voice-to-voice communication over a cellular network.

The dimensions of the K1 Blue Light E-Phone are: Height: 31.5 inches, Width: 10.5 inches, Weight: 52 pounds.

The K1 Call Box is our smallest emergency call box system, delivering one-touch connection with a simple housing and interface. Call Boxes are typically mounted to a pole for outdoor use, and can be outfitted with solar charging capabilities. Like all Knightscope emergency communications products, it can provide a completely wireless solution for emergency phone calls, or it can be adapted to work with existing nearby wiring. Designed to work with hands-free ease, a handset, and TTY pad are additional options available on this device.

The dimensions of the K1 Call Box are: Height: 19.6 inches, Width: 15.3 inches, Weight: 47.4 pounds.

KSOC

The KSOC is our intuitive, browser-based interface that, coupled with ASRs, provides security professionals with “smart mobile eyes and ears and voice – on the ground”. Once alerted of an abnormal event, such as a person spotted during a specific time in a particular location, authorized users can view the live stream of data in the KSOC from each of the ASRs in the user’s network, accessing it from a security operations center or a remote laptop.

Products in Development

The Company is in the process of developing the 5th generation of the K5, which is in process of being released, as well as the 1st generation K1 Hemisphere. In addition, the K7 multi-terrain ASR is under concept development. The K7 is expected to have the same features as the K5, but to employ four wheels for use on more rugged outdoor terrain such as dirt, sand, and gravel. We expect that the K7 could be utilized at airfields, power utilities, borders, solar farms, wind farms or oil or gas fields. While this technology builds on a great deal of our technology stack, we anticipate that its development will require significant additional time before it can be launched into full-scale production.

KNOC

The Company has built a custom set of tools that enables it to manage and monitor the network of ASRs operating in the field nationwide, which it refers to as the Knightscope Network Operations Center (“KNOC”). These tools allow our team to monitor the health of the ASRs down to the millisecond, with dozens of alerts related to critical indicators and statistics, including charging, software, navigation and temperatures. We also use the KNOC to execute over-the-air software upgrades, patches and other related items. The KNOC is staffed 24/7 by the Company in the U.S.

Additionally, the Company offers “Knightscope+” remote monitoring as an optional service that can be bundled into its MaaS subscriptions, primarily for clients that operate without a fully staffed 24/7 Security Operations Center (“SOC”).

Knightscope+

Knightscope+ is a virtual monitoring and response solution providing an alternative for client sites that do not have the resources to receive and respond to alerts generated by Knightscope’s ASRs. The service enables a full service solution for ASR clients, including but not limited to, alerts, broadcast messaging, and two-way communications. Knightscope+ operators have extensive training and experience related to surveillance and remote monitoring for greater situational awareness.

Clients

Knightscope’s products are designed to supplement the work of law enforcement and security professionals and are suitable for most environments that require patrol coverage. In the United States, there are more than 8,000 private security firms and over 19,000 law enforcement agencies – a fragmented marketplace that we believe offers numerous opportunities for disruption.

Knightscope’s ASRs, Blue Light Towers, and Call Boxes provide our clients with the ability to augment their existing security infrastructure, enabling human security resources to be more strategic in their approach to security. Our ASRs, Blue Light Tower and Call Box solutions have been deployed across a broad range of clients, including but not limited to casinos, corporations, law enforcement, county agencies, universities, and property management companies. In addition, Knightscope continues to partner with strategic resellers for our ASRs, Blue Light Towers, and Call Boxes, such as large security companies and value-added resellers offering safety equipment looking to augment the security solutions offered to their customers with advanced technology.

Sales and Marketing

The Company has been able to successfully sell new contracts through virtual private demonstrations and has embarked on an innovative “Robot Roadshow” beginning in the fourth quarter of 2021 and has now completed over 75 Pod landings across the country. The initiative entails a cross country tour of a physical “Pod” housing numerous ASRs providing a one-on-one hybrid offline/online selling technique with in-person robots and telepresence sales staff. Furthermore, we continue to be dedicated to achieving an Authority-to-Operate (“ATO”) from the Federal Risk and Authorization Management Program (“FedRamp”), targeted during 2023. The federal government adopted the Cloud First Policy, which requires all cloud service providers that hold federal data to be FedRamp certified. FedRamp compliance will enable federal agencies to do business with Knightscope.

We regularly advertise in the media through various online and offline channels.

Research and Development

Our research and development efforts focus primarily on the development of robust base technology as well as scaling efforts. In addition, we will continue to enhance our ASRs’, Blue Light Towers’, and Call Boxes’ capabilities and features, and the functionality of the KSOC software platform for use with the ASRs. In 2021, we commenced the FedRamp certification process, which is expected to continue throughout 2023 and will require ongoing support thereafter for the foreseeable future.

Intellectual Property

The Company holds ten patents collectively covering its ASRs, the security data analysis and display features of the KSOC and its parking monitor feature. The Company also has pending patent applications relating to its ASRs, KSOC, parking monitor feature, behavioral autonomous technology and the ASRs’ behavioral autonomous technology relating to visible weapon detection. The Company owns a trademark registration for its name “Knightscope” in the U.S. On August 10, 2021, the Company filed two trademark applications (Serial Numbers: 90875695 for LONG KNIGHTSCOPE. SHORT THE CRIMINALS and 90875697 for $KSCP). The Company relies and expects to continue to rely on a combination of confidentiality agreements with its employees, consultants, and third parties with whom it has relationships, as well as trademark, copyright, patent, trade secret, and domain name protection laws, to protect its proprietary rights.

Manufacturing and Suppliers

Knightscope assembles its ASRs at its Mountain View, California headquarters and Blue Light Towers and Call Boxes in Downey and Irvine, California from components manufactured by more than 100 suppliers. The Company’s top three suppliers, measured by spending, are Fast Radius, based in Illinois, E and M Electric and Machinery Inc., based in Healdsburg, California, and Quigley’s Auto Body, based in Lake Forest, California. The Company is not highly dependent on any one supplier and believes it can source components from other suppliers and has done so when necessary. Current lead times for certain components and systems are consistent with pre-pandemic lead times for a portion of the bill-of-material but for a variety of varying items, supply chain issues continue. With the onset of supply chain constraints, the Company has experienced significant delays on a few key components and increased requirements to pre-pay for certain raw material or larger minimum order requirements by suppliers. The Company has taken certain countermeasures including, but not limited to, adjusting production schedules, renegotiating supply agreements, re-designing systems, using multiple worldwide brokers, and purchasing larger quantities of key parts in advance. Despite our efforts to minimize the impact of supply chain limitations on our operations during 2022, we expect to continue to experience some delays in our ability to build and deploy ASRs, Blue Light Towers, and Call Boxes to our clients during 2023 due to global supply chain constraints, including, but not limited to, the impact of the continuing conflict in the Ukraine.

In order optimize our ability to serve our clients, we have partnered with one of our strategic investors, Konica Minolta, Inc., among others, to train their technicians to service, maintain and support our machines-in-network and assist us with our nationwide scaling efforts. As our fleet of deployed ASRs grows, the Company has engaged additional third-party service providers with broad geographic footprints to support our clients. K1 Blue Light E-Phone Towers and Emergency Call Boxes are serviced by our in-house team of service technicians or by our value added resellers of those product lines.

Competition

At the moment, we are not aware of any direct competitors for our ASR products in the advanced physical security technology space that have viable commercial products in the United States, addressing both outdoor and indoor applications, at the same scale as Knightscope. It is a common misconception among some people outside of the security industry that we compete against closed-circuit television (CCTV) providers. They are not, in fact, competitive products because cameras do not provide a physical presence, are typically used for forensics after an event, and do not offer a client the plethora of capabilities available in an ASR/KSOC combination.

We believe that having these two types of systems working together provide a more holistic approach to promoting safety and reducing crime. While traditional human guards provide a closer comparator or competitor in some cases, we believe that utilizing our “Software, Hardware, Humans” approach is much more effective.

We are aware of a start-up, SMP Robotics Services Corp. (“SMP”), which produces an outdoor autonomous security platform that it markets through third-party distributors which has primarily been focused on international markets but appears to be attempting re-entry to the U.S. market. We had previously listed Gamma 2 Robotics and SHARP Electronics as potential competitors in this space. However, according to industry sources, we understand that both Gamma 2 Robotics and SHARP Electronics have ceased operations in the security robot space after failed attempts to enter the market. Cobalt Robotics, a company exclusively focused on indoor applications, may be considered a partial competitor. Additionally, Turing AI has recently begun offering an indoor-only robot and Robotic Assistance Devices, a subsidiary of Artificial Intelligence Technology Solutions, while beginning autonomous robot offerings, has continued to grow its stationary fixed device offerings, similar to other fixed solutions, such as those offered by Verkada.

We compete indirectly with private physical security firms that provide clients with security personnel and other security services. Our ASRs offer clients a significant cost reduction relative to the cost of human security guards. In addition, ASRs offer significantly more capabilities, such as license plate detection, data gathering, thermal imaging and people detection that are delivered consistently, on a 24-hour, 7 day per week basis, without regular human intervention. In certain cases, our technology complements and improves the operations of traditional security firms.

Competitors for our K1 Blue Light E-Phones and Emergency Call Boxes include Code Blue Corporation, Talk-a-Phone, GaiTronics (Hubbell), and Rath. To differentiate its towers and call boxes from the competition, Knightscope has focused on providing its clients with standalone solutions that include the use of solar power, requiring that no power infrastructure be in place in order for the products to work. In addition, our E-Phones are primarily cellular, requiring no communications infrastructure. As a result, the K1 Blue Light E-Phones and Emergency Call Boxes are easy to install and maintain.

Government Regulation

Our operations are subject to numerous governmental laws and regulations, including those governing antitrust and competition, the environment, collection, recycling, treatment and disposal of covered electronic products and components.

In addition, a number of data protection laws impact, or may impact, the manner in which we collect, process and transfer personal data. U.S. laws that have been applied to protect user privacy (including laws regarding unfair and deceptive practices) may be subject to evolving interpretations or applications in light of privacy developments. Compliance with enhanced data protection laws requires additional resources and efforts, and noncompliance with personal data protection regulations could result in increased regulatory enforcement and significant monetary fines and costs.

Backlog and Seasonality

As of July 30, 2023, we had orders representing approximately $4.9 million in sales outstanding, comprised of $2.1 million related to ASR orders and $2.8 million related to orders for Blue Light emergency communication devices and Call Boxes. As of December 31, 2022 and 2021, we had orders representing approximately $4.7 million and $1.1 million in sales outstanding, respectively.

We have not experienced any significant effects relating to seasonality for our products and services.

Human Capital

As of December 31, 2022, the Company had 111 full-time employees and one part-time employee working primarily out of our combined headquarters and production facility in Mountain View, California and production facilities in Downey and Irvine, California. We are not a party to any collective bargaining agreements.

On January 6, 2023, the Company announced a cost-reduction plan intended to reduce operating costs, improve operating margins, streamline its operations and right-size its combined workforce and continue advancing the Company’s ongoing commitment to profitable growth. The cost-reduction plan included a reduction of the Company’s workforce by approximately 20%. As of August 2, 2023, the Company had 91 full-time employees and one part-time employee.

The Company believes that our future growth and success will depend in part on our ability to attract and retain highly-skilled employees. The executive management team is responsible for developing and executing the Company’s human capital strategy. The human capital strategy includes the attraction, acquisition, engagement, and development of the Company’s employees as resources allow. The CEO regularly updates the Company’s board of directors on key areas of our human capital strategy, including the following:

Diversity and Inclusion: The Company’s management team and board of directors believes in the benefits workforce diversity can provide. Innovation is critical for any technology company – and we believe that it benefits by the creative thinking that happens when people with different perspectives and backgrounds come together. We believe diverse teams can better relate to the many and varied needs of our Clients. We promote a culture where individual differences are valued which also allows us to attract the very best talent further encouraging our people to reach their full potential.

Further, we are committed to making all benefit and employment-related decisions in compliance with established equal employment opportunity statutes and without regard to religion, national origin, age, gender, race, color, ancestry, sexual orientation, disability, marital status, citizenship, pregnancy, medical condition or any other protected class status, as defined by local, state or federal laws.

We believe strongly in building a workforce that is diverse and that can build strong working relationships with our Clients. We support an inclusive culture and motivate our workforce to be themselves while at work. We are committed to providing our employees with a positive and safe work environment that is free of discrimination, harassment, and workplace violence. We encourage our employees to embrace different ideas, strengths, interests, and cultural backgrounds. Professional development and inclusion are important to us.

Health and Safety: Health, safety, and the well-being of our employees is one of our top priorities. We strive to achieve world-class safety levels on an annual basis. Our safety culture focuses on reducing workplace injuries and is supported by effective communication and reporting of workplace injuries. To protect our employees in facilities in which our teams operate, we have employed preventative measures to ensure the health and safety of our employees. We ensure our preventative measures are in compliance with the most recent local governmental regulations and requirements. These preventative measures not only apply to our physical operations, but also to health and safety measures implemented to address the health pandemics.

Legal Proceedings

From time to time, the Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The Company is not presently a party to any litigation that it believes to be material and the Company is not aware of any pending or threatened litigation against the Company that it believes could have a material adverse effect on its business, operating results, financial condition or cash flows.

The Company’s Property

Knightscope currently leases its premises and owns no significant plant or equipment. The Company’s approximately 15,000 square foot facility in Mountain View, California serves as its headquarters, where it designs, engineers, tests, manufactures and supports all of its ASR technologies. The Company wholly owns its ASRs and typically builds in batches based on client demand, refraining where possible in stocking inventory or finished products. The Blue Light E-Phone Towers and Emergency Call Boxes are designed and assembled in the Company’s two 6,540 and 4,254 square foot facilities located in Irvine and Downey, California, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto. This discussion contains forward-looking statements. Refer to “Forward-Looking Statements” on page 4 and “Risk Factors” beginning on page 9, for a discussion of the uncertainties, risks and assumptions associated with these statements. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

A discussion of our comparison between the three and six months ended June 30, 2023 and 2022 and between the years ended December 31, 2022 and, 2021 is presented below.

Overview

Knightscope is an advanced public safety technology company that builds fully autonomous security robots and Blue Light emergency communications systems. Our technologies are Made in the USA and allow public safety professionals to more effectively deter, intervene, capture, and prosecute criminals. Our mission is to make the United States of America the safest country in the world by helping to protect the people, places, and things where we live, work, study and visit.

To support this mission, we design, develop, manufacture, market, deploy and support Autonomous Security Robots (“ASRs”), autonomous charging stations, the proprietary Knightscope Security Operations Center (“KSOC”) software user interface, Blue Light emergency communication devices, and our newly released Knightscope Emergency Management System (“KEMS”) platform.

Our core technologies are suitable for most environments that require security patrol coverage and designed to be force multipliers that offer security teams improved situational awareness. ASRs conduct real-time on-site data collection and analysis in both indoor and outdoor spaces delivering alerts to security professionals through the KSOC. The KSOC enables clients with appropriate credentials and user permissions to access the data for investigative and evidence collection purposes.

Our Blue Light emergency communication devices consist of emergency Blue Light towers, Blue Light emergency phones (“E-Phone”), fully integrated, solar-powered cellular emergency phone towers, and emergency call box systems (“Call Box”). Tower devices are tall, highly visible and recognizable apparatuses that provide emergency communications using cellular and satellite communications with solar power for additional safety in remote locations. E-Phones and Call Boxes offering a smaller, yet still highly visible, footprint than the stationary security towers, but with the same reliable communication capabilities.

We sell our ASR and stationary multi-purpose security solutions under an annual subscription, Machine-as-a-Service business model, which includes the ASR rental as well as maintenance, service, support, data transfer, KSOC access, charging stations, and unlimited software, firmware and select hardware upgrades.

Our stationary Blue Light Towers, E-Phones, and Call Boxes are sold as point-of-sale modular systems, including Knightscope’s exclusive, self-diagnostic, alarm monitoring system firmware that provides system owners daily email reports on the operational status of their system, a one-year parts warranty, and optional installation services. In 2023, the Company announced the release of the KEMS platform. The cloud-based application monitors the system wide state-of-health, alerts users concerning operational issues, provides technicians real-time error detection/diagnostics, and collects/reports system performance statistics. Modular upgrades are available for the Blue Light Towers, such as public announcement speaker systems. Knightscope also offers an extended warranty on this series of stationary security towers.

Our current strategy for all products and services is to focus solely on United States sales and deployments for the foreseeable future before considering global expansion.

Recent Developments

On October 14, 2022, the Company completed the acquisition of Case Emergency Systems (“CASE”) pursuant to an asset purchase agreement entered into on October 10, 2022 (the “CASE Acquisition”). The Company purchased and assumed substantially all the assets and certain specified liabilities of CASE’s emergency call box and communications business. The purchase price paid at the closing of the CASE Acquisition consisted of (i) $6.16 million in cash, subject to a working capital and indebtedness adjustment, less an indemnification holdback amount of $672,000 and (ii) $560,000 in the form of an unsecured, non-negotiable promissory note.

On October 10, 2022, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued and sold to the investor (i) senior secured convertible notes in an aggregate principal amount of $6.075 million (the “Notes”), at an initial conversion price of $5.00 per share of the Company’s Class A Common Stock, and (ii) warrants to purchase up to 1,138,446 shares of Class A Common Stock with an initial exercise price of $3.25 per share. On December 30, 2022, the Company and the holder of the Notes entered into an agreement and waiver, pursuant to which, among other things, the conversion price under the Note was reduced to equal the Alternate Conversion Price (as defined in the Notes) then in effect (but with 85% replacing 80% in such definition of Alternate Conversion Price, as applicable).

On January 6, 2023, following the completion of the CASE Acquisition, the Company announced a cost-reduction plan intended to reduce operating costs, improve operating margins, streamline its operations and right-size its combined workforce and continue advancing the Company’s ongoing commitment to profitable growth. The cost-reduction plan included a reduction of the Company’s workforce by approximately 20%.

In February 2023, the Company commenced an At The Market offering program with H.C. Wainwright & Co., LLC, acting as sales agent, under which we may offer and sell shares of our Class A Common Stock from time to time through the sales agent having an aggregate offering price of up to $20,000,000.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our accompanying consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that can have significant impact on the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of assets and liabilities at the date of our consolidated financial statements. For the Company, these estimates include, but are not limited to: deriving the useful lives of ASRs, determination of the cost of ASRs, assessing assets for impairment, and the valuation of convertible preferred stock warrants and stock options. Actual results could differ from those estimates. We base our estimates, assumptions and judgments on historical experience and various other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. On a regular basis, we evaluate our estimates, assumptions and judgments and make changes accordingly.

We believe the following critical accounting estimates affect our more significant judgments and estimates used in preparing our consolidated financial statements. Please see Note 1 to our consolidated financial statements, which are included in this Offering Circular. There have been no material changes made to the critical accounting estimates during the periods presented in the consolidated financial statements.

Business Combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Once the purchase accounting is finalized, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Acquired Intangible Assets

When we acquire a business, a portion of the purchase price is typically allocated to identifiable intangible assets, such as trademarks, acquired technology and customer relationships. Fair value of these assets is determined primarily using the income approach, which requires us to project future cash flows and apply an appropriate discount rate. We amortize intangible assets with finite lives over their expected useful lives. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Incorrect estimates could result in future impairment charges, and those charges could be material to our results of operations.

Inventory

Inventory, principally purchased components, is stated at the lower of cost or net realizable value. Cost is determined using an average cost, which approximates actual cost on a first-in, first-out basis. Inventory in excess of salable amounts and inventory which is considered obsolete based upon changes in existing technology is written off. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Goodwill is not subject to amortization but will be reviewed for impairment on an annual basis or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.

Autonomous Security Robots, net (“ASRs”)

ASRs consist of materials, ASRs in progress and finished ASRs. ASRs in progress and finished ASRs include materials, labor and other direct and indirect costs used in their production. Finished ASRs are valued using a discrete bill of materials, which includes an allocation of labor and direct overhead based on assembly hours. Depreciation expense on ASRs is recorded using the straight-line method over their estimated expected lives, which currently ranges from 3 to 5 years. Depreciation expense of finished ASRs included in research and development expense amounted to $66 thousand and $82 thousand, depreciation expense of finished ASRs included in sales and marketing expense amounted to $46 thousand and $71 thousand, and depreciation expense included in cost of revenue, net amounted to $1.4 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

ASRs, net, consisted of the following:

	June 30,	December 31,
	2023	2022
Raw materials	$2,580	$2,732
ASRs in progress	1,392	773
Finished ASRs	11,421	10,198
	15,393	13,703
Accumulated depreciation on Finished ASRs	(8,640)	(7,853)

ASRs, net	$6,753	$5,850

The components of the Finished ASRs, net are as follows:

	June 30,	December 31,
	2023	2022
ASRs on lease or available for lease	$10,135	$9,002
Demonstration ASRs	607	622
Research and development ASRs	194	194
Docking stations	485	380
	11,421	10,198
Less: accumulated depreciation	(8,640)	(7,853)
Finished ASRs, net	$2,781	$2,345

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company will record an impairment loss in the amount by which the carrying value exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. None of the Company’s ASRs or property and equipment was determined to be impaired during the year ended December 31, 2022 and 2021.

Convertible Preferred Warrant Liability and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s preferred stock are classified as liabilities on the consolidated balance sheets at their estimated fair value because the underlying shares of preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The preferred stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of the preferred stock warrants are recorded in the consolidated statements of operations. The Company will continue to adjust the liability associated with the preferred stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the preferred stock warrants, the completion of a sale of the Company or an underwritten initial public offering (“IPO”). Upon an IPO, the preferred stock warrants will convert into warrants to purchase common stock and any liabilities recorded for the preferred stock warrants will be reclassified to additional paid-in capital and will no longer be subject to remeasurement.

The Company issued common stock warrants in connection with the execution of a certain debt financing during the year ended December 31, 2015. These common stock warrants are not considered derivative liabilities are accounted for at fair value at the date of issuance in additional paid-in capital and were fully exercised in 2022 and none remain outstanding as of December 31, 2022. The fair value of these common stock warrants is determined using the Black-Scholes option pricing model.

On October 10, 2022, we issued common stock warrants in connection with the execution of Convertible Notes (“2022 Convertible Notes”). These warrants are recorded as derivative liabilities as it was determined they were not indeed to the Company’s stock and accounted for at fair value upon issuance. The derivative liability will be marked to market each reporting period with changes in fair value recorded in changes in fair value of warrant and derivative liability on the consolidated statements of operations.

Share-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification 718, Compensation - Stock Compensation, which requires that the estimated fair value on the date of grant be determined using the Black-Scholes option pricing model with the fair value recognized over the requisite service period of the awards, which is generally the option vesting period. The Company’s determination of the fair value of the stock-based awards on the date of grant, using the Black-Scholes option pricing model, is affected by the fair value of the Company’s common stock as well as other assumptions regarding a number of highly complex and subjective variables. These variables include but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee option exercise behaviors. Because there is insufficient historical information available to estimate the expected term of the stock-based awards, the Company adopted the simplified method of estimating the expected term of options granted by taking the average of the vesting term and the contractual term of the option. The Company recognizes forfeitures as they occur when calculating stock-based compensation for its equity awards.

Nasdaq Listing Rules Compliance

On March 29, 2023, we received notice from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that we were no longer in compliance with the minimum market value of listed securities of $50,000,000 required for continued listing on The Nasdaq Global Market (the “MVLS Requirement”). In accordance with Nasdaq Listing Rules, we have a period of 180 calendar days, or until September 25, 2023, to regain compliance with the MVLS Requirement. If, at any time before September 25, 2023, the market value of our listed securities closes at $50,000,000 or more for a minimum of ten consecutive business days, Nasdaq will provide written notification that we have regained compliance with the MVLS Requirement. Nasdaq has determined that for 10 consecutive business days from July 7, 2023 to July 20, 2023, the Company’s market value of listed securities was $50,000,000 or greater. On July 21, 2023, Nasdaq notified the Company that the Company has regained compliance with the MVLS Requirement, and the matter is now closed.

On May 11, 2023, we received further notice from Nasdaq that we were not in compliance with Nasdaq Listing Rule 5450(a)(1), as the minimum bid price of our Class A Common Stock has been below $1.00 per share for 30 consecutive business days (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we have 180 calendar days, or until November 7, 2023, to regain compliance with the Minimum Bid Price Requirement. To regain compliance, the minimum bid price of our Class A Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-calendar day grace period. In the event we do not regain compliance with the Minimum Bid Price Requirement by November 7, 2023, we may be eligible for an additional 180-calendar day compliance period if we elect to transfer to The Nasdaq Capital Market to take advantage of the additional compliance period offered on that market. On July 25, 2023, the Company received written notice from Nasdaq notifying the Company that since the closing bid price for its Class A Common Stock was $1.00 per share or greater for ten consecutive business days, the Company has regained compliance with the Minimum Bid Requirement, and this matter is now closed.

Known or Anticipated Trends

Our primary goal remains meeting client demand for additional orders of our technology, attracting new client orders, and ensuring consistent performance in the field. The Company is focused on scaling its business to meet incoming orders. Increasing demand through various marketing efforts, including our nationwide Robot Roadshow and media coverage, has driven and continues to drive an increase in orders and client inquiries.

Sales trends for the six-months ended June 30, 2023, showed demand across all of Knightscope’s product and service lines. The sales pipeline continues to grow and is strong, though similar to many business-to-business transactions, the enterprise and government municipality sales cycle is lengthy. Although we have executed contracts in less than 30 days, notionally these negotiations can range up to several months and years, taking into account the client’s budget, finance, legal, cyber security, human resources, facilities and other reviews. The sales process for brand-new technology as well as mature, trusted technology requires significant streamlining and improvements, and we are taking steps to ensure our sales processes are robust, repeatable, and can enable our products to move through the sales pipeline quicker.

Delays due to supply chain issues and COVID-19 pandemic that negatively impacted the Company’s performance during the first half of 2022 had subsided by the first half of 2023, although can still be unpredictable and problematic. That, along with the acquisition of CASE Emergency Systems (“CASE”) contributed to a significant increase in the Company’s business. For the first six monthsof 2023.

Due to numerous geopolitical events and new safety requirements as well as various high-profile incidents of violence across the United States, we believe that the market for our technologies will continue to grow. At the same time, we expect that competing products may be introduced in the near future, creating pressure on us to improve on our production methods, cost, quality and product features.

As our business scales and becomes more streamlined, management expects the Company’s historical gross loss to decrease, once a critical mass has been achieved. We are focusing our resources on growing the business to be able to generate both a gross profit and overall net income. We are continually evaluating and taking a number of near-term actions to facilitate this result, and expect that as the Company matures, we expect to obtain economies of scale and efficiency that would continue to increase revenue and reduce costs over the medium to long-term. We are also focused on controlling general overhead costs, such as expenditures for real estate leases and optimizing team composition and size. We believe that with the building of new internal tools, the Company will be able to streamline procedures and manage deployments more efficiently through the deployment of automation, alleviating the need for a dramatic increase in headcount. Additionally, new telecommunication service and cloud cost reduction initiatives are underway to further reduce our ongoing support, repair and maintenance costs. Additionally, we are transitioning our ASR, Blue Light Tower, E-Phone, and Call Box production processes from a work cell environment to a more traditional assembly line process, for improved quality, efficiency and throughput. Our overall strategy is to try to keep fixed costs as low as possible and minimize variable costs while achieving our overall growth objectives.

On October 14, 2022, the Company closed its acquisition of CASE as a first step in executing upon a growth strategy that includes pursuing opportunities to improve the overall financial performance of the Company and long-term mission.

The Company intends to continue to opportunistically seek acquisition targets with strong top line revenue and synergistic technologies.

Results of Operations

Comparison of the Three-Months Ended June 30, 2023 and 2022

The following table sets forth selected Condensed Consolidated Statements of Operations data (in thousands, other than share data) and such data as a percentage of total revenues.

	Three-Months ended June 30,
	2023		2022
Revenue, net
Service	$1,825	51%	$1,042	100%
Product	1,738	49%	—	—%
Total revenue, net	3,563	100%	1,042	100%
Cost of revenue, net
Service	2,642	74%	1,732	166%
Product	912	26%	—	—%
Total cost of revenues	3,554	100%	1,732	166%
Gross profit (loss)	9	(0)%	(690)	(66)%
Operating Expenses:
Research and development	1,482	42%	2,075	199%
Sales and marketing	1,193	33%	1,509	145%
General and administrative	3,274	92%	2,960	284%
Restructuring charges	5	—%	—	—%
Total operating expenses	5,954	167%	6,544	628%
Loss from operations	(5,945)	(167)%	(7,234)	(694)%
Change in fair value of warrant and derivative liability	1,193	33%	8,125	780%
Change in fair value of convertible note	(43)	(1)%	—	—%
Interest income (expense), net	48	1%	1	—%
Other income (expense), net	(51)	(1)%	(24)	(2)%
Total other expense, net	1,147	32%	8,102	778%
Income (loss) before income tax expense	(4,798)	(135)%	868	83%
Income tax expense	—	—%	—	—%
Net income (loss)	$(4,798)	(135)%	$868	83%

Revenue, net

Service revenue, net for the three-months ended June 30, 2023, increased approximately $0.8 million versus the same period in 2022. The increase is primarily attributed to maintenance and service revenue of approximately $0.7 million associated with installed Blue Light Towers, E-Phones and Call Box products as well as an increase in revenue for deployed ASRs of approximately $0.1 million. Product revenue of approximately $1.7 million is attributable to sales of Blue Light Towers, E-Phones and Call Box products. As of July 30, 2023, the Company had a total backlog of approximately $4.9 million, comprised of $2.1 million related to ASR orders and $2.8 million related to orders for Blue Light emergency communication devices and Call Boxes. The Company’s continued focus on addressing supply chain constraints and implementing operational efficiencies has contributed to a reduction in the backlog, which directly contributes to increased revenue, net.

Cost of revenue, net

Cost of revenue, net - service for the three-months ended June 30, 2023, increased by approximately $0.9 million to $2.6 million, compared the same period in 2022, primarily due to an increase in personnel costs related to increased headcount resulting from the CASE Acquisition in October 2022 of approximately $0.3 million, service vehicle related costs, warranty expenses, depreciation and amortization expense related to the CASE Acquisition of approximately $0.5 million as well as increased cellular fees of approximately $0.1 million attributed to the ongoing operation of deployed ASRs and Blue Light communication devices and Call Boxes. The cost of revenue, net - service is primarily related to the average service cost per unit, depreciation of the ASRs, and stock-based compensation. Additional costs relate to the ongoing maintenance and support of our install base of Blue Light communication devices and Call Boxes, which consists primarily of service personnel, vehicle expense, and warranty repair costs. Cost of revenue, net - product was approximately $0.9 million and is attributable to sales of Blue Light emergency communications devices and Call Boxes.

Gross Profit (Loss)

Revenue, net and cost of revenue, net described above resulted in a gross loss attributed to services offset by a gross profit attributed to product sales for the three-months ended June 30, 2023, resulting in a gross profit of approximately $0.01 million, net, compared to a gross loss of approximately $0.7 million, net, for the same period in 2022.

Research and Development

	Three-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Research and development	$1,482	$2,075	$(593)	(29)%
Percentage of total revenue	42%	199%

Research and development expenses decreased by approximately $0.6 million, or 29%, for the three-months ended June 30, 2023, as compared to the same period in 2022. The decrease is primarily due to decreased personnel related costs from the reduction in workforce announced in January 2023 and decreased use of third party consultants partially offset by an increase in network hosting fees, including increases from product lines acquired in the CASE Acquisition.

Sales and Marketing

	Three-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Sales and marketing	$1,193	$1,509	$(316)	(21)%
Percentage of total revenue	33%	145%

Sales and marketing expenses decreased by approximately $0.3 million, or 21%, for the three-months ended June 30, 2023, as compared to the same period in 2022. The decrease was primarily due to decreased advertising costs partially offset by amortization expenses related to the CASE Acquisition.

General and Administrative

	Three-Months Ended
	June 30,
	2023	2022	$ Change	% Change
General and administrative	$3,274	$2,960	$314	11%
Percentage of total revenue	92%	284%

General and administrative expenses increased by approximately $0.3 million, or approximately 11%, for the three-months ended June 30, 2023, as compared the same period in 2022. The increase was primarily driven by increased corporate, legal, financial services, accounting and investor relations expenses, partially offset by savings on insurance premiums and a reduction in bad debt expense.

Restructuring Charges

	Three-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Restructuring Charges	$5	$—	$5	100%
Percentage of total revenue	—%	—%

We incurred restructuring charges for the three-month period ended June 30, 2023, of $5 thousand as a result of a work force reduction in the second quarter of 2023.

Other Income/(Expense), Net

	Three-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Change in fair value of warrant liability	$1,193	$8,125	$(6,932)	(85)%
Change in fair value of convertible notes	(43)	—	(43)	(100)%
Interest income (expense), net	48	1	47	4,700%
Other income (expense), net	(51)	(24)	(27)	(113)%
Total other income (expense)	$1,147	$8,102	$(6,955)	(86)%

Total other income (expense) decreased by approximately $7.0 million, or 86%, for the three-months ended June 30, 2023, as compared to the same period in 2022, resulting in other income of approximately $1.1 million for the three-months ended June 30, 2023, compared to approximately $8.1 million for the same period in 2022. The decrease was primarily due to a decrease in the change in fair value of warrant liability of approximately $6.9 million for the three-months ended June 30, 2023.

Comparison of the Six-Months Ended June 30, 2023 and 2022

The following table sets forth selected Condensed Consolidated Statements of Operations data (in thousands, other than share data) and such data as a percentage of total revenues.

	Six-Months ended June 30,
	2023		2022
Revenue, net
Service	$3,573	55%	$1,985	100%
Product	2,887	45%	—	—%
Total revenue, net	6,460	100%	1,985	100%
Cost of revenue, net
Service	4,884	76%	3,225	162%
Product	1,780	28%	—	—%
Total cost of revenues	6,664	103%	3,225	162%
Gross profit (loss)	(204)	(3)%	(1,240)	(62)%
Operating Expenses:
Research and development	2,879	45%	3,913	197%
Sales and marketing	2,321	36%	4,998	252%
General and administrative	6,913	107%	5,286	266%
Restructuring charges	149	2%	—	—
Total operating expenses	12,262	190%	14,197	715%
Loss from operations	(12,466)	(193)%	(15,437)	(778)%
Change in fair value of warrant and derivative liability	5,815	90%	15,647	788%
Interest expense, net	(454)	(7)%	(8,910)	(449)%
Other income (expense), net	(137)	(2)%	(29)	(1)%
Total other income (expense), net	5,224	81%	6,708	338%
Loss before income tax expense	(7,242)	(112)%	(8,729)	(440)%
Income tax expense	—	—%	—	—%
Net loss	$(7,242)	(112)%	$(8,729)	(440)%

Revenue, net

Service revenue, net for the six-months ended June 30, 2023, increased approximately $1.6 million versus revenue, net for the same period in 2022. The increase is primarily attributed to maintenance and service revenue of approximately $1.5 million associated with installed Blue Light Towers, E-Phones and Call Boxes products as well as an increase in revenue for deployed ASRs of approximately $0.1 million. Product revenue of approximately $2.9 million is attributable to sales of Blue Light Towers, E-Phones and Call Box products.

Cost of revenue, net

Cost of revenue, net - service for the six-months ended June 30, 2023, increased by approximately $1.7 million to $4.9 million, compared to the same period in 2022, primarily due to an increase in personnel costs related to increased headcount resulting from the CASE Acquisition in October 2022 of approximately $0.7 million, as well as increased cellular fees of approximately $0.2 million attributed to the ongoing operation of deployed ASRs, Blue Light Towers, E-Phones, $0.5 million related to service vehicles, depreciation, warranty expenses and amortization expense related to the CASE acquisition, and Call Boxes, increased third party service costs of approximately $0.1 million. The cost of revenue, net - service is primarily related to the average service cost per unit, depreciation of the ASRs, and stock-based compensation. Cost of revenue, net - product was approximately $1.8 million and is attributable to sales of Blue Light emergency communications devices.

Gross Profit (Loss)

Revenue, net and cost of revenue, net described above resulted in a gross loss attributed to services offset by a gross profit attributed to product sales for the six-months ended June 30, 2023, resulting in a gross loss of approximately $0.2 million, net, compared to a gross loss of approximately $1.2 million, net, for the same period in 2022.

Research and Development

	Six-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Research and development	$2,879	$3,913	$(1,034)	(26)%
Percentage of total revenue	45%	197%

Research and development expenses decreased by approximately $1.0 million, or 26%, for the six-months ended June 30, 2023, as compared to the same period in 2022. The decrease is primarily due to decreased personnel related costs and a reduction in consulting fees partially offset by an increase in network hosting fees related to the CASE Acquisition.

Sales and Marketing

	Six-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Sales and marketing	$2,321	$4,998	$(2,677)	(54)%
Percentage of total revenue	36%	252%

Sales and marketing expenses decreased by approximately $2.7 million, or 54%, for the six-months ended June 30, 2023, as compared to the same period in 2022. The decrease was primarily due to decreased advertising costs partially offset by personnel related costs and amortization expense related to the CASE Acquisition.

General and Administrative

	Six-Months Ended
	June 30,
	2023	2022	$ Change	% Change
General and administrative	$6,913	$5,286	$1,627	31%
Percentage of total revenue	107%	266%

General and administrative expenses increased by approximately $1.6 million, or approximately 31%, for the six-months ended June 30, 2023, as compared to the same period in 2022. The increase was primarily driven by increased corporate, legal, financial services, accounting and investor relations expenses, partially offset by savings in rent expense relating to the renegotiation of the Mountain View, California lease at the end of 2022, reduced insurance premiums, and lower bad debt expense.

Restructuring Charges

	Six-Months Ended
	June 30,
	2023	2022	$ Change	% Change
Restructuring Charges	$149	$—	$149	100%
Percentage of total revenue	2%	—%

We incurred restructuring charges for the six-month period ended June 30, 2023, of $149 thousand as a result of a work force reduction in the first half of 2023.

Other Income/(Expense), Net

	Six-Months Ended
	June 30
	2023	2022	$ Change	% Change
Change in fair value of warrant liability	$5,815	$15,647	$(9,832)	(63)%
Interest expense, net	(454)	(8,910)	8,456	95%
Other income (expense), net	(137)	(29)	(108)	(372)%
Total other income (expense)	$5,224	$6,708	$(1,484)	(22)%

Total other income (expense) decreased by approximately $1.5 million, or 22%, for the six-months ended June 30, 2023, as compared to the same period in 2022, resulting in other income of approximately $5.2 million for the six-months ended June 30, 2023, compared to other income of approximately $6.7 million for the same period in 2022. Interest expense decreased by $8.5 million as the Company wrote off the debt discount related to the conversion of convertible notes in the same period in 2022. The decrease in the fair value of warrant liabilities for the six-month period ended June 30, 2023, was $9.8 million less than in the same period in 2022. Other income (expense) increased approximately $0.1 million related to referral fees paid to Dimension Funding LLC (“Dimension”) as described below.

Comparison of the Years Ended December 31, 2022 and 2021

The following table sets forth certain historical statements of operations data (in thousands) and such data as a percentage of revenue for the periods indicated.

	Year ended December 31,
	2022		2021
Revenue, net
Service	$5,162	92%	$3,407	100%
Product	469	8%	—	—%
Total revenue, net	5,631	100%	$3,407	100%
Cost of revenue, net
Service	8,804	156%	5,464	160%
Product	146	3%	—	—%
Total cost of revenues	8,950	159%	5,464	160%
Gross loss	(3,319)	(59)%	(2,057)	(60)%
Operating Expenses
Research and development	8,449	150%	5,601	164%
Sales and marketing	8,500	151%	12,017	353%
General and administrative	11,700	208%	4,880	143%
Total operating expenses	28,649	509%	22,498	660%
Loss from operations	(31,968)	(568)%	(24,555)	(721)%
Interest expense, net	(9,235)	(164)%	(4,333)	(127)%
Change in fair value of warrant and derivative liability	20,857	370%	(15,718)	(461)%
Change in fair value of convertible note	(4,650)	(83)%	—	—
Other income (expense), net	(647)	(11)%	763	22%
Total other expense, net	6,325	112%	(19,288)	(566)%
Loss before income tax expense	(25,643)	(455)%	(43,843)	(1,287)%
Income tax expense	—	—%	—	—%
Net loss	$(25,643)	(455)%	$(43,843)	(1,287)%

Revenue, net

Service revenue, net, which includes revenue generated through MaaS agreements for our ASRs and maintenance and support contracts for our Blue Light E-Phone Towers and Call Boxes, increased by approximately $1.8 million to $5.2 million, or approximately 53% for the year ended December 31, 2022, from $3.4 million for the year ended December 31, 2021. The increase was due to the Company’s acquisition of CASE during the fourth quarter of 2022 and ASR renewals and new deployments at a number of new clients in 2022 as the Company was able to conduct business with less disruption from COVID-19 and resulting supply chain issues, which negatively impacted the Company’s service revenue during 2021. Product revenue of approximately $0.5 million from sales of call boxes and blue light security towers represents incremental new revenue to the Company resulting from the CASE Acquisition (see note 3 to the consolidated financial statements). The Company had no product revenue in 2021.

Cost of revenue, net

Service cost of revenue, net, representing the cost of supporting ASR MaaS and maintenance and support agreements related to call box and blue light tower installations, for the year ended December 31, 2022 was approximately $9.0 million, as compared to approximately $5.5 million for the year ended December 31, 2021, representing an increase of approximately $3.5 million, or approximately 64%. As a percentage of service revenue, service cost of revenue, net increased to 171% from 160%. In addition to the costs attributable to a higher volume of business over the prior year, the increase in service cost of revenue, net was primarily related to personnel costs related to an increase of 16 employees resulting from the CASE Acquisition, resulting in a total of 47 employees providing customer services, and increased costs attributed to the production and service of the ASRs, partially due to increased costs resulting from rising inflation. The service cost of revenue, net is primarily related to the depreciation and service costs for ASRs and support and maintenance of the blue light towers and call boxes. Product cost of revenue, net of approximately $0.1 million is related to the costs of call boxes and blue light towers sold pursuant to the CASE Acquisition during the fourth quarter of 2022.

Gross loss

Gross loss for the year ended December 31, 2022 was approximately $3.3 million, as compared to $2.1 million for the year ended December 31, 2021, representing an increase of approximately $1.3 million, or 61%.

Research and Development

	Year Ended
	December 31,
	2022	2021	$ Change	% Change
Research and development	$8,449	$5,601	$2,848	51%
Percentage of total revenue	150%	164%

Research and development (“R&D”) expense for the year ended December 31, 2022 was approximately $8.5 million, or 150% of revenue, compared to R&D expense of $5.6 million, or 164% of revenue, for the year ended December 31, 2021. The majority of the increase, $2.6 million, was due to an increase in headcount and personnel related costs associated with the addition of ten new employees, including three as a result of the CASE Acquisition, necessitated by technology development, including but not limited to upgrades to the KSOC platform and existing ASR models, development of all new ASR models like the K1 Hemisphere announced in June 2022 and continued focus on FedRamp.

Sales and marketing

	Year Ended
	December 31,
	2022	2021	$ Change	% Change
Sales and marketing	$8,500	$12,017	$(3,517)	(29)%
Percentage of total revenue	151%	353%

Sales and marketing expense for the year ended December 31, 2022 was approximately $8.5 million, or 151% of revenue, compared to sales and marketing expense of $12.0 million, or 353% of revenue, for the year ended December 31, 2021. The decrease in 2022 was primarily due to a reduction of approximately $4.6 million in spending on commercial advertising, as the Company did not incur the same level of advertising expenses invested during 2021 in connection with multiple Regulation A offerings. The Company also eliminated a significant amount of on-line advertising in 2022, This decrease was partially offset by an increase in headcount costs of approximately $0.6 million resulting from the headcount growth related to the CASE acquisition, including the addition of five CASE employees, and employee bonuses of approximately $0.2 million.

General and administrative

	Year Ended
	December 31,
	2022	2021	$ Change	% Change
General and administrative	$11,700	$4,880	$6,820	140%
Percentage of total revenue	208%	143%

General and administrative (“G&A”) expense for the year ended December 31, 2022 was approximately $11.7 million, or 208% of revenue, compared to G&A expense of $4.9 million, or 143% of revenue, for the year ended December 31, 2021. The increase was primarily driven by an increase of approximately $3.6 million relating to professional service fees associated with legal, corporate, insurance, investor relations and financial service expenses related to the Company’s public listing on Nasdaq, regulatory filings, and the CASE acquisition, $1.8 million in personnel related costs as a result of an increase in headcount, and an increase in stock-based compensation expense of $1.4 million.

The following table sets forth total other income (expense), as described above, for the periods indicated:

	Year Ended
	December 31
	2022	2021	$ Change	% Change
Interest expense, net	$(9,235)	$(4,333)	$(4,902)	(113)%
Change in fair value of warrant and derivative liability	20,857	(15,718)	$36,575	233%
Change in fair value of convertible note	(4,650)	—	(4,650)	(100)%
Other income (expense), net	(647)	763	(1,410)	(185)%
Total other income (expense)	$6,325	$(19,288)	$25,613	133%

Interest expense, net

Interest expense, net for the year ended December 31, 2022 was approximately $9.2 million, compared to interest expense net of $4.3 million for the year ended December 31, 2021. The increase in interest expense, net of $4.9 million resulted from the write off of the remaining debt discount upon the conversion of convertible notes on January 5, 2022 and new note issuances in connection with the CASE acquisition.

Change in fair value of warrant and derivative liability

The change in the fair value of warrant and derivative liability changed by approximately $36.6 million for the year ended December 31, 2022 resulting in other income of $20.9 million compared to an expense of $15.7 million for the year ended December 31, 2021. The change in the fair value of the warrant and derivative liability is attributable to the decrease in the fair value of the preferred stock and common stock warrants that are accounted for as a liability.

Other income (expense), net

Other expense, net for the year ended December 31, 2022 was approximately $0.6 million, attributable to transaction costs related to the CASE acquisition, as compared to other income, net of $0.8 million for the year ended December 31, 2021 primarily resulting from forgiveness of a PPP loan in May 2021.

Liquidity and Capital Resources

As of June 30, 2023, and December 31, 2022, we had $5.8 million and $4.8 million, respectively, of cash and cash equivalents. As of June 30, 2023, the Company also had an accumulated deficit of approximately $146.6 million and stockholders’ deficit of $25.3 million. On April 20, 2021, the Company entered into a Referral Agreement with Dimension, whereby the Company can generate up to $10 million of immediate cash flow by referring its clients to Dimension for financing of their annual fees over the MaaS subscription term. This agreement enables the Company to quickly offset the up-front costs associated with building and deploying ASRs by accelerating collection of its accounts receivable. In 2022, the Company also began working with a second source for order financing for its ASRs to supplement its ability to finance its backlog.

In February 2023, the Company filed a registration statement, on Form S-3, for the issuance of up to $20 approximately million of Class A Common Stock, and the Company entered into an At the Market Offering agreement on February 1, 2023 with H.C. Wainwright & Co., LLC as sales agent. This at-the-market offering program provides the Company with additional access to capital, as needed, subject to market conditions. With the proceeds from the at-the-market offering program and continued collection of trade receivables, as of July 31, 2023, the Company’s cash balance was approximately $6.4 million. The Company has projected operating losses and negative cash flows of approximately $1.0 million per month, on average, for the next several months. These factors raise substantial doubt about our ability to continue as a going concern. There can be no assurance that the Company will be successful in acquiring additional funding at levels sufficient to fund its future operations. If the Company is unable to raise additional capital in sufficient amounts or on terms acceptable to it, the Company may have to significantly reduce its operations, delay, scale back or discontinue the development of one or more of its platforms or discontinue operations completely. We intend to monitor the stability of the financial institutions in which we keep our liquid funds to mitigate against the exposure to loss of funds and delays in accessing our cash. Occasionally, such reviews and other events result in the movement of funds to more stable institutions such as the movement of our cash deposits out of Silicon Valley Bank to Comerica Bank, and we plan to diversify our deposit accounts with the addition of nationally recognized banks.

Cash Flow

The table below, for the periods indicated, provides selected cash flow information:

	Six-Months Ended
	June 30,
	2023	2022
Net cash used in operating activities	$(11,215)	$(13,638)
Net cash used in investing activities	(2,147)	(1,727)
Net cash provided by financing activities	14,494	20,155
Net increase/(decrease) in cash and cash equivalents	$1,132	$4,790

Net Cash Used in Operating Activities

Net cash used in operating activities is influenced by the amount of cash we invest in personnel, marketing, and infrastructure to support the anticipated growth of our business, the number of clients to whom we lease our ASRs, the amount and timing of accounts receivable collections, inventory procurement, as well as the amount and timing of disbursements to our vendors.

Net cash used in operating activities was approximately $11.2 million for the six-months ended June 30, 2023. Net cash used in operating activities resulted from a net loss of $7.2 million and changes in working capital and non-cash charges.

Net cash used in operating activities for the six-months ended June 30, 2023, decreased by approximately $2.4 million as compared to the same period in 2022. The decrease was primarily a result of a decrease in the net loss of approximately $1.5 million, a decrease in the change in fair value of warrant liabilities of $9.8 million, an increase in accrued interest of approximately $0.4 million, an increase in depreciation and amortization of approximately $0.5 million, and common stock issued in exchange for services of approximately $0.3 million partially offset by a decrease in debt discount amortization of $8.9 million, changes in operating assets and liabilities of approximately $0.9 million and a decrease in stock compensation expense of approximately $0.3 million.

Net Cash Used in Investing Activities

Our primary investing activities have consisted of capital expenditures and investment in ASRs. As our business grows, we expect our capital expenditures to continue to increase.

Net cash used in investing activities for the six-months ended June 30, 2023 and 2022, was approximately $2.1 million compared to approximately $1.7 million in the same period in 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was approximately $14.5 million for the six-months ended June 30, 2023, a decrease of approximately $5.7 million as compared to the same period in 2022. Our financing activities for the six-months ended June 30, 2023, consisted primarily of net proceeds from the issuance of Class A Common Stock under our at-the-market offering program. In the same period in 2022 financing activities consisted primarily of net proceeds resulting from the Company’s 2021 Regulation A Offering that terminated on January 2022, immediately prior to the listing of our Class A Common Stock on Nasdaq in January 2022.

At-the-Market Offering Program

In February 2023, we commenced an at-the-market offering program with Wainwright, which allows us to sell and issue shares of our Class A Common Stock from time-to-time of up to approximately $20.0 million, subject to, and in accordance with, SEC rules.

During the six-months ended June 30, 2023, we issued 21,970,117 shares of Class A Common Stock under the at-the-market offering program for net proceeds of approximately $12.9 million, net of brokerage and placement fees of approximately $0.5 million. As of June 30, 2023, we had remaining capacity to issue up to approximately $6.6 million of Class A Common Stock under the at-the-market offering program.

2022 Convertible Notes and Common Stock Warrants

On October 10, 2022, we entered into a securities purchase agreement with an accredited investor (the “Buyer”), pursuant to which we sold and issued to the Buyer in a private placement (i) senior secured convertible notes in an aggregate principal amount of $6.075 million (the “2022 Convertible Notes”), at an initial conversion price of $5.00 per share of Class A Common Stock, subject to adjustment upon the occurrence of specified events described in the 2022 Convertible Notes, and (ii) warrants to purchase up to 1,138,446 shares of Class A Common Stock with an initial exercise price of $3.25 per share of Class A Common Stock, exercisable immediately and expiring five years from the date of issuance (the “2022 Common Stock Warrants” and, together with the 2022 Convertible Notes, the “2022 Convertible Notes Offering”), for $5.0 million of gross proceeds.

The 2022 Convertible Notes were senior secured obligations of the Company. The 2022 Convertible Notes were issued with an original issue discount of approximately 17.65%, bear no interest until an event of default has occurred, upon which interest will accrue at 12.5% per annum, and mature on September 15, 2024 unless earlier converted (upon the satisfaction of certain conditions). On December 30, 2022, we and the Buyer entered into an Agreement and Waiver (the “Waiver”), pursuant to which we mutually agreed to reduce the minimum cash covenant to $1.5 million and to lower the conversion price in part, such that the conversion price in effect on any given time of determination will equal the Alternate Conversion Price (as defined in 2022 Convertible Notes) then in effect (but with 85% replacing 80% in such definition of Alternate Conversion Price, as applicable).

During the six-months ended June 30, 2023, we issued 10,432,428 shares of Class A Common Stock in connection with various conversions of the 2022 Convertible Notes by the Buyer, representing an aggregate principal amount of $6.075 million. As of June 30, 2023, the entire outstanding principal balance of the 2022 Convertible Notes was fully retired. The 2022 Common Stock Warrants remain outstanding.

Common Stock Purchase Agreement with B. Riley Principal Capital

On April 4, 2022, the Company entered into a Common Stock Purchase Agreement (the “Purchase agreement”) and a Registration Rights Agreement with B. Riley Principal Capital “B.Riley”. Pursuant to the Purchase Agreement, the Company had the right to sell to B. Riley, up to the lesser of (i) $100,000,000 of newly issued shares of the Company’s Class A Common Stock and (ii) the Exchange Cap (as defined in the Purchase Agreement) (subject to certain conditions and limitations), from time to time during the term of the Purchase Agreement. On June 28, 2023, we gave notice to B. Riley to terminate the Purchase Agreement and the potential transactions contemplated thereby, with the termination effective five trading days following the notice. The Company did not incur any penalties in connection with the termination.

Convertible Promissory Notes and Series S Preferred Stock Warrants, and the Related Conversion of Certain Series m-3 Preferred Stock into Series m-4 Preferred Stock

On April 30, 2019 the Company signed a Note and Warrant Purchase Agreement under the form of which the Company could issue up to $15 million of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (the “Convertible Note Financing”). Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange certain of its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred Stock upon the closing of at least $1 million in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. On September 10, 2019, the Company issued, to the same group of Convertible Note Financing investors, 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock held by such investors. The Series m-4 Preferred Stock has a senior liquidation preference to all other Preferred Stock and Common Stock of the Company, has an accruing payment in kind dividend in the form of Series m-4 Preferred Stock of 12%, and has certain other preferential rights, including voting rights, as further explained in the Company’s amended and restated certificate of incorporation. Exchange of Series m-3 Preferred Stock for Series m-4 Preferred Stock was inclusive of inducement expenses of $0.9 million (see Note 4 – Capital Stock and Warrants to the audited consolidated financial statements for details). Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. These warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and were initially scheduled to expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. The convertible promissory notes initially had a maturity date of January 1, 2022, and provided for interest at a rate of 12% per annum payable upon the maturity date, and were generally the most senior company security (subject to limited subordination carve-outs) and provided for significant discounts upon a qualified financing or an initial public offering, and for a premium upon a change of control. As of December 31, 2021, the Company had issued convertible notes in the aggregate principal amount of approximately $14.7 million (out of $15 million) under the Convertible Note Financing. Warrants for the purchase of up to 2,941,814 shares of Series S Preferred Stock were also issued and accrued for, respectively, to the same convertible note holders. The warrants have an exercise price of $4.50 per share, and originally scheduled to expire on December 31, 2021.

On November 18, 2021, the Company agreed to amend the Note and Warrant Purchase Agreement for the Convertible Note Financing (see Note 3 – Debt Obligations – Convertible Note Financing in the audited consolidated financial statements) and the convertible notes and warrants to purchase Series S Preferred Stock issued thereunder principally as follows: (i) the scheduled maturity date of the convertible notes was extended from January 1, 2022 to January 1, 2024, (ii) the interest rate of the convertible notes was reduced from 12% per annum to 3% per annum starting on January 1, 2022, (iii) the conversion terms of the convertible notes were revised so that the convertible notes would automatically convert into Class A Common Stock upon the listing of the Company’s Class A Common Stock for trading on a nationally recognized securities exchange (e.g., the New York Stock Exchange) or inter-dealer quotation system (e.g., Nasdaq), (iv) the exercise period of the warrants was extended from December 31, 2021 to December 31, 2024, to commence on January 1, 2023, and (v) the cashless exercise feature was removed from the warrants. The conversion price of the convertible notes for conversion into Class A Common Stock was not changed and remained at $2.50 per share and the exercise price of the warrants to purchase Series S Preferred Stock was not changed and remains at $4.50 per share. In connection with the listing of our Class A Common Stock on the Nasdaq Global Market on January 27, 2022, all of the outstanding convertible notes issued under the Convertible Note Financing converted to Class A Common Stock.

In connection with the placement of the Series m-3 Preferred Stock during the years ended December 31, 2017 and 2018, the Company issued to the purchasers warrants to purchase an aggregate of 1,432,786 shares of Series m-3 Preferred Stock. These warrants have an exercise price of $4.00 per share. Pursuant to a second amendment to the Warrants to Purchase Shares of Series M-3 Preferred Stock Agreement dated November 18, 2021, the exercise period of the warrants was extended from December 31, 2021 to December 31, 2024 and shall be exercisable, in whole or in part, beginning January 1, 2023. In addition, the cashless exercise feature was removed from the warrants.

Promissory Note

On October 14, 2022 we issued an unsecured, non-negotiable promissory note for $560,000 in connection with the CASE Acquisition (see note 3 to the audited consolidated financial statements).The note bears simple interest at the applicable federal rate per annum. On June 30, 2023, Knightscope and CASE Emergency Systems (“CASE”) executed a Promissory Note Partial Payment and Extension Agreement, whereby the maturity date of the Seller’s Note (“Note”) issued on October 14, 2022 in the amount of $560,000 in connection with the acquisition of CASE was extended to October 6, 2023. The balance of the Note is payable in two installments with the first payment made July 10, 2023 and the final installment due on or before October 6, 2023.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The directors, executive officer and significant employees of the Company as of the date of the Offering Circular are set forth below:

Name	Title/Position	Age
William (“Bill”) Santana Li	Chairman and Chief Executive Officer	53
Linda Keene Solomon	Director	59
Patricia L. Watkins	Director	64
Patricia Howell	Director	55
Mallorie Burak	President and Chief Financial Officer	52
Stacy Dean Stephens	Chief Client Officer	51
Mercedes Soria	Chief Intelligence Officer	49
Aaron J. Lehnhardt	Chief Design Officer	50
Peter M. Weinberg	General Counsel	62

Directors

William (“Bill”) Santana Li has served as Chairman and Chief Executive Officer (“CEO”) since April 2013, when he co-founded the Company. Mr. Li is an American entrepreneur with over 30 years of experience from working in the global automotive sector and founding and leading a number of startups. From 1990 to 1999, Mr. Li held multiple business and technical positions at Ford Motor Company across four continents. His positions at Ford ranged from component, systems, and vehicle engineering with the Visteon, Mazda, and Lincoln brands; to business and product strategy on the United States youth market, India, and the emerging markets in Asia-Pacific and South America; as well as the financial turnaround of Ford of Europe. In addition, he was on the “Amazon” team, which established an all-new modular plant in Brazil. Subsequently, he served as Director of Mergers & Acquisitions. After internally securing $250 million in financing, Mr. Li founded and served as COO of GreenLeaf LLC, a Ford Motor Company subsidiary that became the world’s second largest automotive recycler. Under his leadership, GreenLeaf grew to more than 600 employees, 20 locations worldwide, and annual sales of approximately $150 million. After successfully establishing GreenLeaf, Mr. Li was recruited by SoftBank Venture Capital to establish and serve as the President and CEO of the Model E Corporation, a newly established automobile manufacturer that focused on the “Subscribe and Drive” model in California. Mr. Li also founded Carbon Motors Corporation in 2003, and as its Chairman and CEO until February 2013, focused it on developing the world’s first purpose-built law enforcement patrol vehicle. Carbon Motors Corporation filed for Chapter 7 liquidation in June 2013. Mr. Li earned a BSEE from Carnegie Mellon University and an MBA from the University of Detroit Mercy. He is married to Mercedes Soria, the Company’s Chief Intelligence Officer. We believe Mr. Li is qualified to serve on our Board due to his more than 30 years of experience in various industries, including as our Chairman and CEO, and co-founder of the Company.

Linda Keene Solomon has served as a member of our Board since January 2022. Ms. Solomon currently serves as Chief Executive Officer of Wellspring Solutions, Inc., a position she has held since 2016. Prior to Wellspring Solutions, she served at global accounting and consulting firm Deloitte LLP from 1990 to 2016 where she built their Federal Government Services practice. Ms. Solomon led Deloitte’s homeland security consulting practice from 2004 until 2014 and currently advises national security and law enforcement companies who serve federal, state, and local government agencies. In addition, she has served as Executive Officer and Director on the Homeland Security and Defense Business Council. Ms. Solomon earned a BA in Computer Mathematics, a minor in French, and an MBA from the NYU Stern School of Business. We believe Ms. Solomon is qualified to serve on our Board due to her significant experience with security, law enforcement and government.

Patricia (“Patty”) L. Watkins has served as a member of our Board since January 2022. Ms. Watkins has been a Managing Partner of M.O.R.E. SALES Advisors, a sales and marketing advisory firm providing services to technology firms since 2019. In 2019, she served as the Vice President of Sales for the Americas and Europe, and for Conversational AI, SaaS, Software and Services for Avaamo, Inc. From 2017 to 2019, she served as Vice President of Sales for Genesys, Inc., a provider of cloud and on-premise customer engagement solutions, she served as VP of Sales for Motionloft, a provider of sensor and analytics solutions in 2017, and from 2015 to 2016, she served SA Global Vice President of Sales for Internap Holding LLC, a global provider of infrastructure solutions. She possesses over 20 years of experience in senior executive roles in the global technology sector, including at HP, AT&T and Teradata, with a background that expands hardware, software, SaaS, Cloud, customer experience, data analytics, machine learning and artificial intelligence. Ms. Watkins holds a BBA from the University of Texas, in Austin (with honors), and an MBA from Santa Clara University where she was a member of Beta Gamma Sigma, the International Business Honor Society. We believe Ms. Watkins is qualified to serve on our Board due to her extensive technology and software experience.

Patricia (“Trish”) Howell has served as a member of our Board since January 2022. Ms. Howell has approximately 30 years of experience leading operations functions in multiple industries. She joined Avail Medsystems, Inc. as Vice President, Manufacturing in February 2021. Ms. Howell also serves as the Independent Director and Audit Committee Chair of CVR Medical, where she was appointed in March 2020. From December 2019 to February 2021, Ms. Howell was Vice President of Operations at Stryker Corporation (formerly ZipLine Medical, where she held the same role from 2016-2019). From 2013-2016, Ms. Howell served as Vice President of Operations at Pulmonx Corporation where she led manufacturing, quality, and supply chain. Ms. Howell holds a BS in Mechanical Engineering from the University of Michigan and an MBA in Finance from the University of Michigan-Dearborn. She is also a member of the National Association of Corporate Directors. We believe Ms. Howell is qualified to serve on our Board due to her significant operations and corporate governance experience.

Executive Officers

William (“Bill”) Santana Li. Mr. Li’s biographical information is set forth above under the heading “Directors.”

Mallorie Burak has served as our Chief Financial Officer (“CFO”) since October 2020 and as our President since January 2023. Ms. Burak is an experienced financial executive, bringing over 28 years of expertise across a broad spectrum of industries ranging from early-stage start-ups to multi-national, public corporations. Prior to joining the Company, she served as CFO at ThinFilm Electronics ASA, an innovative solid-state lithium battery start-up, from 2019 to 2020 and Alta Devices, Inc., a GaAs thin-film solar technology start-up, from 2016 to 2019. Prior to Alta Devices Ms. Burak served as CFO at FriendFinder Networks, Rainmaker Systems, FoodLink, and Southwall Technologies. Ms. Burak has significant experience working with a variety of financing sources, both public and private, as well as significant experience leading and managing M&A related activities. Ms. Burak holds a BSBA and MBA from San Jose State University.

Stacy Dean Stephens has served as our Chief Client Officer since May 2013 and co-founded the Company in April 2013. Previously, he co-founded Carbon Motors Corporation with Mr. Li, where he led marketing operations, sales, product management, partnership marketing and client service. At Carbon Motors, Mr. Stephens established the “Carbon Council,” a client interface and users group consisting of over 3,000 law enforcement professionals across all 50 states and actively serving over 2,200 law enforcement agencies. Carbon Motors Corporation filed for Chapter 7 liquidation in June 2013. Prior to co-founding Carbon Motors Corporation, Mr. Stephens served as a police officer for the Coppell (Texas) Police Department from 2000 to 2002. Mr. Stephens studied aerospace engineering at the University of Texas in Arlington. He subsequently earned a degree in criminal justice and graduated as valedictorian from Tarrant County College in Fort Worth, Texas. He is a member of the International Association of Chiefs of Police (“IACP”) and also sits on the IACP Division of State Associations of Chiefs of Police SafeShield Project, which seeks to critically examine existing and developing technologies for the purpose of preventing and minimizing officer injuries and fatalities.

Mercedes Soria has served as our Chief Intelligence Officer since May 2013 and has been with the Company since April 2013. Ms. Soria is a technology professional with over 15 years of experience in systems development, life cycle management, project leadership, software architecture and web applications development. Ms. Soria led IT strategy development at Carbon Motors Corporation from 2011 until 2013. From 2002 to 2010, Ms. Soria was Channel Manager and Software Development Manager for internal operations at Deloitte & Touche LLP. From 1998 to 2002, Ms. Soria worked as a software developer at Gibson Musical Instruments leading the effort to establish its online presence. Ms. Soria obtained Bachelor and Master’s degrees in Computer Science from Middle Tennessee State University with honors, as well as an Executive MBA from Emory University. She is also a certified Six Sigma green belt professional and a member of the Society of Hispanic Professional Engineers. She is married to William Santana Li, the Company’s Chairman and Chief Executive Officer.

Aaron J. Lehnhardt has served as our Chief Design Officer since November 2015. Previously, from the Company’s inception in April 2013 until November 2015, Mr. Lehnhardt served as Chief Designer of the Company. From 2002 to April 2013, Mr. Lehnhardt was the co-owner of Lehnhardt Creative LLC where he worked on advanced propulsion vehicle design, personal electronics, product design, video game design, and concept development work. From 2004 to 2011, Mr. Lehnhardt was Chief Designer at California Motors (“Calmotors”), where he led the design for various concepts for HyRider hybrid vehicles, the Calmotors 1000 horsepower hybrid super car, Terra Cruzer super off-road vehicle, multiple vehicles for the U.S. Military, and various other hybrid and electric vehicles. He was also the lead designer and partner of Ride Vehicles LLC, a sister company to Calmotors, which worked on a 3-wheeled, standup personal mobility vehicle. Mr. Lehnhardt began his career in 1994 in the Large Truck Design Studio of Ford Motor Company, where he worked on the Aeromax and Excursion truck programs. Mr. Lehnhardt earned his Bachelor of Fine Arts in Transportation Design from the College for Creative Studies in Detroit, Michigan. He also served as an Alias 3D instructor at the College for Creative Studies.

Peter M. Weinberg has served as our General Counsel since July 2021. Prior to joining the Company, Mr. Weinberg served as General Counsel at solar cell designer and manufacturer, Alta Devices from 2015 to 2019. Prior to Alta Devices, he served as Legal Counsel in the communications and information technology company, NEC Corp. of America from 1999 to 2005, and was appointed General Counsel for semiconductor and technology solutions company, NEC Electronics America, where he served from 2005 to 2010. Mr. Weinberg started his legal career with design/builder Takenaka USA Corp, where he was recruited from Fordham University Law School in 1990 to be its first in-house counsel and served until 1999. Mr. Weinberg also holds a Bachelor degree from Stony Brook University and a Masters degree from New York University.

Family Relationships

There are no family relationships among any of our directors and executive officers, except that William Santana Li, our Chairman and Chief Executive Officer, is married to Mercedes Soria, our Chief Intelligence Officer.

Corporate Governance

Code of Conduct

We have a written code of conduct in place that applies to all our employees and directors, including our principal executive officer and principal financial officer. A copy of our code of conduct is available on our website at https://ir.knightscope.com/corporate-governance/governance-overview. We are required to disclose certain changes to, or waivers from, that code for our senior financial officers. We intend to use our website as a method of disseminating any change to, or waiver from, our code of conduct as permitted by applicable SEC rules.

Audit Committee

The Board of Directors has a separately-designated standing Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available under Corporate Governance on the Investor Relations page of the Company's website at https://ir.knightscope.com/corporate-governance/governance-overview.

The members of the Audit Committee currently consist of Trish Howell (Chair), Linda Keene Solomon and Patty Watkins.

Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of applicable Nasdaq rules and Rule 10A-3 under the Exchange Act. In addition, our Board has determined that Ms. Howell qualifies as an “audit committee financial expert” within the meaning of SEC regulations and applicable Nasdaq rules.

Our Audit Committee, among other things, assists our Board with its oversight of the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; our information technology systems, processes, and procedures, including risk related to cybersecurity; and the design and implementation of our risk assessment and risk management. Among other things, our Audit Committee is responsible for reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures. The Audit Committee also discusses with our management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. Our Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable operations, accounting or auditing matters. In addition, our Audit Committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. Our Audit Committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent registered public accounting firm. Our Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to annual compensation for the years indicated for the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
William Santana Li	2022	496,907	278,261	635,896	1,411,064
Chairman and Chief Executive Officer	2021	300,000	230,000	—	530,000
Mallorie Burak	2022	344,391	264,457	238,564	847,412
President and Chief Financial Officer	2021	250,000	205,000	3,038,387	3,493,387
Mercedes Soria (2)	2022	344,391	164,457	210,595	719,443
Chief Intelligence Officer

(1)  Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (Financial Standards Accounting Board Accounting Standards Codification Topic 718 Stock Compensation). Assumptions used in the calculations of these amounts are included in Note 7 to our financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)  Ms. Soria was not a named executive officer in 2021. As noted above, Ms. Soria is married to Mr. Li.

Narrative Disclosure to Summary Compensation Table

The compensation of the Company’s named executive officers is comprised of the following major elements: (a) base salary; (b) an annual, discretionary cash bonus; and (c) long-term equity incentives, consisting primarily of stock options granted under the Company’s equity incentive plan. These principal elements of compensation are described below.

Base Salaries

Base salary is provided as a fixed source of compensation for our executive officers. Adjustments to base salaries are reviewed annually and as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive officer’s role or responsibilities, as well as to maintain market competitiveness. Upon recommendation of the Company’s independent compensation consultant, base salaries adjustments of our named executive officers were approved in May 2022 by the Compensation Committee to reflect changes in responsibility and/or retention risk, with base salaries targeted at the 75th percentile of a peer group.

Annual Bonuses

Annual bonuses may be awarded based on qualitative and quantitative performance standards and are designed to reward performance of our named executive officers individually. The determination of a named executive officer’s performance may vary from year to year depending on economic conditions and conditions in our industry and may be based on measures such as stock price performance, the meeting of financial targets against budget, the meeting of acquisition objectives and balance sheet performance. For 2022, bonuses were awarded based on the achievement of various individual and operational goals, such as ASR deployments, revenue, new contracts and other operational metrics.

Long-Term Equity Incentives

Grants made under our equity incentive plan provide continual motivation for our officers, employees, consultants and directors to achieve our business and financial objectives and align their interests with the long-term interests of our stockholders. The purpose of grants made under our equity incentive plan is to promote greater alignment of interests between employees and stockholders, and to support the achievement of our longer-term performance objectives, while providing a long term retention element. For 2022, our named executive officers were awarded option awards with a four year vesting term, subject to continuous service with the Company. See “Outstanding Equity Awards at Fiscal Year-End” below for additional information.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding options held by our named executive officers at December 31, 2022.

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William Santana Li	7/12/2022	—	383,100	(1)(2)	3.04	7/11/2032
Mallorie Burak	10/8/2020	270,833	229,167	(1)(2)	2.34	10/7/2030
	12/23/2021	125,000	375,000	(1)(2)	10.00	12/22/2031
	7/12/2022	—	143,724	(1)(2)	3.04	7/11/2032
Mercedes Soria	4/21/2014	113,000	—	(1)(3)	0.16	4/20/2024
	11/17/2016	187,000	—	(1)(3)	0.60	11/17/2026
	4/22/2018	200,000	—	(1)(2)	1.26	4/21/2028
	5/9/2019	447,916	52,084	(1)(2)	1.24	5/9/2029
	2/27/2020	70,833	29,167	(1)(2)	0.91	2/26/2030
	6/24/2020	21,875	13,125	(1)(2)	0.91	6/23/2030
	7/12/2022	—	126,874	(1)(2)	3.04	7/11/2032

(1)  The stock options vest and become exercisable as to 25% of the option shares after 12 months, and vest as to the remaining shares in equal monthly installments over the subsequent 36 months, subject to continuous service as of each vesting date.

(2)  Exercisable for shares of Class A Common Stock.

(3) Exercisable for shares of Class B Common Stock, which can be subsequently converted to Class A Common Stock on a one-for-one basis.

Potential Payments Upon Termination or Change in Control

Below is a summary of the potential payments that each of our named executive officers would have received upon the occurrence of the termination events specified below, assuming that each triggering event occurred on December 31, 2022. The potential payments outlined below are set forth in the respective employment agreement for each named executive officer.

Involuntary Termination without Cause, Upon Death or Disability

Name	Severance(1) ($)	Health Benefits(1) ($)	Total ($)
William Santana Li	252,500	3,583	256,083
Mallorie Burak	175,000	12,600	187,600
Mercedes Soria	175,000	3,583	178,583

(1)	Equal to six months of (i) base salary paid in accordance with the Company’s normal payroll practices, and (ii) continued COBRA health coverage.

Involuntary Termination without Cause, Upon Death or Disability or Resignation for Good Reason in connection with a Change in Control

Name	Severance(1) ($)	Bonus(2) ($)	Acceleration of Equity Awards(3) ($)	Health Benefits(1) ($)	Total ($)
William Santana Li	505,000	423,000	—	7,165	935,165
Mallorie Burak	350,000	250,000	—	25,199	625,199
Mercedes Soria	350,000	250,000	—	7,165	607,165

(1)	Equal to twelve months of (i) base salary paid in accordance with the Company’s normal payroll practices, and (ii) continued COBRA health coverage.

(2)	Represents a single, lump sum payment equal to 100% of the executive’s target bonus for the applicable fiscal year.

(3)	Represents the value of unvested options awards held on December 31, 2022 that would be subject to accelerated vesting, based on the fair market value of our share of Class A Common Stock as of December 31, 2022, calculated by multiplying the number of shares of Class A Common Stock underlying each such option by the closing price of our shares of Class A Common Stock as of December 30, 2022 (the last trading date of 2022), less the applicable per share exercise price of such option. Due to the closing price on December 30, 2022 being greater than the applicable exercises prices of the option awards, there is no value for acceleration of equity awards.

Director Compensation

Each non-executive director receives an annual cash fee of $60,000, or $70,000 if the director serves as the chairperson of a Board committee, payable in quarterly installments. Each non-executive director also received an initial grant of 40,000 nonstatutory stock options that vests after the first anniversary of their Board service and will be eligible to receive awards under the Company’s equity incentive plans as may be determined from time to time by the Board in its discretion. Mr. Li does not receive compensation for his service on the Board.

The following table summarizes the total compensation earned by each of our non-employee directors who served during 2022.

Name	Fees Earned or Paid in Cash ($)(3)	Option Awards ($)(1)(4)	Total ($)
Kristi Ross(2)	70,000	62,983	132,983
Linda Keene Solomon	60,000	62,983	122,983
Jackeline V. Hernandez Fentanez(2)	70,000	62,983	132,983
Patricia L. Watkins	60,000	62,983	122,983
Patricia Howell	60,000	62,983	122,983
Suzanne Muchin(2)	60,000	63,021	123,021

(1) Amounts reflect the aggregate grant date fair value of grants made in each respective fiscal year computed in accordance with stock-based accounting rules (Financial Standards Accounting Board Accounting Standards Codification Topic 718 Stock Compensation). Assumptions used in the calculations of these amounts are included in Note 7 to our audited consolidated financial statements.

(2) On January 26, 2023, each of Kristi Ross, Jackeline Hernandez Fentanez and Suzanne Muchin voluntary resigned from the Board.

(3) The fees presented represent the annual cash fees earned by each director. On January 5, 2023, each of the independent directors waived her right to the fourth quarter 2022 board fee installment, payable in January 2023.

(4) Each of our directors held 40,000 unvested stock options as of December 31, 2022, which vested in full on January 27, 2023. Each of Kristi Ross, Jackeline Hernandez Fentanez and Suzanne Muchin forfeited their stock options upon their respective resignations from the Board.

Director Independence

Nasdaq listing rules require that a majority of the Board be comprised of independent directors. The Board has determined that Linda Keene Solomon, Patty Watkins and Trish Howell is each an “independent director” as defined under the applicable Nasdaq rules and SEC rules and regulations. Mr. Li is not independent due to his service as a current executive officer of the Company. The Board makes a determination regarding the independence of each director annually based on relevant facts and circumstances. Applying the standards and independence criteria defined by the Nasdaq listing standards, the Board has made a determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of her independent judgment in carrying out the responsibilities of a directors.

The Board of Directors has also determined that Linda Keene Solomon, Patty Watkins and Trish Howell, representing all of the members of the Audit Committee, are all "independent directors" under Nasdaq listing standards and SEC rules applicable to Audit Committee members.

The Board of Directors has determined that Linda Keene Solomon, Patty Watkins and Trish Howell are “independent directors” under Nasdaq listing standards and SEC rules applicable to Compensation Committee members.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

The following table sets out certain information with respect to the beneficial ownership of the voting securities of the Company, as of August 2, 2023, for:

•	Each person who we know beneficially owns more than five percent of any class of our voting securities;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

Percentage ownership is based on 67,266,888 shares of Class A common stock outstanding and 10,357,822 shares of Class B common stock outstanding, in each case, as of August 2, 2023.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares subject to options, or other rights, held by such person that are currently exercisable or will become exercisable within 60 days of the date of August 2, 2023, are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of all listed stockholders is c/o Knightscope, Inc., 1070 Terra Bella Avenue, Mountain View, California 94043. Except as indicated by the footnotes below, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to applicable community property laws.

	Class A Common Stock Beneficially Owned		Class B Common Stock Beneficially Owned		Series A Preferred Stock Beneficially Owned		Series B Preferred Stock Beneficially Owned		Series m-2 Preferred Stock Beneficially Owned		Combined Voting Power(1)
	Number	%	Number	%	Number	%	Number	%	Number	%
Name of Beneficial Owner
5% Stockholders:
William (“Bill”) Santana Li(2)(3)	1,283,160	1.7%	7,300,000	68.5%	—	—	—	—	—	—	29.8%
Stacy Dean Stephens	29,054	*	3,000,000	29.0%	—	—	—	—	—	—	12.4%
NetPosa Technologies (Hong Kong) Limited(4)	—	—	—	—	—	—	2,450,860	70.0%	—	—	10.1%
F50 Ventures Fund LP(5)	—	—	—	—	559,785	39.5%	183,248	5.2%	—	—	3.1%
Lab IX(6)	—	—	—	—	223,914	15.8%	—	—	—	—	* %
Godfrey Sullivan(7)	—	—	—	—	158,452	11.2%	—	—	—	—	*
V Swaminathan(8)	—	—	—	—	111,957	7.9%	73,525	2.1%	—	—	*
Brett Hershey(9)	—	—	—	—	111,957	7.9%	61,300	1.8%	—	—	*
Series Knightscope LLC F50 Global Syndicate Fund LLC(10)	—	—	—	—	—	—	434,733	12.4%	—	—	1.8%
AIDS Healthcare Foundation(11)	—	—	—	—	—	—	270,060	7.7%	150,000	93.8%	1.7%
Equity Trust Company(12)	—	—	—	—	—	—	—	—	10,000	6.2%	*
Named Executive Officers and Directors:
William (“Bill”) Santana Li(2)(3)	966,761	1.4%	7,300,000	68.5%	—	—	—	—	—	—	29.8%
Mallorie Burak(13)	625,246	* %	—	—	—	—	—	—	—	—	*
Mercedes Soria(2)(3)	966,761	1.4%	7,300,000	68.5%	—	—	—	—	—	—	28.8%
Linda Keene Solomon(13)	40,000	*	—	—	—	—	—	—	—	—	*
Patricia L. Watkins(13)	40,000	*	—	—	—	—	—	—	—	—	*
Patricia Howell(13)	40,000	*	—	—	—	—	—	—	—	—	*
All executive officers and directors as a group (12 individuals)(2)(14)	2,786,533	4.0%	10,362,000	99.4%	—	—	—	—	—	—	42.1%

* Represents beneficial ownership of less than 1%.

(1) Represents the percentage of voting power with respect to all shares of the Company’s outstanding capital stock as if converted to Class A common stock and Class B common stock, as applicable, as a single class. The holders of Series A preferred stock, Series B preferred stock, Series m-2 preferred stock and Class B common stock are entitled to 10 votes per share. The holders of our Series S preferred stock, Series m preferred stock, Series m-1 preferred stock, Series m-3 preferred stock, Series m-4 preferred stock and Class A common stock are entitled to one vote per share. Does not include shares underlying options.

(2) Combined voting power includes an aggregate of 2,964,829 shares of Class A common stock for which Mr. Li has been designated by other stockholders of the Company as such stockholders’ proxy and attorney-in-fact. See in part footnotes 8 and 9 below.

(3) Includes 855,024 shares of Class A common stock and 300,000 shares of Class B common stock, respectively, underlying stock options that are currently exercisable or exercisable within 60 days of August 2, 2023, held by Ms. Soria, who is Mr. Li’s wife.

(4) The address for NetPosa Technologies (Hong Kong) Limited is Suite 1023, 10/F, Ocean Centre, 5 Canton Road, Tsim Sha Tsui, Kowloon Hong Kong.

(5) The address for F50 Ventures Fund LP is 2132 Forbes Avenue, Santa Clara, California 95050.

(6) The address for Lab IX is 6201 America Center Drive, San Jose, California 95002.

(7) The address for Mr. Sullivan is 20400 Stevens Creek Blvd., Suite 750, Cupertino, California 95014.

(8) The address for Mr. Swaminathan is 3 Via Di Lugano, Henderson, Nevada 890113.

(9) The address for Mr. Hershey is c/o Walden Woods Holdings LLC, 900 Tanglewood Drive, Concord, Massachusetts 01742.

(10) Based on a Schedule 13G/A filed with the SEC on February 14, 2023. The address for Andrew M. Brown is 99 Wall Street, Suite 2250, New York, New York 10005. The shares are subject to a voting proxy, dated November 18, 2021, granted in favor of Mr. Li. Does not include warrants held by Mr. Brown to purchase 835,787 shares of Series m-3 preferred stock convertible into shares of Class A common stock. Mr. Brown does not report shared beneficial ownership with the Andrew M. Brown Family Protection Trust. See footnote 11 for additional information.

(11) Based solely on a Schedule 13G filed with the SEC on November 14, 2022. The address for the Andrew M. Brown Family Protection Trust is c/o Premier Trust Inc., 4465 S. Jones Blvd., Las Vegas, Nevada 89103. The shares are subject to a voting proxy, dated November 18, 2021, granted in favor of Mr. Li. Does include warrants held by the Andrew M. Brown Family Protection Trust to purchase 534,099 shares of Series S or Series m-3 preferred stock convertible into shares of Class A common stock. The Andrew M. Brown Family Protection Trust does not report shared beneficial ownership with Andrew Brown. See footnote 10 for additional information.

(12) The address for Series Knightscope LLC F50 Global Syndicate Fund LLC is 2625 Middlefield Road, Ste. 414, Palo Alto, California 94301.

(13) The address for AIDS Healthcare Foundation is 6255 Sunset Boulevard, 21st Floor, Los Angeles, California 90028.

(14) Represents securities held by Equity Trust Company FBO Tiffany Thy Tran Roth IRA. The address for Equity Trust Company FBO Tiffany Thy Tran Roth IRA is 1 Equity Way, Westlake, Ohio 44145.

(15) Represents stock options that are currently exercisable or exercisable within 60 days of August 2, 2023.

(16) Includes 2,906,533 shares of Class A common stock and 600,000 shares of Class B common stock, respectively, underlying stock options that are currently exercisable or exercisable within 60 days of August 2, 2023.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2022, regarding our equity incentive plans, which consists of awards issued under our 2014 Equity Incentive Plan, 2016 Equity Incentive Plan and 2022 Equity Incentive Plan:

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2014 Equity Incentive Plan	611,000	$3.11	—
2016 Equity Incentive Plan	7,333,616	$3.11	675,567
2022 Equity Incentive Plan	2,137,299	$3.11	2,862,701
Equity compensation plans not approved by security holders	—	—	—
Total	10,081,915	$3.11	3,538,268

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Konica Minolta, Inc.

One of the Company’s vendors, Konica Minolta, Inc. (“Konica Minolta”), is a stockholder of the Company and beneficially owned greater than 5% of our total voting power earlier in 2022. Konica Minolta provides the Company with repair services to its ASRs. The Company paid Konica Minolta $381,587, $355,428 and $218,425 in service fees for the years ended December 31, 2022, 2021 and 2020, respectively. The Company had payables of $117,000 and $29,279 owed to Konica Minolta as of December 31, 2022 and 2021, respectively.

Director and Officer Indemnification and Insurance

Our Amended and Restated Certificate of Incorporation and our bylaws provide that we indemnify each of our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Policies and Procedures for Approving Transactions with Related Persons

Our Audit Committee reviews and oversees all related person transactions in accordance with our policies and procedures, either in advance or when we become aware of a related person transaction that was not reviewed and approved in advance; however, the Board has not adopted a written policy or procedures governing its approval of transactions with related persons. Other than as described above, there were no related person transactions in the years ended December 31, 2021 or 2022. The transactions described above were approved by the Board of Directors at the time they were entered into.

SECURITIES BEING OFFERED

General

The Company is offering up to $10,000,000 of Public Safety Infrastructure Bonds (the “Bonds”).

This description sets forth certain terms of the Bonds that we are offering pursuant to this Offering Circular. In this section we use capitalized words to signify terms that are specifically defined in the Indenture, by and between us and _______, as trustee, or the trustee. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this Offering Circular for which no definition is provided.

Because this section is a summary, it does not describe every aspect of the Bonds or the Indenture. We urge you to read the Indenture carefully and in its entirety because that document and not this summary defines your rights as a Bondholders. Please review a copy of the Indenture. The Indenture is filed as an exhibit to the Offering Statement, of which this Offering Circular is a part, at www.sec.gov. You may also obtain a copy of the Indenture from us without charge. See “Where You Can Find More Information” for more information. You may also review the Indenture at the trustee’s corporate trust office at __________.

Ranking

The Bonds are subordinated, unsecured indebtedness of our Company. They will rank pari passu with our other unsecured indebtedness that we have not expressly agreed is senior to the Bonds (which does not require Bondholder consent). The Bonds will rank junior to any of our future secured indebtedness, including any debt outstanding under the Senior Indebtedness, and are subordinated to any right of payment under the same. The Bonds would also rank junior to any of our future secured indebtedness.

Interest and Maturity

The Bonds will each be offered serially starting from the date of qualification of the Offering Statement of which this Offering Circular is a part, with the sole difference between the series being their respective maturity dates. Each series of Bonds beginning with Series A will correspond to a particular closing. Each series of Bonds will mature on the fifth anniversary of the initial issuance date of such series. Interest on the Bonds will be paid to the record holders of the Bonds annually starting on the first anniversary of the initial issuance date of such series. If any day is not a business day, the next business day, thereafter, and annual payments will occur until the Bonds have been repaid in full or are otherwise no longer outstanding.

THE REQUIRED INTEREST PAYMENTS AND PRINCIPAL PAYMENT ARE NOT A GUARANTY OF ANY RETURN TO YOU NOR ARE THEY A GUARANTY OF THE RETURN OF YOUR INVESTED CAPITAL. While our Company is required to make interest payments and principal payment as described in the Indenture and above, we do not intend to establish a sinking fund to fund such payments. Therefore, our ability to honor these obligations will be subject to our ability to generate sufficient cash flow or procure additional financing in order to fund those payments. If we cannot generate sufficient cash flow or procure additional financing to honor these obligations, we may be forced to sell some or all of the Company’s assets to fund the payments. We cannot guarantee that the proceeds from any such sale will be sufficient to make the payments in their entirety or at all. If we cannot fund the above payments, Bondholders will have claims against us with respect to such violation as further described under the Indenture.

Optional Redemption

We may redeem the Bonds, in whole or in part, without penalty at any time. Any redemption of a Bond will be at an amount equal to the then outstanding principal on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If we plan to redeem the Bonds, we are required to give notice of redemption not less than 10 days nor more than 60 days prior to any redemption date to each Bondholder being redeemed at such Bondholder’s address appearing in the securities register maintained by the Registrar. In the event we elect to redeem less than all of any class or series of the Bonds, the particular Bonds to be redeemed will be selected by us, in our sole discretion.

Merger, Consolidation or Sale

We may consolidate or merge with or into any other corporation, and we may sell, lease or convey all or substantially all of our assets to any corporation, provided that the successor entity, if other than us:

•	is organized and existing under the laws of the United States of America or any United States, or U.S., state or the District of Columbia; and

•	assumes all of our obligations to perform and observe all of our obligations under the Bonds and the Indenture;

and provided further that no event of default under the Indenture shall have occurred and be continuing.

The Indenture does not provide for any right of acceleration in the event of a consolidation, merger, sale of all or substantially all of the assets, recapitalization or change in our stock ownership. In addition, the Indenture does not contain any provision which would protect the Bondholders against a sudden and dramatic decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

Certain Covenants

We will issue the Bonds under an Indenture, or the Indenture, to be dated as of the initial issuance date of the Bonds between us and ________, as the trustee. The Indenture does not limit our ability to incur, or permit our subsidiaries to incur, third-party indebtedness, whether secured or unsecured, including the indebtedness outstanding under Senior Indebtedness.

Offer to Repurchase Upon a Change of Control Repurchase Event

"Change of Control Repurchase Event", means (A) the acquisition by any person is not an Affiliate of the Company, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of the capital stock of the Company entitling that person to exercise more than 50% of the total voting power of all the capital stock entitled to vote in meetings of the Company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (B) following the closing of any transaction referred to in subsection (A), neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

If a Change of Control Repurchase Event occurs, unless we have exercised our option to redeem the Bonds as described under “-- Optional Redemption,” the Company or Trustee shall make an offer to each Bondholder to repurchase all or any amount of each Bondholder's Bonds at the redemption price set forth on the Bond

Reports

As soon as practicable, but in no event later than one hundred twenty (120) days after the close of our fiscal year, ending December 31st, we will cause to be mailed or made available, by any reasonable means, to each Bondholder as of a date selected by us, an annual report containing financial statements of our Company for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, equity and cash flows, with such statements having been audited by an accountant selected by us. We shall be deemed to have made a report available to each Bondholder as required if it has filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval (EDGAR) system and such report is publicly available on such system

Payment of Taxes and Other Claims

We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent: (i) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or assets; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we will not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or for which we have set apart and maintain an adequate reserve.

Event of Default

The following are events of default under the Indenture with respect to the Bonds:

•	default in the payment of any interest on the Bonds when due and payable, which continues for 60 days, a cure period;

•	default in the payment of any principal of or premium on the Bonds when due, which continues for 60 days, a cure period;

•	default in the performance of any other obligation or covenant contained in the Indenture or in this offering circular for the benefit of the Bonds, which continues for 120 days after written notice, a cure period; and

•	specified events in bankruptcy, insolvency or reorganization of us.

Annually, within 120 days following December 31st while the Bonds are outstanding, we will furnish to the trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture, or else specifying any event of default and the nature and status thereof. We will also deliver to the trustee a written notification of any uncured event of default within 30 days after we become aware of such uncured event of default

Remedies if an Event of Default Occurs

Subject to any respective cure period, or other terms of the indenture, if an event of default occurs and is continuing, the trustee or the Bondholders of not less than a majority in aggregate outstanding principal amount of the Bonds may declare the principal thereof, and all unpaid interest thereon to be due and payable immediately. In such event, the trustee will have the right to force us to sell any assets held by us or any subsidiary of ours that we have the unilateral right to cause it to sell its assets. We will be required to contribute the proceeds of any such sale to the repayment of the Bonds. With respect to subsidiaries for which we do not have the unilateral right to sell their assets, the trustee has the right to force us to sell our equity in such subsidiary in order to repay the Bonds.

At any time after the trustee or the Bondholders have accelerated the repayment of the principal, premium, if any, and all unpaid interest on the Bonds, but before the trustee has obtained a judgment or decree for payment of money due, the Bondholders of a majority in aggregate principal amount of outstanding Bonds may rescind and annul that acceleration and its consequences, provided that all payments, other than those due as a result of acceleration, have been made and all events of default have been remedied or waived.

The Bondholders of a majority in principal amount of the outstanding Bonds may waive any default with respect to that series, except a default:

•	in the payment of any amounts due and payable or deliverable under the Bonds; or

•	in an obligation contained in, or a provision of, the Indenture which cannot be modified under the terms of the Indenture without the consent of each Bondholder.

•

that Bondholder previously gives to the trustee written notice of a continuing event of default in excess of any cure period The Bondholders of a majority in principal amount of the outstanding Bonds may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Bonds, provided that (i) such direction is not in conflict with any rule of law or the Indenture, (ii) the trustee may take any other action deemed proper by the trustee that is not inconsistent with such direction and (iii) the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the Bondholders not joining therein. Subject to the provisions of the Indenture relating to the duties of the trustee, before proceeding to exercise any right or power under the Indenture at the direction of the Bondholders, the trustee is entitled to receive from those Bondholders security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which it might incur in complying with any direction.

A Bondholder will have the right to institute a proceeding with respect to the Indenture or for any remedy under the Indenture, if:

•	the Bondholders of not less than a majority in principal amount of the outstanding Bonds have made written request;

•	such Bondholder or Bondholders have offered to indemnify the trustee against the costs, expenses and liabilities incurred in connection with such request;

•	the trustee has not received from the Bondholders of a majority in principal amount of the outstanding Bonds a direction inconsistent with the request (it being understood and intended that no one or more of such Bondholders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Bondholders, or to obtain or to seek to obtain priority or preference over any other of such Bondholders or to enforce any rights under the Indenture, except in the manner herein provided and for equal and ratable benefit of all Bondholders); and

•	the trustee fails to institute the proceeding within 60 days.

However, the Bondholder has the right, which is absolute and unconditional, to receive payment of the principal of and interest on such Bond on the respective due dates (or any redemption date, subject to certain discounts) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such Bondholder.

Book-Entry, Delivery and Form

The Bonds purchased will be registered in book-entry form only on the books and records of the bond registrar.

PLAN OF DISTRIBUTION

Plan of Distribution

The Company is offering up to $10,000,000 Bonds, as described in this Offering Circular on a best efforts basis.

The minimum investment in this offering is 1 Bond, or $1,000.00.

The Company has engaged DealMaker Securities LLC (the “Broker”), a broker-dealer registered with the U.S. Securities and Exchange Commission (the “SEC”) and a member of Financial Industry Regulatory Authority (“FINRA”), to perform certain administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Broker will receive a commission fee equal to six and one half percent (6.5%) of the amount raised in the offering, which is part of the maximum compensation to be received of eight point three percent (8.3%), if fully subscribed. The Broker is not participating as an underwriter or placement agent in this offering and will not solicit any investments, recommend our securities, provide investment advice to any prospective investor, or distribute this Offering Circular or other offering materials to potential investors. All inquiries regarding this offering should be made directly to the Company.

Broker and its affiliates provide separate services to the Company to help facilitate the offering, from establishment of the platform to be used for subscription processing, through back-office operations/compliance, and marketing. Although orchestrated through the Broker, each of the affiliates have separate fees, and agreements embedded into the Broker’s services agreement. Once the offering is qualified, Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions.

Fees, Commissions and Discounts

The following table shows the maximum discounts, commissions and fees payable to Broker and its affiliates, as well as certain other fees, in connection with this offering by the Company, assuming a fully subscribed offering (the “Maximum Dollar Compensation”). There will not be any compensation that exceeds this dollar amount associated with the offering.

	Per Bond	Total
Public offering price	$1,000.00	$10,000,000.00
Anticipated broker and affiliate commissions and fees	$83.00	$830,000.00

Proceeds, before other expenses	$917.00	$9,170,000.00

Other Terms

With the services provided by the Broker and its affiliates there are different fee types associated with the specific services, which are routine for those service providers. None of the fees for the services are indeterminant in nature, and therefore have their own set maximum fees, and as described above none of these fees will exceed the Maximum Dollar Compensation. The aggregate fees payable to the Broker and its affiliates are described in more detail below.

The aggregate fees payable to the Broker and its affiliates are described below.

a.)       Administrative and Compliance Related Functions

DealMaker Securities, LLC will provide administrative and compliance related functions in connection with this offering, including:

•	Reviewing investor information, including identity verification, performing Anti-Money Laundering (“AML”) and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;
•	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
•	Coordinating with third party agents and vendors in connection with performance of services;
•	Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor’s participation;
•	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
•	Providing a dedicated account manager;
•	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
•	Reviewing and performing due diligence on the Company and the Company’s management and principals and consulting with the Company regarding same;
•	Consulting with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;
•	Providing white labelled platform customization to capture investor acquisition through the Broker’s platform’s analytic and communication tools;
•	Consulting with the Company on question customization for investor questionnaire;
•	Consulting with the Company on selection of webhosting services;
•	Consulting with the Company on completing template for the offering campaign page;
•	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;
•	Providing advice to the Company on preparation and completion of this Offering Circular;
•	Advising the Company on how to configure our website for the offering working with prospective investors;
•	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of the Broker;
•	Assisting the Company in the preparation of state, SEC and FINRA filings related to the offering; and
•	Working with Company personnel and counsel in providing information to the extent necessary.

Such services shall not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker:

•	A one-time $22,500 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis, and

•	A cash commission equal to six and one half percent (6.5%) of the amount raised in the offering.

For the avoidance of doubt, total aggregate fees payable to Broker will not exceed $672,500 (6.725%) of proceeds if the offering is fully subscribed.

b)       Technology Services

The Company has also engaged Novation Solutions Inc. O/A DealMaker (“DealMaker”), an affiliate of Broker, to create and maintain the online subscription processing platform for the offering.

After the qualification by the SEC of the Offering Statement of which this Offering Circular is a part, this offering will be conducted using the online subscription processing platform of DealMaker through our website at https://bond.knightscope.com, whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make payment of the purchase price through a third party processor by ACH debit transfer or wire transfer or credit card to an account we designate. There is no escrow established for this offering. We will hold closings upon the receipt of investors’ subscriptions and our acceptance of such subscriptions.

For these services, we have agreed to pay DealMaker:

•	A one-time $7,500 advance against accountable expenses for the provision of compliance consulting services and pre-offering analysis; and

•	A monthly fee of $2,000 in cash. For the avoidance of doubt, fees payable to DealMaker will not exceed $31,500 (0.315% of proceeds if the offering is fully subscribed).

For the avoidance of doubt, fees payable to DealMaker will not exceed $31,500 (0.315% of proceeds if the offering is fully subscribed).

c)        Marketing and Advisory Services

The Company has also engaged DealMaker Reach, LLC (“Reach”), an affiliate of Broker, for certain marketing advisory and consulting services. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company’s campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company’s capital raise marketing budget.

For these services, we have agreed to pay Reach:

•	A one-time $30,000 advance against accountable expenses for the provision of compliance consulting services, and

•	A monthly fee of $8,000 in cash up to a maximum of $96,000

For the avoidance of doubt, fees payable to Reach will not exceed $126,000 (1.26% of proceeds if the offering is fully subscribed)

The Administrative and Compliance fees, the Technology Services Fees, and the Marketing and Advisory Services described above in a.), b.) and c.) payable to Broker and affiliates, will, in aggregate, not exceed $830,000 (8.3% of proceeds if the offering is fully subscribed). In the event the offering is partially subscribed, the fees described above shall not exceed the following maximums:

If the Total Offering Amount is	Maximum Compensation to Broker and affiliates would be (as % of Total Offering Amount)
Up to $2,500,000	10%
Between $2,500,000 and $5,000,000	9%
Between $5,000,000 and $7,500,000	8.35%
Between $7,500,000 and $10,000,000 (maximum)	8.3%

Subscription Procedures

After the Offering Statement has been qualified by the SEC, the Company will accept tenders of funds to purchase the Bonds. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only, and checks will not be accepted. Investors will subscribe via the Company’s website and investor funds will be processed via DealMaker’s integrated payment solutions. Funds will be held in the Company’s payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company’s bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

The Company will be responsible for payment processing fees. Upon each closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the offering via the Company’s website integrating DealMaker’s technology and agree to the terms of the offering, Subscription Agreement, and any other relevant exhibit attached thereto.

Investors will be required to complete a subscription agreement in order to invest. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of his or her annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Broker will review all subscription agreements completed by the investor. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or credit card will be returned to subscribers within 30 days of such rejection without deduction or interest.

DealMaker Securities LLC (the “Broker”) has not investigated the desirability or advisability of investment in the Bonds, nor approved, endorsed or passed upon the merits of purchasing the Bonds. Broker is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Broker is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this offering. Based upon Broker’s anticipated limited role in this offering, it has not and will not conduct extensive due diligence of this offering and no investor should rely on the involvement of Broker in this offering as any basis for a belief that it has done extensive due diligence. Broker does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this offering should be made directly to the Company.

_________ will serve as Bond registrar to maintain Bondholder information on a book-entry basis. We will not issue Bonds in physical or paper form. Instead, our Bonds will be recorded and maintained on our Bond register.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on its cash and cash equivalent balances, cash generated through the At The Market Equity facility and agreement with Dimension Funding, and borrowings to meet its liquidity needs and capital expenditure requirements for at least the next 12 months.

Perks

Investors in this offering are eligible to receive certain perks depending on their investment amount.

Investors that meet the following criteria will receive the following perks:

$1,000 - $19,999	Knightscope Merchandise

$20,000 - $49,999	+ Knightscope Art

$50,000+	+ Robot Roadshow Pod Landing

Provisions of Note in Our Subscription Agreement

Jury Trial Waiver

The subscription agreement provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.  As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our certificate of incorporation and bylaws, subject to the provisions of Delaware law, contain provisions that allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our director and officers, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC, which are accessible on the SEC’s website at www.sec.gov. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are available, free of charge, on our website at ir.knightscope.com. We make these reports available through our website as soon as reasonably practicable after we electronically file such reports with, or furnish such reports to, the SEC. The information provided on, or accessible through, our website is not a part of, or incorporated into, this Offering Circular. You may also access this information, free of charge, at the SEC’s website at http://www.sec.gov.

We have filed with the SEC an Offering Statement on Form 1-A under the Securities Act with respect to the Bonds that we are offering. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all the information set forth in the Offering Statement or the exhibits and schedules filed with the Offering Statement. For further information about us and the Bonds we refer you to the Offering Statement and the exhibits and schedules filed with the Offering Statement. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement.

We also maintain a website at www.knightscope.com. The inclusion of our website address in this Offering Circular is an inactive textual reference only. The information contained on, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Offering Circular or the Offering Statement of which this Offering Circular is a part. Investors should not rely on any such information in deciding whether to purchase our Bonds.

KNIGHTSCOPE, INC.

F-1

KNIGHTSCOPE, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$5,842	$4,810
Restricted cash	100	—
Accounts receivable (net of allowance for credit losses of $26 as of June 30, 2023 and $229 as of December 31, 2022)	2,043	1,370
Inventory	2,671	2,560
Prepaid expenses and other current assets	1,302	1,349
Total current assets	11,958	10,089

Autonomous Security Robots, net	6,753	5,850
Property, equipment and software, net	976	614
Operating lease right-of-use-assets	1,680	2,012
Goodwill	1,922	1,344
Intangible assets, net	1,783	2,056
Other assets	95	117
Total assets	$25,167	$22,082

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,519	$2,457
Accrued expenses	2,433	2,403
Deferred revenue	2,444	1,711
Debt obligations	546	2,144
Operating lease liabilities, current	748	731
Other current liabilities	1,651	1,063
Total current liabilities	9,341	10,509
Debt obligations	—	6,554
Preferred stock warrant liability	5,102	10,011
Derivative liability	240	1,146
Other noncurrent liabilities	313	356
Operating lease liabilities, noncurrent	953	1,309
Total liabilities	15,949	29,885

Commitments and contingencies (Note 8)

Preferred Stock, $0.001 par value; 43,405,324 shares authorized as of June 30, 2023, and December 31, 2022, 9,554,764 and 11,351,841 shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively; aggregate liquidation preference of $35,700 and $37,733 as of June 30, 2023, and December 31, 2022, respectively	34,536	35,783

Stockholders’ deficit:
Class A Common Stock, $0.001 par, 114,000,000 shares authorized as of June 30, 2023, and December 31, 2022, 63,519,101 and 28,029,238 shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively	64	28
Class B Common Stock, $0.001 par, 30,000,000 shares authorized as of June 30, 2023, and December 31, 2022, 10,357,822 and 10,319,884 shares issued and outstanding as of June 30, 2023, and December 31, 2022, respectively	10	10
Additional paid-in capital	121,190	95,716
Accumulated deficit	(146,582)	(139,340)
Total stockholders’ deficit	(25,318)	(43,586)
Total liabilities, preferred stock and stockholders’ deficit	$25,167	$22,082

(1)	The condensed consolidated balance sheet as of December 31, 2022 was derived from the audited consolidated balance sheet as of that date.

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-2

KNIGHTSCOPE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended June 30,		Six-months ended June 30,
	2023	2022	2023	2022
Revenue, net
Service	$1,825	$1,042	$3,573	$1,985
Product	1,738	—	2,887	—
Total revenues	3,563	1,042	6,460	1,985
Cost of revenue, net
Service	2,642	1,732	4,884	3,225
Product	912	—	1,780	—
Total cost of revenues, net	3,554	1,732	6,664	3,225
Gross profit (loss)	9	(690)	(204)	(1,240)

Operating expenses:
Research and development	1,482	2,075	2,879	3,913
Sales and marketing	1,193	1,509	2,321	4,998
General and administrative	3,274	2,960	6,913	5,286
Restructuring charges	5	—	149	—
Total operating expenses	5,954	6,544	12,262	14,197

Loss from operations	(5,945)	(7,234)	(12,466)	(15,437)

Other income (expense):
Change in fair value of warrant liabilities	1,193	8,125	5,815	15,647
Change in fair value of convertible notes	(43)	—	—	—
Interest income (expense), net	48	1	(454)	(8,910)
Other income (expense), net	(51)	(24)	(137)	(29)
Total other income (expense)	1,147	8,102	5,224	6,708

Net income (loss) before income tax expense	(4,798)	868	(7,242)	(8,729)
Income tax expense	—	—	—	—
Net income (loss)	$(4,798)	$868	$(7,242)	$(8,729)
Basic net income (loss) per common share	$(0.08)	$0.02	$(0.14)	$(0.26)
Diluted net income (loss) per common share	$(0.08)	$0.02	$(0.14)	$(0.26)
Weighted average shares used to compute basic net income (loss) per share	57,224,377	35,730,648	50,087,068	33,727,858
Weighted average shares used to compute diluted net income (loss) per share	57,224,377	49,675,996	50,087,068	33,727,858

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

KNIGHTSCOPE, INC.

Condensed Consolidated Statements of Stockholders’ Deficit

(In thousands, except share and per share data)

(Unaudited)

	Series m		Series m-1		Series m-2		Series m-3		Series S		Series A		Series B		Class A		Class B
	Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Common		Common		Additional		Total
	Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Paid-in-	Accumulative	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
March 31, 2022	2,037,910	$5,292	—	$—	826,666	$2,480	—	$—	2,855,743	$23,118	4,308,812	$1,864	3,557,371	$7,217	23,877,817	$24	10,378,251	$10	$84,586	$(123,294)	$(38,674)

Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	727	—	727

Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	54,745	—	—	—	105	—	105

Offering proceeds, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	169	—	169

Share conversion to common stock	(105,889)	(275)	—	—	(666,666	(2,000)	—	—	(72,339)	(586)	(1,059,708)	(458)	(15,604)	(32)	1,958,303	2	(16,081	—	3,349	—	3,351

Proceeds from equity sale, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	194,622	—	—	—	378	—	378

Net income	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	868	868

Balance as of June 30, 2022	1,932,021	$5,017	—	$—	160,000	$480	—	$—	2,783,404	$22,532	3,249,104	$1,406	3,541,767	$7,185	26,085,487	$26	10,362,170	$10	$89,314	$(122,426)	$(33,076)

	Series m		Series m-1		Series m-2		Series m-3		Series S		Series A		Series B		Class A		Class B
	Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Common		Common		Additional		Total
	Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Paid-in-	Accumulative	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance as of December 31, 2021	4,574,917	$11,881	186,872	$1,319	1,251,666	$3,755	16,757	$46	3,705,239	$29,995	6,155,564	$2,663	3,726,092	$7,559	5,936,929	$6	13,131,197	$13	$30,745	$(113,697)	$(82,933)

Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,452	—	1,452

Warrants exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	156,483	—	—	—	370	—	370

Conversion of debt obligations to class A common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,513,385	7	—	—	16,004	—	16,011

Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	127,746	—	25,000	—	202	—	202

Offering proceeds, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,236,619	2	—	—	19,623	—	19,625

Share conversion to common stock	(2,642,896)	(6,864)	(186,872)	(1,319)	(1,091,666)	(3,275)	(16,757)	(46)	(921,835)	(7,463)	(2,906,460)	(1,257)	(184,325)	(374)	10,919,703	11	(2,794,027)	(3)	20,590	—	20,598

Proceeds from equity sale, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	194,622	—	—	—	378	—	378

Share conversion costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(50)	—	(50)

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(8,729)	(8,729)

Balance as of June 30, 2022	1,932,021	$5,017	—	$—	160,000	$480	—	$—	2,783,404	$22,532	3,249,104	$1,406	3,541,767	$7,185	26,085,487	$26	10,362,170	$10	$89,314	$(122,426)	$(33,076)

F-4

	Series m		Series m-1		Series m-2		Series m-3		Series S		Series A		Series B		Class A		Class B
	Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Common		Common		Additional		Total
	Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Paid-in-	Accumulative	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance as of March 31, 2023	1,808,498	$4,696	—	$—	160,000	$480	—	$—	2,693,500	$21,805	1,418,381	$614	3,498,859	$7,098	37,314,704	$37	10,357,822	$10	$106,332	$(141,784)	$(35,405)

Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	731	—	731

Warrants exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Conversion of debt obligations to Class A Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	7,538,604	8	—	—	4,410	—	4,418

Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	238,000	—	38	—	38

Offering proceeds, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	18,396,581	18	—	—	9,524	—	9,542

Share conversion to common stock	(7,539)	(20)	—	—	—	—	—	—	(16,935)	(137)	—	—	—	—	269,212	1	(238,000)	—	156	—	157

Share conversion costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1)	—	(1)

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,798)	(4,798)

Balance as of June 30, 2023	1,800,959	$4,676	—	$—	160,000	$480	—	$—	2,676,565	$21,668	1,418,381	$614	3,498,859	$7,098	63,519,101	$64	10,357,822	$10	$121,190	$(146,582)	$(25,318)

	Series m		Series m-1		Series m-2		Series m-3		Series S		Series A		Series B		Class A		Class B
	Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Preferred		Common		Common		Additional		Total
	Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Stock		Paid-in-	Accumulative	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance as of December 31, 2022	1,855,328	$4,818	—	$—	160,000	$480	—	$—	2,714,732	$21,977	3,086,160	$1,335	3,535,621	$7,173	28,029,238	$28	10,319,884	$10	$95,716	$(139,340)	$(43,586)

Stock based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	1,177	—	1,177

Conversion of debt obligations to Class A Common Stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,432,428	11	—	—	8,581	—	8,592

Stock options exercised	—	—	—	—	—	—	—	—	—	—	—	—	—	—	213,020	—	238,000	—	263	—	263

Proceeds from Equity Sale, net of issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	22,821,226	23	—	—	14,213	—	14,236

Share conversion to common stock	(54,369)	(142)	—	—	—	—	—	—	(38,167)	(309)	(1,667,779)	(721)	(36,762)	(75)	2,023,189	2	(200,062)	—	1,245	—	1,247

Share conversion costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(5)	—	(5)

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(7,242)	(7,242)

Balance as of June 30, 2023	1,800,959	$4,676	—	$—	160,000	$480	—	$—	2,676,565	$21,668	1,418,381	$614	3,498,859	$7,098	63,519,101	$64	10,357,822	$10	$121,190	$(146,582)	$(25,318)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

KNIGHTSCOPE, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six-months ended June 30,
	2023	2022
Cash Flows From Operating Activities
Net loss	$(7,242)	$(8,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,155	684
Stock compensation expense	1,177	1,452
Change in fair value of warrant liabilities	(5,815)	(15,647)
Accrued interest	440	24
Common stock issued in exchange for consulting services	293	—
Amortization of debt discount	—	8,878
Changes in operating assets and liabilities:
Accounts receivable, net	(673)	(448)
Prepaid expenses and other current assets	(246)	44
Inventory	(111)	—
Other assets	22	—
Accounts payable	(938)	(277)
Accrued expenses	30	(606)
Deferred revenue	155	655
Other current and noncurrent liabilities	538	332
Net cash used in operating activities	(11,215)	(13,638)

Cash Flows From Investing Activities
Purchases and related costs incurred for Autonomous Security Robots	(1,690)	(1,651)
Purchase of property and equipment	(457)	(76)
Net cash used in investing activities	(2,147)	(1,727)

Cash Flows From Financing Activities
Proceeds from stock options exercised	263	202
Offering proceeds, net of issuance costs	—	19,625
Proceeds from equity sale, net of issuance costs	14,236	378
Share conversion costs	(5)	(50)
Net cash provided by financing activities	14,494	20,155
Net change in cash and cash equivalents and restricted cash	1,132	4,790
Cash, cash equivalents and restricted cash at beginning of the period	4,810	10,849
Cash, cash equivalents and restricted cash at end of the period	$5,942	$15,639
Supplemental Disclosure of Non-Cash Financing Activities
Conversion of preferred stock to common stock	$1,247	$20,598
Conversion of debt obligations to Class A common Stock	$8,592	$16,011
Goodwill adjustment	$578	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-6

KNIGHTSCOPE, INC.

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, unless otherwise stated)

(Unaudited)

NOTE 1: The Company and Summary of Significant Accounting Policies

Description of Business

Knightscope, Inc., was incorporated on April 4, 2013 under the laws of the State of Delaware.

Knightscope, Inc. (the “Company”) is an advanced public safety technology company that builds fully autonomous security robots and Blue Light emergency communications systems. The Company’s mission is to make the United States of America the safest country in the world by helping to protect the people, places, and assets where we live, work, study and visit.

To support this mission, the Company designs, develops, manufactures, markets, deploys, and supports Autonomous Security Robots (“ASRs”), autonomous charging stations, the proprietary Knightscope Security Operations Center (“KSOC”) software user interface, Blue Light emergency communication devices, and its newly released Knightscope Emergency Management System (“KEMS”) platform.

Basis of Presentation and Liquidity

The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and note disclosures have been condensed or omitted pursuant to such rules and regulations. The unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the period presented. The results of operations for the three and six-months ended June 30, 2023, are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for other future periods. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023. The Company’s significant accounting policies are described in Note 1 to those audited consolidated financial statements.

Since its inception, the Company has incurred significant operating losses and negative cash flows from operations which is principally the result of significant research and development activities related to the development and continued improvement of the Company’s ASRs and KSOC (hardware and software).

Cash and cash equivalents on hand were $5.8 million as of June 30, 2023, compared to $4.8 million as of December 31, 2022. The Company has historically incurred losses and negative cashflows from operations. As of June 30, 2023, the Company also had an accumulated deficit of approximately $146.6 million and stockholders’ deficit of $25.3 million. The Company is dependent on additional fundraising in order to sustain its ongoing operations. Based on current operating levels, the Company will need to raise additional funds in the next twelve months by selling additional equity or incurring debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the date of this report.

Segments

The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. All long-lived assets are located in the United States and substantially all revenue is attributed to sellers and buyers based in the United States.

F-7

Basic and Diluted net income (loss) per share

Net income (loss) per share of common stock is computed using the two-class method required for participating securities based on their participation rights. All series of convertible preferred stock are participating securities as the holders are entitled to participate in common stock dividends with common stock on an as converted basis. Holders of Series m-4 Preferred Stock were entitled to receive cumulative dividends payable semi-annually in arrears at the rate per share of Series m-4 Preferred Stock equal to the dividend rate for the Series m-4 Preferred Stock, in each case subject to compliance with applicable law. Dividends to holders of Series m-4 Preferred Stock are paid in kind as a dividend of additional shares of Series m-4 Preferred Stock for each dividend period on the applicable dividend payment date using a price per share equal to the original issue price, provided that the Company shall not issue any fractional shares of Series m-4 Preferred Stock. The holders of the Company’s preferred stock, other than m-4 preferred stock, are also entitled to noncumulative dividends prior and in preference, to the Company’s common stock and do not have a contractual obligation to share in the losses of the Company. All shares of Series m-4 Preferred Stock have converted to Class A Common Stock, leaving no outstanding balance of the Series m-4 Preferred Stock as of June 30, 2023. In accordance with the two-class method, earnings allocated to these participating securities, which include participation rights in undistributed earnings with common stock, are subtracted from net income (loss) to determine net income (loss) attributable to common stockholders upon their occurrence.

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (net adjusted for preferred stock dividends declared or accumulated) by the weighted average number of common shares outstanding during the period. All participating securities are excluded from basic weighted average shares outstanding. In computing diluted net income (loss) attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by diluted weighted average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net income (loss) per share for the three-months ended June 30, 2023 and 2022 consist of the following:

	June 30,	June 30,
	2023	2022
Series A Preferred Stock (convertible to Class B Common Stock)	1,418,381	—
Series B Preferred Stock (convertible to Class B Common Stock)	3,498,859	—
Series m Preferred Stock (convertible to Class A Common Stock)	1,800,959	—
Series m-2 Preferred Stock (convertible to Class B Common Stock)	160,000	—
Series S Preferred Stock (convertible to Class A Common Stock)	2,676,565	—
Warrants to purchase Class A Common Stock	1,138,446	—
Warrants to purchase Series m-3 Preferred Stock	1,432,786	1,432,786
Warrants to purchase Series s Preferred Stock	2,941,814	4,441,814
Stock options	9,405,655	8,267,003
Total potentially dilutive shares	24,473,465	14,141,603

Potentially dilutive securities that were excluded from the computation of diluted net income (loss) per share for the six-months ended June 30, 2023 and 2022, consist of the following:

	June 30,	June 30,
	2023	2022
Series A Preferred Stock (convertible to Class B Common Stock)	1,418,381	3,249,104
Series B Preferred Stock (convertible to Class B Common Stock)	3,498,859	3,541,767
Series m Preferred Stock (convertible to Class A Common Stock)	1,800,959	1,932,021
Series m-2 Preferred Stock (convertible to Class B Common Stock)	160,000	160,000
Series S Preferred Stock (convertible to Class A Common Stock)	2,676,565	2,783,404
Warrants to purchase of Series m-3 (convertible to Class A Common Stock)	1,432,786	1,432,786
Warrants to purchase of Series s (convertible to Class A Common Stock)	2,941,814	4,441,814
Warrants to purchase Class A Common Stock	1,138,446	—
Stock options	9,405,655	8,267,003
Total potentially dilutive shares	24,473,465	25,807,899

As all potentially dilutive securities are anti-dilutive for the six-months ended June 30, 2023 and 2022, diluted net loss per share is the same as basic net loss per share for each period.

F-8

Comprehensive Income (Loss)

Net income (loss) was equal to comprehensive income (loss) for the three and six-month periods ended June 30, 2023 and 2022.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Specific accounts that require management estimates include, but are not limited to, estimating the useful lives of the Company’s ASRs and property, equipment and software, certain estimates required within revenue recognition, estimating fair values of Company’s common stock, share-based awards and warrant liabilities, inclusive of any contingent assets and liabilities. Actual results could differ from those estimates and such differences may be material to the condensed consolidated financial statements.

Accounting Pronouncements Adopted in 2023

In June 2016, the Financial Accounting Standards Board (“FASB”) released Accounting Standards Update No. 2016-13, “Financial Instruments – Credit Losses.” The amendment revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including but not limited to available-for-sale debt securities and accounts receivable. The Company’s implementation of this pronouncement did not have a material impact on the Company’s condensed consolidated financial statements.

Accounting Pronouncements Not Yet Adopted

Management has reviewed other recently issued accounting pronouncements issued or proposed by the FASB, and does not believe any of these accounting pronouncements has had or will have a material impact on the condensed consolidated financial statements.

Out of Period Adjustments

During the quarter ended June 30, 2023, the Company became aware of an error in the calculation of deferred revenue and goodwill associated with the CASE Emergency Systems acquisition in October of 2022. The error resulted in an understatement of acquired deferred revenue and goodwill in the amount of $578. As such, the June 30, 2023 condensed consolidated balance sheet has been adjusted to increase goodwill and deferred revenue by $578. In addition, during the quarter ended June 30, 2023, the Company became aware of an error in the reporting of interest expense resulting in an additional charge of $62 in the three-months ended June 30, 2023. Based on an analysis of Staff Accounting Bulletin 108, “Quantifying Misstatements” and Staff Accounting Bulletin 99, “Materiality,” the Company has determined that these errors were immaterial to the previously issued audited consolidated financial statements for the year ended December 31, 2022 and the unaudited condensed consolidated financial statements for the quarter ended March 31, 2023.

Inventory

Inventory, principally purchased components, is stated at the lower of cost or net realizable value. Cost is determined using an average cost, which approximates actual cost on a first-in, first-out basis. Inventory in excess of salable amounts and inventory which is considered obsolete based upon changes in existing technology is written off. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.

	June 30,	December 31,
	2023	2022
Raw materials	$2,213	$2,032
Work in process	109	—
Finished goods	349	528
	$2,671	$2,560

F-9

Autonomous Security Robots, net

ASRs consist of materials, ASRs in progress and finished ASRs. ASRs in progress and finished ASRs include materials, labor and other direct and indirect costs used in their production. Finished ASRs are valued using a discrete bill of materials, which includes an allocation of labor and direct overhead based on assembly hours. Depreciation expense on ASRs is recorded using the straight-line method over their estimated expected lives, which currently ranges from 3 to 5 years. Depreciation expense of finished ASRs included in research and development expense amounted to $2 and $14, depreciation expense of finished ASRs included in sales and marketing expense amounted to $1 and $13, and depreciation expense included in cost of revenue, net amounted to $409 and $295 for the three-months ended June 30, 2023 and 2022, respectively. Depreciation expense of finished ASRs included in research and development expense amounted to $4 and $34, depreciation expense of finished ASRs included in sales and marketing expense amounted to $13 and $27, and depreciation expense included in cost of revenue, net amounted to $770 and $602 for the six-months ended June 30, 2023 and 2022, respectively.

ASRs, net, consisted of the following:

	June 30,	December 31,
	2023	2022
Raw materials	$2,580	$2,732
ASRs in progress	1,392	773
Finished ASRs	11,421	10,198
	15,393	13,703
Accumulated depreciation on Finished ASRs	(8,640)	(7,853)
ASRs, net	$6,753	$5,850

The components of the Finished ASRs, net are as follows:

	June 30,	December 31,
	2023	2022
ASRs on lease or available for lease	$10,135	$9,002
Demonstration ASRs	607	622
Research and development ASRs	194	194
Docking stations	485	380
	11,421	10,198
Less: accumulated depreciation	(8,640)	(7,853)
Finished ASRs, net	$2,781	$2,345

Intangible Assets

The gross carrying amounts and accumulated amortization of the intangible assets with determinable lives are as follows:

		June 30, 2023
	Amortization	Gross
	Period	carrying	Accumulated	Carrying
Intangible assets with determinable lives	(years)	amount	amortization	amount, net
Developed technology	5	$990	$(140)	850
Customer relationships	8	950	(84)	866
Trademark	1	230	(163)	67
Total		$2,170	$(387)	1,783

		December 31, 2022
	Amortization	Gross
	Period	carrying	Accumulated	Carrying
Intangible assets with determinable lives	(years)	amount	amortization	amount, net
Developed technology	5	$990	$(41)	$949
Customer relationships	8	950	(25)	925
Trademark	1	230	(48)	182
Total		$2,170	$(114)	$2,056

Intangible assets amortization expense totaling $136 for the three-months ended June 30, 2023 was recorded in sales and marketing expense and cost of revenue, net - service in the amounts of $87 and $49, respectively. Intangible assets amortization expense totaling $273 for the six-months ended June, 30, 2023 was recorded in sales and marketing expense and cost of revenue, net - service in the amounts of $174 and $99, respectively.

F-10

As of June 30, 2023, future intangible assets amortization expense for each of the next five years and thereafter is as follows:

Year ending December 31,	Amount
2023	$226
2024	317
2025	317
2026	317
2027	275
Thereafter	331
Total	$1,783

Other Current Liabilities

Other current liabilities consisted of the following:

	June 30,	December 31,
	2023	2022
Sales tax	$563	$419
Customer and vendor deposits	332	50
Warranty liability	313	145
Lease liability – short term	85	92
Other	358	357
	$1,651	$1,063

Accrued Warranty

The liability for estimated warranty claims is accrued at the time of sale and the expense is recorded in the condensed consolidated statements of operations in cost of revenue, net - product. The liability is established using historical warranty claim experience. The current provision may be adjusted to take into account unusual or non-recurring events in the past or anticipated changes in future warranty claims. Adjustments to the warranty accrual are recorded if actual claim experience indicates that adjustments are necessary. Warranty reserves are reviewed to ensure critical assumptions are updated for known events that may impact the potential warranty liability.

Change in the warranty liability for the six-months ended consisted of the following:

	June 30,
	2023	2022
Balance January 1,	$145	$—
Provision for warranties issued during the quarter	240	—
Warranty services provided	(72)	—
	$313	$—

Accrued Expenses

Accrued expenses consisted of the following:

	June 30,	December 31,
	2023	2022
Bonuses earned during 2022	$903	$961
Payroll and payroll taxes	577	696
Legal, consulting, and financial services	328	542
Other	625	204
	$2,433	$2,403

F-11

Convertible Preferred Warrant Liabilities and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s preferred stock are classified as liabilities on the balance sheets at their estimated fair value because the underlying shares of preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The preferred stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of the preferred stock warrants are recorded in the condensed consolidated statements of operations. The Company will continue to adjust the liability associated with the preferred stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the preferred stock warrants or the completion of a sale of the Company. Upon an IPO, the preferred stock warrants will convert into warrants to purchase common stock and any liabilities recorded for the preferred stock warrants will be reclassified to additional paid-in capital and will no longer be subject to remeasurement.

Common stock warrants that are not considered derivative liabilities are accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants is determined using the Black-Scholes option-pricing model.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation, which requires that the estimated fair value on the date of grant be determined using the Black-Scholes option pricing model with the fair value recognized over the requisite service period of the awards, which is generally the option vesting period. The Company’s determination of the fair value of the stock-based awards on the date of grant, using the Black-Scholes option pricing model, is affected by the fair value of the Company’s common stock as well as other assumptions regarding a number of highly complex and subjective variables. These variables include but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee option exercise behaviors. Because there is insufficient historical information available to estimate the expected term of the stock-based awards, the Company adopted the simplified method of estimating the expected term of options granted by taking the average of the vesting term and the contractual term of the option. The Company recognizes forfeitures as they occur when calculating stock-based compensation for its equity awards.

NOTE 2: Revenue and Deferred Revenue

Revenue Recognition

ASR related revenue

The Company derives its revenues from lease of proprietary ASRs along with access to the browser-based interface KSOC through contracts under the lease accounting that typically have a twelve (12) month term. In addition, the Company derives non-lease revenue items such as professional services related to ASRs’ deployments, special decals, shipping costs and training if any, recognized when control of these services is transferred to the clients, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Blue Light Towers, E-Phones and Call Boxes revenue

The Company also derives revenues from fees from Blue Light Tower, E-Phone and Call Box sales and related services, such as installation, maintenance, and upgrades. The maintenance revenue is recognized in the period the service is performed and the Company has determined that term of the contracts has been fulfilled. Installation or upgrades revenue are recognized upon completion of the project/contracts. In certain cases, deferred revenue is recognized to account for unfinished contracts.

The Company determines revenue recognition through the following steps:

•	identification of the contract, or contracts, with a client;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

F-12

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes ASR subscription revenue as follows:

ASR subscription revenue

ASR subscription revenue is generated from lease of proprietary ASRs along with access to the browser-based interface KSOC through contracts that typically have twelve (12) month terms. These revenue arrangements adhere to lease accounting guidance and are classified as leases for revenue recognition purposes. Currently, all revenue arrangements qualify as operating leases where consideration allocated to the lease deliverables is recognized ratably over the lease term.

Deferred revenue

In connection with the Company’s Machine-as-a-Service (“MaaS”) subscription for the Company’s ASRs, the Company’s standard billing terms are annual in advance. In these situations, the Company records the invoices as deferred revenue and amortizes the subscription amount when the services are delivered, which generally is a 12-month period. In addition, the Company refers certain transactions to Dimension and Balboa Capital, whereby Dimension or Balboa Capital advances the full value of the MaaS subscription to the Company, less a processing fee. The advanced payment is recorded in deferred revenue and amortized over the term of the subscription once the ASR is delivered to the deployment site.

The Company derives revenue from the lease subscription of its proprietary ASRs along with access to its KSOC browser-based software interface. MaaS subscription agreements typically have a twelve (12)-month term.

The Company also records deferred revenue from unfinished contracts for certain Call Box services.

Deferred revenue includes billings in excess of revenue recognized. Revenue recognized at a point in time generally does not result in significant increases in deferred revenue. Revenue recognized over a period generally results in a majority of the increases in deferred revenue as the performance obligations are fulfilled after the billing event. Deferred revenue was as follows:

June 30, 2023
Deferred revenue - short term	$2,444
Revenue recognized in the six-months ended related to amounts included in deferred revenue as of January 1, 2023	$1,055

Deferred revenue represents amounts invoiced to customers for contracts for which revenue has yet to be recognized based for subscription services to be delivered to the Company’s clients. Typically, the timing of invoicing is based on the terms of the contract.

Customer Deposits

Customer deposits primarily relate to sales of Blue Light Towers, E-Phones and Call Boxes to certain customers dependent upon credit worthiness. The customer deoposits are recorded as current liabilities and reclassed to a contra accounts receivable account at the time that the final invoice for the sale is generated following the completion of the revenue recognition criteria.

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into the timing of the transfers of goods and services by product line.

The following table summarizes revenue by product line and timing of recognition:

	Three-Months Ended June 30,
	2023			2022
	Point in time	Over time	Total	Point in time	Over time	Total
ASRs	$20	$1,080	$1,100	$31	$1,011	$1,042
Blue Light Towers, E-Phones and Call Boxes	2,393	70	2,463	—	—	—
Total	$2,413	$1,150	$3,563	$31	$1,011	$1,042

F-13

	Six-Months Ended June 30,
	2023			2022
	Point in time	Over time	Total	Point in time	Over time	Total
ASRs	$40	$2,082	$2,122	$46	$1,939	$1,985
Blue Light Towers, E-Phones and Call Boxes	4,180	158	4,338	—	—	—
Total	$4,220	$2,240	$6,460	$46	$1,939	$1,985

Other revenue

Other non-ASR related revenue such as deployment services, decals, shipping, and training revenue is recognized when services are delivered.

NOTE 3: Fair Value Measurement

The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following are three levels of inputs that may be used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3. Level 3 liabilities that are measured at fair value on a recurring basis consist of the convertible preferred stock warrant liabilities. The inputs used in estimating the fair value of the warrant liabilities are described in Note 6 -- Capital Stock and Warrants.

The following tables summarize, for each category of assets or liabilities carried at fair value, the respective fair value as of June 30, 2023, and December 31, 2022, and the classification by level of input within the fair value hierarchy:

	Total	Level 1	Level 2	Level 3
June 30, 2023
Assets
Cash equivalents:
Money market funds	$852	$852	$—	$—
Liabilities
Warrant liability – Series m-3 Preferred Stock	$245	$—	$—	$245
Warrant liability – Series S Preferred Stock	$4,857	$—	$—	$4,857
Derivative liability – Class A Common Stock warrants	$240	$—	$—	$240

	Total	Level 1	Level 2	Level 3
December 31, 2022
Assets
Cash equivalents:
Money market funds	$3,025	$3,025	$—	$—
Liabilities
Warrant liability – Series m-3 Preferred Stock	$1,282	$—	$—	$1,282
Warrant liability – Series S Preferred Stock	$8,729	$—	$—	$8,729
Derivative liability – Class A Common Stock warrants	$1,146	$—	$—	$1,146
2022 Convertible Notes	$8,152	$—	$—	$8,152

F-14

During the three-month periods ended June 30, 2023 and 2022, there were no transfers between Level 1, Level 2, or Level 3 assets or liabilities reported at fair value on a recurring basis and the valuation techniques used did not change compared to the Company’s established practice.

The following table sets forth a summary of the changes in the fair value of Company’s Level 3 warrant liabilities during the six-month periods ended June 30, 2023 and 2022, which were measured at fair value on a recurring basis:

	June 30,	June 30,
	2023	2022
Beginning Balance	$11,157	$30,566
Warrants exercised	—	(370)
Warrants cancelled	(308)	—
Revaluation of Series m-3 and S Preferred Stock warrants	(4,601)	(15,647)
Revaluation of Common Stock warrants	(906)	—
Ending Balance	$5,342	$14,549

The following table sets forth a summary of the changes in the fair value of Company’s Level 3 convertible note liabilities during the six-month periods ended June 30, 2023 and 2022, which were measured at fair value on a recurring basis:

	June 30,	June 30,
	2023	2022
Beginning Balance	$8,152	$—
Notes converted	(8,592)	—
Interest accretion	440	—
Ending Balance	$—	$—

NOTE 4:  Debt Obligations

The amortized carrying amount of the Company’s debt obligations consists of the following:

	June 30,	December 31,
	2023	2022
Convertible notes, net of fees and discount	$—	$8,152
Promissory notes	546	546
Total debt	546	8,698
Less: current portion of debt obligations	546	2,144
Non-current portion of debt obligations	$—	$6,554

During the six-months ended June 30, 2023, the Company issued 10,432,428 shares of Class A Common Stock in connection with various conversions of the 2022 Convertible Notes by the Buyer, representing an aggregate principal amount of $6.075 million. As of June 30, 2023, the entire outstanding principal balance of the 2022 Convertible Notes was fully retired. The 2022 Common Stock Warrants remain outstanding.

On June 30, 2023, Knightscope and CASE Emergency Systems (“CASE”) executed a Promissory Note Partial Payment and Extension Agreement, whereby the maturity date of the Seller’s Note (“Note”) issued on October 14, 2022 in the amount of $560,000 in connection with the acquisition of CASE was extended to October 6, 2023. The balance of the Note is payable in two installments with the first payment made July 10, 2023 and the final installment due on or before October 6, 2023.

F-15

NOTE 5: Stock-Based Compensation

Equity Incentive Plans

In April 2014, the Company adopted the Knightscope, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) allowing for the issuance of up to 2,000,000 shares of common stock through grants of options, stock appreciation rights, restricted stock or restricted stock units. In December 2016, the 2014 Plan was terminated, and the Company adopted the Knightscope, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) in which the remaining 1,936,014 shares available for issuance under the 2014 Plan at that time were transferred to the 2016 Plan. Awards outstanding under the 2014 Plan at the time of the 2014 Plan’s termination continue to be governed by their existing terms. The shares underlying any awards that are forfeited, canceled, repurchased or are otherwise terminated by the Company under the 2014 Plan will be added back to the shares of common stock available for issuance under the 2016 Plan. The 2016 Plan provides for the granting of stock awards such as incentive stock options, nonstatutory stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors and outside consultants as determined by the Board of Directors.

The Board may grant stock options under the 2016 Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of grant and generally have a term of ten years. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock, are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of incentive stock options granted to employees who, on the date of grant, own stock having more than 10% of the voting power of all the Company’s classes of stock, may not exceed five years. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Options granted under the 2016 Plan may vest upon the passage of time, generally four years, or upon the attainment of certain performance criteria established by the Board of Directors. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception.

On June 23, 2022, following approval by the Board of Directors, the Company’s stockholders adopted the Knightscope, Inc. 2022 Equity Incentive Plan (the “2022 Plan”) allowing for the issuance of up to 5,000,000 shares of Class A Common Stock through grants of options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, and other stock or cash-based awards. In connection with the adoption of the 2022 Plan, shares previously available for new grants under the 2016 Plan are available for new grants under the 2022 Plan, and shares subject to outstanding stock options under the prior plans as of the date of stockholder approval of the 2022 Plan, subsequently cease to be subject to such stock options (other than by reason of exercise of such stock options). The number of shares authorized under the 2022 Plan will be increased each January 1st, beginning January 1, 2023 and ending on (and including) January 1, 2032, by an amount equal to the lesser of (a) 5% of our outstanding Class A Common Stock and Class B Common Stock outstanding on December 31st of the immediately preceding calendar year (rounded up to the nearest whole share) and (b) a number of shares determined by the committee. Shares subject to awards that lapse, expire, terminate, or are canceled prior to the issuance of the underlying shares or that are subsequently forfeited to or otherwise reacquired by us will be added back to the shares of common stock available for issuance under the 2022 Plan.

The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Options granted under the 2022 Plan may vest upon the passage of time, generally four years, or upon the attainment of certain performance criteria established by the Board of Directors. The Company may from time-to-time grant options to purchase common stock to nonemployees for advisory and consulting services. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award.

F-16

Stock option activity under all of the Company’s equity incentive plans for the six-month period ended of June 30, 2023, is as follows:

				Weighted
			Weighted	Average
	Shares	Number of	Average	Remaining	Aggregate
	Available for	Shares	Exercise	Contractual	Intrinsic
	Grant	Outstanding	Price	Life (Years)	Value (000’s)
Available and outstanding as of December 31, 2022	3,538,268	10,081,915	$3.11	7.61	$4,098
2022 Plan annual increase	1,917,456	—	—	—	—
Granted	(975,000)	975,000	0.44	—	—
Exercised	—	(451,020)	0.58	—	—
Forfeited	1,200,240	(1,200,240)	4.50	—	—
Available and outstanding as of June 30, 2023	5,680,964	9,405,655	$2.78	7.45	$166
Vested and exercisable as of June 30, 2023	—	5,252,184	$2.27	6.38	$42

The weighted average grant date fair value of options granted during the six-month period ended June 30, 2023, was $0.23 per share. There were 451,020 options exercised during the six-month period ended June 30, 2023, compared to 152,746 options exercised in the prior year period. The fair value of the options that vested during the six-months ended June 30, 2023 and 2022, was $1.4 million and $523, respectively.

As of June 30, 2023, the Company had unamortized stock-based compensation expense of $6.4 million that will be recognized over the weighted average remaining vesting term of options of 1.79 years.

The assumptions utilized for option grants during the three and six-months ended June 30, 2023 and 2022, are as follows:

	Three-months ended		Six-months ended
	June 30,		June 30,
	2023	2022	2023	2022
Risk-free interest rate	3.62%	—%	3.62%	0.96%
Expected dividend yield	—%	—%	—%	—%
Expected volatility	54.73%	—%	54.71%	53.84%
Expected term (in years)	5.4	—	5.4	6.1

A summary of stock-based compensation expense recognized in the Company’s condensed consolidated statements of operations is as follows:

	Three-months ended		Six-months ended
	June 30,		June 30,
	2023	2022	2023	2022
Cost of revenue, net	$107	$82	$200	$162
Research and development	125	243	125	470
Sales and marketing	55	61	108	132
General and administrative	444	341	744	688
Total	$731	$727	$1,177	$1,452

NOTE 6: Capital Stock and Warrants

The following tables summarize convertible preferred stock issued and outstanding as of June 30, 2023:

	Shares	Proceeds Net	Aggregate
	Issued and	of Issuance	Liquidation
	Outstanding	Costs	Preference
Series A Preferred Stock	1,418,381	$614	$1,267
Series B Preferred Stock	3,498,859	7,098	7,138
Series m Preferred Stock	1,800,959	4,676	5,403
Series m-2 Preferred Stock	160,000	480	480
Series S Preferred Stock	2,676,565	21,668	21,412
Total Preferred Stock	9,554,764	$34,536	$35,700

F-17

A summary of the Company’s outstanding warrants as of June 30, 2023, is as follows:

Class of shares	Number of Warrants	Exercise Price	Expiration Date
Series m-3 Preferred Stock	1,432,786	$4.0000	December 31, 2027
Series S Preferred Stock	2,941,814	$4.5000	December 31, 2027
Class A Common Stock	1,138,446	$3.2500	October 13, 2027

On April 7, 2023, the Company entered into an Amendment and Cancellation Agreement with certain holders of warrants to purchase Series m-3 and Series S Preferred Stock. Under the terms of the agreement, the expiration date for warrants to purchase 1,432,786 shares of Series m-3 Preferred Stock and 2,941,814 shares of Series S Preferred Stock was extended to the earlier of December 31, 2027 or eighteen (18) months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act of 1933, as amended, in exchange for the cancellation of warrants to purchase 1,500,000 shares of Series S Preferred Stock.

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance relate to outstanding preferred stock, warrants and stock options as follows:

June 30,
2023
Series A Preferred Stock	1,418,381
Series B Preferred Stock	3,498,859
Series m Preferred Stock	1,800,959
Series m-2 Preferred Stock	160,000
Series S Preferred Stock	2,676,565
Stock options to purchase common stock	9,405,655
Warrants outstanding for future issuance of convertible preferred stock and common stock	5,513,046
Stock options available for future issuance	5,680,964
Total shares of Class A Common Stock reserved	30,154,429

At-the-Market Offering Program

In February 2023, the Company commenced an at-the-market offering program with H.C. Wainwright & Co., LLC, as sales agent, which allows the Company to sell and issue shares of Class A Common Stock from time-to-time of up to approximately $20.0 million, subject to, and in accordance with, SEC rules.

During the six-months ended June 30, 2023, the Company issued 21,970,117 shares of Class A Common Stock under the at-the-market offering program for net proceeds of approximately $12.9 million, net of brokerage and placement fees of approximately $0.5 million.

NOTE 7: Related parties and related-party transactions

One of the Company’s vendors, Konica Minolta, Inc. (“Konica Minolta”), is a stockholder of the Company. Konica Minolta provides the Company with repair services to its ASRs. The Company paid Konica Minolta $145 and $101 and $244 and $192 in service fees for the three and six-month periods ended June 30, 2023 and 2022, respectively. The Company had payables of $52 and $117 owed to Konica Minolta as of June 30, 2023 and December 31, 2022, respectively.

The Company paid $45 and $105 and $0 and $0 in rent for the three and six-month periods ended June 30, 2023 and 2022, respectively, for a building owned by an employee.

F-18

NOTE 8: Commitments and contingencies

Leases

The Company leases facilities for office space under non-cancelable operating lease agreements. The Company leases space for its corporate headquarters in Mountain View, California through August 2025.

As of June 30, 2023 and December 31, 2022, the components of leases and lease costs are as follows:

	June 30, 2023	December 31, 2022
Operating leases
Operating lease right-of-use assets	$1,680	$2,012

Operating lease liabilities, current portion	$748	$731
Operating lease liabilities, non-current portion	953	1,309
Total operating lease liabilities	$1,701	$2,040

Lease costs for the three and six-month periods ended June 30, 2023 are as follows:

	Three-months ended	Six-months ended
	June 30, 2023	June 30, 2023
Operating lease costs
Operating lease right-of-use assets	$240	$486

As of June 30, 2023, future minimum operating lease payments for each year until the end of the operating leases is as follows:

Years ending December 31,	Amount
2023 (remaining)	$470
2024	806
2025	608
2026	15
Total future minimum lease payments	1,899
Less - Interest	(198)
Present value of lease liabilities	$1,701

Weighted average remaining lease term is 2.2 years as of June 30, 2023, and the weighted average discount rate is 11%.

Legal Matters

The Company may be subject to legal proceedings and regulatory actions in the ordinary course of business. The Company is not currently party to any legal proceedings or regulatory actions that would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company from time to time enters into contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) arrangements with clients which generally include certain provisions for indemnifying clients against liabilities if the services infringe a third party’s intellectual property rights, (ii) the Regulation A Issuer Agreement where the Company may be required to indemnify the placement agent for any loss, damage, expense or liability incurred by the other party in any claim arising out of a material breach (or alleged breach) as a result of any potential violation of any law or regulation, or any third party claim arising out of any investment or potential investment in the offering, and (iii) agreements with the Company’s officers and directors, under which the Company may be required to indemnify such persons from certain liabilities arising out of such persons’ relationships with the Company. The Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements as of June 30, 2023, and December 31, 2022.

F-19

Sales Tax Contingencies

The Company has historically not collected state sales tax on the sale of its “MaaS” product offering but has paid sales tax and use tax on all purchases of raw materials and in conjunction with the financing arrangement of the Company’s ASRs with Farnam Street Financial. The Company’s MaaS product offering may be subject to sales tax in certain jurisdictions. If a taxing authority were to successfully assert that the Company has not properly collected sales or other transaction taxes, or if sales or other transaction tax laws or the interpretation thereof were to change, and the Company was unable to enforce the terms of their contracts with customers that give the right to reimbursement for the assessed sales taxes, tax liabilities in amounts that could be material may be incurred. Based on the Company’s assessment, the Company has recorded a use tax liability of $0.6 million and $0.4 million as of June 30, 2023, and December 31, 2022, respectively, which has been included in other current liabilities on the accompanying condensed consolidated balance sheets. The Company continues to analyze possible sales tax exposure but does not currently believe that any individual claim or aggregate claims that might arise will ultimately have a material effect on its results of operations, financial position or cash flows.

NOTE 9: Subsequent Events

On July 21, 2023, The Nasdaq Stock Market LLC (“Nasdaq”) notified the Company that it had regained compliance with Nasdaq Listing Rule 5450(b)(2)(A) by maintaining a market value of listed securities of at least $50,000,000 for 10 consecutive business days. In addition, on July 25, 2023, Nasdaq notified the Company that it had regained compliance with Nasdaq Listing Rule 5450(a)(1) by maintaining a minimum bid price of $1.00 per share or above for ten consecutive business days. Both matters are now closed, and the Company is currently in full compliance with Nasdaq continued listing standards.

From July 1, 2023 to August 11, 2023, the Company sold 3,764,215 shares of Class A Common Stock, generating approximately $3.5 million of proceeds, net of commissions and other issuance costs, under the Company’s at-the-market offering program

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Knightscope, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Knightscope, Inc. (a Delaware corporation) and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s recurring losses from operations, available cash and cash used in operations raise substantial doubt about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BPM LLP

We have served as the Company’s auditor since 2020.

San Jose, California

March 31, 2023

F-21

KNIGHTSCOPE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$4,810	$10,749
Restricted cash	—	100
Accounts receivable (net of allowance for doubtful accounts of $229 and $250 as of December 31, 2022 and 2021, respectively)	1,370	1,189
Inventory	2,560	—
Prepaid expenses and other current assets	1,349	1,299
Total current assets	10,089	13,337
Autonomous Security Robots, net	5,850	2,971
Property, equipment and software, net	614	117
Operating lease right-of-use-assets	2,012	1,077
Goodwill	1,344	—
Intangible assets, net	2,056	—
Other assets	117	78
Total assets	$22,082	$17,580

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$2,457	$1,514
Accrued expenses	2,403	1,191
Deferred revenue	1,711	889
Debt obligations	2,144	7,109
Operating lease liabilities, current	731	648
Other current liabilities	1,063	893
Total current liabilities	10,509	12,244
Debt obligations	6,554	—
Preferred stock warrant liability	10,011	30,566
Derivative liability	1,146	—
Other noncurrent liabilities	356	—
Operating lease liabilities, noncurrent	1,309	485
Total liabilities	29,885	43,295

Commitments and contingencies (Note 11)

Preferred Stock, $0.001 par value; 43,405,324 shares authorized as of December 31, 2022 and 2021, 11,351,841 and 19,617,107 shares issued and outstanding at December 31, 2022 and 2021, respectively; aggregate liquidation preference of $37,733 and $60,841 as of December 31, 2022 and 2021, respectively	35,783	57,218

Stockholders’ deficit:
Class A Common Stock, $0.001 par, 114,000,000 shares authorized as of December 31, 2022 and 2021, 28,029,238 and 5,936,929 shares issued and outstanding as of December 31, 2022 and 2021, respectively	28	6
Class B Common Stock, $0.001 par, 30,000,000 shares authorized as of December 31, 2022 and 2021, 10,319,884 and 13,131,197 shares issued and outstanding as of December 31, 2022 and 2021, respectively	10	13
Additional paid-in capital	95,716	30,745
Accumulated deficit	(139,340)	(113,697)
Total stockholders’ deficit	(43,586)	(82,933)
Total liabilities, preferred stock and stockholders’ deficit	$22,082	$17,580

See accompanying Notes to Consolidated Financial Statements.

F-22

KNIGHTSCOPE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Year ended December 31,
	2022	2021
Revenue, net
Service	$5,162	$3,407
Product	469	—
Total revenues	5,631	3,407
Cost of revenue, net
Service	8,804	5,464
Product	146	—
Total cost of revenues, net	8,950	5,464
Gross loss	(3,319)	(2,057)

Operating expenses:
Research and development	8,449	5,601
Sales and marketing	8,500	12,017
General and administrative	11,700	4,880
Total operating expenses	28,649	22,498

Loss from operations	(31,968)	(24,555)

Other income (expense):
Interest expense, net	(9,235)	(4,333)
Change in fair value of warrant and derivative liability	20,857	(15,718)
Change in fair value of convertible note	(4,650)	—
Other income (expense), net	(647)	763
Total other income (expense)	6,325	(19,288)

Loss before income tax expense	(25,643)	(43,843)
Income tax expense	—	—
Net loss	(25,643)	(43,843)
Preferred stock dividends	—	(608)
Net loss attributable to common stockholders	$(25,643)	$(44,451)
Basic and diluted net loss per share of Class A and Class B Common Stock	$(0.72)	$(4.18)
Weighted average shares used to compute basic and diluted net loss per share	35,551,120	10,631,774

See accompanying Notes to Consolidated Financial Statements.

F-23

KNIGHTSCOPE, INC.

STATEMENTS OF PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands except share data)

	Series m		Series m-1		Series m-2				Series m-4				Series A		Series B		Class A		Class B
	Preferred		Preferred		Preferred		Series m-3		Preferred		Series S		Preferred		Preferred		Common		Common				Total
	Stock		Stock		Stock		Preferred Stock		Stock		Preferred Stock		Stock		Stock		Stock		Stock		Additional	Accumulative	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in-capital	Deficit	Deficit
Balance as of January 1, 2021	5,339,215	$13,866	—	$—	1,660,756	$4,982	16,757	$46	1,432,786	$5,826	3,731,248	$27,135	8,936,015	$3,865	4,653,583	$9,442	—	$—	10,189,000	$10	3,051	$(69,246)	$(66,185)

Stock based compensation																					1,269		1,269

Warrants expired																					14		14

Warrants Exercised			186,872	1,319

Stock options exercised																	4,396				4		4

Issuance of Series s Preferred Stock, net of issuance costs											1,855,904	16,545											—

Share conversion to common stock	(764,298)	(1,985)			(409,090)	(1,227)			(1,432,786)	(6,434)	(1,881,913)	(13,685)	(2,780,451)	(1,202)	(927,491)	(1,883)	5,932,533	6	2,942,197	3	26,407		26,416

Series m-4 accrued dividend										608												(608)	(608)

Net loss																						(43,843)	(43,843)

Balance as of December 31, 2021	4,574,917	11,881	186,872	1,319	1,251,666	3,755	16,757	46	—	—	3,705,239	29,995	6,155,564	2,663	3,726,092	7,559	5,936,929	6	13,131,197	13	30,745	(113,697)	(82,933)

Stock based compensation																					3,539		3,539

Warrants exercised																	156,483				370		370

Conversion of debt obligations to Class A Common Stock																	6,513,385	7			16,004		16,011

Stock options exercised																	370,235		25,000		551		551

Offering proceeds, net of issuance costs																	2,236,619	2			19,623		19,625

Proceeds from equity sale, net of issuance costs																	1,307,950	1			2,878		2,879

Shares issued for consulting services																	236,567				653		653

Share conversion to common stock	(2,719,589)	(7,063)	(186,872)	(1,319)	(1,091,666)	(3,275)	(16,757)	(46)			(990,507)	(8,018)	(3,069,404)	(1,328)	(190,471)	(386)	11,271,070	12	(2,836,313)	(3)	21,427		21,436

Share conversion costs																					(74)		(74)
Net loss																						(25,643)	(25,643)

Balance as of December 31, 2022	1,855,328	$4,818	—	$—	160,000	$480	—	$—	—	$—	2,714,732	$21,977	3,086,160	$1,335	3,535,621	$7,173	28,029,238	$28	10,319,884	$10	$95,716	$(139,340)	$(43,586)

See accompanying Notes to Consolidated Financial Statements.

F-24

KNIGHTSCOPE, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2022	2021
Cash Flows From Operating Activities
Net loss	$(25,643)	$(43,843)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,710	1,552
Stock compensation expense	3,539	1,269
Change in fair value of warrant and derivative liability	(20,857)	15,718
Change in fair value of convertible note	4,650	—
Amortization of debt discount	8,878	2,448
Loss from damage of Autonomous Security Robots	—	5
PPP loan forgiveness	—	(832)
Common stock issued in exchange for consulting services	267	—
Non-cash interest	343	914
Interest expense related to warrants for preferred stock	—	982
Changes in operating assets and liabilities:
Accounts receivable	181	(315)
Inventory	(41)	—
Prepaid expenses and other current assets	361	(542)
Other assets	(11)	142
Accounts payable	944	1,282
Accrued expenses	1,213	327
Deferred revenue	607	367
Other current and noncurrent liabilities	(205)	420
Net cash used in operating activities	(24,064)	(20,106)

Cash Flows From Investing Activities
Acquisition of business, net of cash acquired	(5,421)	—
Autonomous Security Robots	(4,399)	(2,216)
Purchase of property and equipment	(111)	(117)
Net cash used in investing activities	(9,931)	(2,333)

Cash Flows From Financing Activities
Proceeds from stock options exercise	551	4
Proceeds from issuance of Series s Preferred Stock offering, net	—	16,545
Proceeds for the issuance of convertible notes, net of issuance costs	3,157	9,582
Offering proceeds, net of issuance costs	19,625	—
Proceeds from issuance of warrants, net of issuance costs	1,818	—
Proceeds from equity sale, net of issuance costs	2,879	—
Share conversion costs	(74)	—
Net cash provided by financing activities	27,956	26,131
Net change in cash and cash equivalents	(6,039)	3,692
Cash, cash equivalents and restricted cash at beginning of year	10,849	7,157
Cash, cash equivalents and restricted cash at end of year	$4,810	$10,849

Supplemental Disclosure of Non-Cash Financing and Investing Activities
Issuance of warrants for preferred stock	$—	$10,564
Series m-4 accrued dividend	$—	$608
Cashless exercise of warrants for preferred stock	$370	$1,319
Conversion of preferred stock to common stock	$21,436	$26,416
Expiration of warrants for preferred stock	$—	$14
Conversion of debt obligations to Class A Common Stock	$16,011	$—
Fair value of shares issued for consulting services	$386	$—
Holdback liability for acquisition of business included in accrued liabilities	$232	$—

See accompanying Notes to Consolidated Financial Statements.

F-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

(Dollars in thousands, unless otherwise stated)

NOTE 1: The Company and Summary of Significant Accounting Policies

Description of Business

Knightscope, Inc., was incorporated on April 4, 2013 under the laws of the State of Delaware.

Knightscope, Inc. and its subsidiary (the “Company”) is a leading provider of autonomous security robots. Our technologies are Made in the USA and allow public safety professionals to more effectively deter, intervene, capture, and prosecute criminals. Our mission is to make the United States of America the safest country in the world by helping to protect the people, places, and things where we live, work, study and visit.

To support this mission, the Company designs, develops, manufactures, markets, deploys, and supports Autonomous Security Robots (“ASRs”), autonomous charging stations, the proprietary Knightscope Security Operations Center (“KSOC”) software user interface, and blue light emergency communication devices.

Basis of Presentation and Liquidity

These consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

Since its inception, the Company has incurred significant operating losses and negative cash flows from operations which is principally the result of scaling the business and research and development activities related to the development, continued improvement, and deployement of the Company’s ASRs (hardware and software).

The consolidated financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Cash and cash equivalents on hand were $4.8 million as of December 31, 2022, compared to $10.7 million as of December 31, 2021. The Company has historically incurred losses and negative cashflows from operations. As of December 31, 2022, the Company also had an accumulated deficit of $139.3 million, negative working capital of $0.4 million and stockholders’ deficit of $43.6 million. The Company is dependent on additional fundraising in order to sustain its ongoing operations. Based on current operating levels, the Company will need to raise additional funds in the next twelve months by selling additional equity or incurring debt. These factors raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months from the date of this report.

On April 20, 2021, the Company secured up to $10.0 million in financing of Machine-as-a-Service (“MAAS”) subscriptions. This agreement enables the Company to quickly offset the up-front costs associated with building and deploying ASRs by accelerating collection of its accounts receivable. In 2022, the Company also began working with a second source for order financing for its ASRs to supplement its ability to finance its backlog. The Company’s Regulation A Offering terminated on April 21, 2021, generating additional cash proceeds, net of issuance costs, of $18.8 million as of December 31, 2021. During the fourth quarter of 2021, the Company received proceeds of $9.6 million from the issuance of additional Convertible Notes containing the same terms and conditions as previously issued Convertible Notes and Warrants, as amended. In connection with its listing on the Nasdaq Global Market on January 27, 2022, the Company completed its Regulation A Offering on January 26, 2022, issuing 2,236,619 shares of Class A Common Stock and generating net proceeds of approximately $20.2 million. Following the Company’s listing on Nasdaq on January 27, 2022, in April 2022, Knightscope established a $100 million committed equity facility with B. Riley Principal Capital, LLC, enabling the Company to access capital in its discretion, as required, subject to market conditions. After the Class A Common Stock had been listed for a year, the Company filed a registration statement for up to $20 million for an At the Market Offering agreement on February 1, 2023 with H.C. Wainwright & Co., LLC. This facility provides the Company with additional access to capital, as needed, subject to market conditions. The Company’s projected cash flows are subject to various risks and uncertainties, and the unavailability or inadequacy of financing to meet future capital needs could force it to modify, curtail, delay, or suspend some or all aspects of its planned operations or discontinue operations completely. Management’s plans include seeking additional financing, such as issuances of equity and issuances of debt and/or convertible debt instruments. Sales of additional equity securities, convertible debt and/or warrants by the Company could result in the dilution of the interests of existing stockholders. The Company will require significant additional financing to meet its planned capital needs and is pursuing opportunities to obtain additional financing through equity and/or debt alternatives. However, there can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. As a result, the substantial doubt about the Company’s ability to continue as a going concern has not been alleviated. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

F-26

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

Segments

The Company has one operating segment and one reportable segment as its chief operating decision maker, who is its Chief Executive Officer, reviews financial information on a consolidated basis for purposes of allocating resources and evaluating financial performance. All long-lived assets are located in the United States and substantially all revenue is attributed to sellers and buyers based in the United States.

Comprehensive Loss

Comprehensive loss is defined as the change in the equity of a business during a period from transactions and other events and circumstances from non-owner sources. Comprehensive loss was equal to net loss for years ended December 31, 2022 and 2021.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Specific accounts that require management estimates include, but are not limited to, estimating the useful lives of our ASRs, property and equipment and intangible assets, certain estimates required within revenue recognition, warranty and bad debt reserves, estimating fair values of Company’s share-based awards and warrant liability, inclusive of any contingent assets and liabilities. Actual results could differ from those estimates and such differences may be material to the consolidated financial statements.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents in highly liquid instruments with, and in the custody of, financial institutions with high credit ratings.

Restricted Cash

The Company has restricted cash as collateral for the Company’s corporate credit card program. As of December 31, 2022 and 2021, the carrying value of restricted cash was $0 and $0.1 million, respectively.

F-27

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company monitors the credit exposure of its cash and cash equivalent balances by reviewing the credit worthiness of the financial institutions in which it holds its cash. Such reviews may result in the Company moving its cash to banks with more solid balance sheets, as the Company recently did when it moved its cash out of Silicon Valley Bank. Cash and cash equivalent deposits with financial institutions may occasionally exceed the limits of insurance on bank deposits; however, the Company has not experienced any losses on such accounts. As of December 31, 2022 and 2021, the Company had cash and cash equivalent balances exceeding Federal Deposit Insurance Corporation (“FDIC”) insured limits by $4.6 million and $10.5 million, respectively. The Company intends monitor the stability of the financial institutions in which it keeps its liquid funds in order to mitigate against the exposure to loss of funds and delays in accessing cash.

The Company extends credit to clients in the normal course of business and performs ongoing credit evaluations of its clients. Concentrations of credit risk with respect to accounts receivable exist to the full extent of amounts presented in the consolidated financial statements. The Company does not require collateral from its clients to secure accounts receivable.

Accounts receivable was derived from the leasing of proprietary ASRs along with access to browser-based interface KSOC as well as the sale of blue light towers and call boxes. The Company reviews its receivables for collectability based on historical loss patterns, aging of the receivables, and assessments of specific identifiable client accounts considered at risk or uncollectible and provides allowances for potential credit losses, as needed. The Company also considers any changes to the financial condition of its clients and any other external market factors that could impact the collectability of the receivables in the determination of the allowance for doubtful accounts. Based on these assessments, the Company determined that an allowance for doubtful accounts of $0.2 million and $0.3 million on its accounts receivable balance as of December 31, 2022 and 2021, respectively, was appropriate.

As of December 31, 2022, the Company had three clients whose accounts receivable balance, including unbilled amounts, totaled 10% or more of the Company’s total accounts receivable (13%, 12%, and 12%) compared with one such client as of December 31, 2021 (19%).

For the year ended December 31, 2022, the Company had no clients who individually accounted for 10% or more of the Company’s total revenue, net compared with two clients for the year ended December 31, 2021 (15% and 10%).

Inventory

Inventory, principally purchased components, is stated at the lower of cost or net realizable value. Cost is determined using an average cost, which approximates actual cost on a first-in, first-out basis. Inventory in excess of salable amounts and inventory which is considered obsolete based upon changes in existing technology is written off. At the point of loss recognition, a new lower cost basis for that inventory is established and subsequent changes in facts and circumstances do not result in the restoration or increase in the new cost basis.

	December 31,
	2022	2021
Raw materials	$2,032	$—
Work in process	—	—
Finished goods	528	—
	$2,560	$—

F-28

Prepaid expenses and other current assets

Prepaid and other current assets is comprised of the following (in thousands):

	December 31,
	2022	2021
Prepaid inventory	$66	$183
Prepaid expense	901	525
2021 Regulation A deferred offering and public listing costs	—	215
Research and development tax credit	376	376
Other current assets	6	—
	$1,349	$1,299

Autonomous Security Robots, net (“ASRs”)

ASRs consist of materials, ASRs in progress and finished ASRs. ASRs in progress and finished ASRs include materials, labor and other direct and indirect costs used in their production. Finished ASRs are valued using a discrete bill of materials, which includes an allocation of labor and direct overhead based on assembly hours. Depreciation expense on ASRs is recorded using the straight-line method over their estimated expected lives, which currently ranges from 3 to 5 years. Depreciation expense of finished ASRs included in research and development expense amounted to $66 and $82, depreciation expense of finished ASRs included in sales and marketing expense amounted to $46 and $71, and depreciation expense included in cost of revenue, net amounted to $1.4 million and $1.4 million for the years ended December 31, 2022 and 2021, respectively.

ASRs, net, consisted of the following (in thousands):

	December 31,
	2022	2021
Raw materials	$2,732	$1,041
ASRs in progress	773	427
Finished ASRs	10,198	7,695
	13,703	9,163
Accumulated depreciation on Finished ASRs	(7,853)	(6,192)
ASRs, net	$5,850	$2,971

The components of the Finished ASRs, net, are as follows (in thousands):

	December 31,
	2022	2021
ASRs on lease or available for lease	$9,002	$6,489
Demonstration ASRs	622	585
Research and development ASRs	194	320
Charge boxes	380	301
	10,198	7,695
Less: accumulated depreciation	(7,853)	(6,192)
Finished ASRs, net	$2,345	$1,503

Property, Equipment and Software

Property, equipment and software, net is stated at cost less accumulated depreciation and amortization and is depreciated using the straight-line method over the estimated useful lives of the assets. Computer equipment, software and furniture, fixtures and equipment are depreciated over useful lives ranging from three to five years, and leasehold improvements are depreciated over the respective lease term or useful lives, whichever is shorter. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the consolidated balance sheets and any resulting gain or loss is reflected in the consolidated statements of operations in the period realized.

F-29

Property, equipment, and software, as of December 31, 2022 and 2021 are as follows (in thousands):

	December 31
	2022	2021
Computer equipment	$258	$159
Software	8	8
Furniture, fixtures and equipment	788	314
Leasehold improvements	46	46
	1,100	527
Accumulated depreciation and amortization	(486)	(410)
Property, equipment and software, net	$614	$117

Depreciation and amortization expense on property, equipment and software included in research and development expenses amounted to $47 and $6, and for cost of revenue, net amounted to $29 and $10. Depreciation and amortization expense relating to general and administrative expenses and sales and marketing expenses was insignificant for all periods presented.

Business Acquisitions

The Company performs valuations of assets acquired and liabilities assumed for acquisitions and allocates the purchase price to its respective net tangible and intangible assets, and liabilities based on their estimated fair values. Any residual purchase price is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenue and cash flows, discount rates and selection of comparable companies. During the measurement period, the Company may record certain adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. After the measurement period, which could be up to one year after the transaction date, all adjustments are recorded to the Company’s consolidated statements of operations. There has been no such adjustment as of December 31, 2022.

Goodwill and Acquired Intangible Assets

The Company records goodwill when the consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment. The Company performs testing for impairment of goodwill annually, at the end of the year, or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company tests goodwill for impairment at the reporting unit level using a two-step approach. In step one, the Company determines if the fair value of the reporting unit exceeds the unit’s carrying value. If step one indicates that the fair value of the reporting unit is less than its carrying value, the Company performs step two, determining the fair value of goodwill and, if the carrying value of goodwill exceeds the implied fair value, recording an impairment charge. The Company has determined that there is a single reporting unit for the purpose of goodwill impairment tests. Since inception through December 31, 2022, the Company did not have any goodwill impairment.

Acquired intangible assets consist of identifiable intangible assets, primarily developed technology, trademark and customer relationships. These intangible assets have been determined to have definite lives and are carried at cost, less accumulated amortization. The Company amortizes the intangible assets with finite lives using the straight-line method over the estimated economic lives of the assets, which is normally one to eight years. The amortization expense for developed technology is recorded in cost of revenues. The amortization expense for the trademark and customer relationships is recorded in sales and marketing expense.

Impairment of Long-Lived Assets

The Company assesses the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company will record an impairment loss in the amount by which the carrying value exceeds the fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company will depreciate or amortize the net book value of the assets over the newly determined remaining useful lives. None of the Company’s ASRs or property, equipment and software was determined to be impaired during the year ended December 31, 2022 and 2021.

F-30

Leases

The Company determines if a contract is a lease or contains a lease at the inception of the contract and reassesses that conclusion if the contract is modified. All leases are assessed for classification as an operating lease or a finance lease. Operating lease right-of-use (“ROU”) assets are presented separately on the Company’s consolidated balance sheets. The Company does not have any finance lease ROU assets or liabilities. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent its obligation to make lease payments arising from the lease. The Company does not obtain and control its right to use the identified asset until the lease commencement date.

The Company’s lease liabilities are recognized at the applicable lease commencement date based on the present value of the lease payments required to be paid over the lease term. Because the rate implicit in the lease is not readily determinable, the Company generally uses its incremental borrowing rate to discount the lease payments to present value. The estimated incremental borrowing rate is derived from information available at the lease commencement date. The Company factors in publicly available data for instruments with similar characteristics when calculating its incremental borrowing rates. The Company’s ROU assets are also recognized at the applicable lease commencement date. The ROU asset equals the carrying amount of the related lease liability, adjusted for any lease payments made prior to lease commencement and lease incentives provided by the lessor. Variable lease payments are expensed as incurred and do not factor into the measurement of the applicable ROU asset or lease liability.

The term of the Company’s leases equals the non-cancellable period of the lease, including any rent-free periods provided by the lessor, and also include options to renew or extend the lease (including by not terminating the lease) that the Company is reasonably certain to exercise. The Company establishes the term of each lease at lease commencement and reassesses that term in subsequent periods when one of the triggering events outlined in Accounting Standards Codification 842, Leases (“ASC 842”) occurs. Operating lease costs for lease payments is recognized on a straight-line basis over the lease term.

The adjustments due to the adoption of ASC 842 primarily related to the recognition of an operating lease ROU asset and corresponding operating lease liability for the Company’s leased properties. The Company’s operating lease ROU asset and liability were recognized at the adoption date of ASC 842, based on the present value of lease payments over the remaining lease term. In determining the net present value of lease payments, the Company used its incremental borrowing rate of 12% based on the information available, including remaining lease term, at the adoption date of ASC 842. As of December 31, 2022, the Company’s incremental borrowing rate for its real estate operating leases, including those for CASE, range from 5.25% to 15% dependent upon the weighted-average remaining lease term of 2.73 years for the Company’s leased properties.

The Company’s lease contracts often include lease and non-lease components. For facility leases, the Company has elected the practical expedient offered by the standard to not separate lease from non-lease components and accounts for them as a single lease component.

The Company has elected, for all classes of underlying assets, not to recognize ROU assets and lease liabilities for leases with a term of twelve months or less. Lease costs for short-term leases is recognized on a straight-line basis over the lease term.

Convertible Preferred Warrant Liability and Common Stock Warrants

Freestanding warrants to purchase shares of the Company’s preferred stock are classified as liabilities on the consolidated balance sheets at their estimated fair value because the underlying shares of preferred stock are contingently redeemable and, therefore, may obligate the Company to transfer assets at some point in the future. The preferred stock warrants are recorded at fair value upon issuance and are subject to remeasurement to their respective estimated fair values. At the end of each reporting period, changes in the estimated fair value of the preferred stock warrants are recorded in the consolidated statements of operations. The Company will continue to adjust the liability associated with the preferred stock warrants for changes in the estimated fair value until the earlier of the exercise or expiration of the preferred stock warrants, the completion of a sale of the Company or an underwritten initial public offering (“IPO”). Upon an IPO, the preferred stock warrants will convert into warrants to purchase common stock and any liabilities recorded for the preferred stock warrants will be reclassified to additional paid-in capital and will no longer be subject to remeasurement.

The Company issued common stock warrants in connection with the execution of a certain debt financing during the year ended December 31, 2015. Common stock warrants that are not considered derivative liabilities are accounted for at fair value at the date of issuance in additional paid-in capital. The fair value of these common stock warrants is determined using the Black-Scholes option pricing model.

F-31

On October 10, 2022, the Company issued common stock warrants in connection with the execution of Convertible Notes (“2022 Convertible Notes”). These warrants are recorded as a derivative liability as it was determined they are not indexed to the Company’s common stock and accounted for at fair value upon issuance. The derivative liability will be marked to market each reporting period with changes in fair value recorded in change in fair value of warrant and derivative liability on the consolidated statements of operations.

Revenue Recognition

ASR related revenues

The Company derives its revenues from lease of proprietary ASRs along with access to the browser-based interface KSOC through contracts under the lease accounting that typically have a twelve (12)-month term. In addition, the Company derives non-lease revenue items such as professional services related to ASRs’ deployments, special decals, shipping costs and training if any, recognized when control of these services is transferred to the clients, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services.

Blue light ePhone Towers and Call box related revenues

The Company also derives revenues from fees from Blue light ePhone Towers and call box related services, such as installation, maintenance, and upgrades. The maintenance revenue is recognized in the period the service is performed and the Company has determined that term of the contracts has been fulfilled. Installation or upgrades revenue are recognized upon completion of the project/contracts. In certain cases, deferred revenue is recognized to account for unfinished contracts.

The Company determines revenue recognition through the following steps:

•	identification of the contract, or contracts, with a client;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes ASR subscription revenue as follows:

ASR subscription revenue

ASR subscription revenue is generated from lease of proprietary ASRs along with access to the browser-based interface KSOC through contracts that typically have 12-month terms. These revenue arrangements adhere to lease accounting guidance and are classified as leases for revenue recognition purposes. Currently, all revenue arrangements qualify as operating leases where consideration allocated to the lease deliverables is recognized ratably over the lease term.

Deferred revenue

In connection with the Company’s MaaS subscription for the Company’s ASRs, the Company’s standard billing terms are annual in advance. In these situations, the Company records the invoices as deferred revenue and amortizes the subscription amount when the services are delivered, which generally is a 12-month period. In addition, the Company refers certain transactions to Dimension and Balboa Capital, whereby Dimension or Balboa Capital advances the full value of the MaaS subscription to the Company, less a processing fee. The advanced payment is recorded in deferred revenue and amortized over the term of the subscription once the ASR is delivered to the deployment site.

The Company derives its revenue from the lease subscription of its proprietary ASRs along with access to its browser and mobile based software interface, KSOC. MaaS subscription agreements typically have a twelve (12)-month term.

F-32

The Company also records deferred revenue from unfinished contracts for certain call box related services.

Deferred revenue includes billings in excess of revenue recognized. Revenue recognized at a point in time generally does not result in significant increases in deferred revenue. Revenue recognized over a period generally results in a majority of the increases in deferred revenue as the performance obligations are fulfilled after the billing event. Deferred revenue was as follows:

	December 31, 2022	December 31, 2021
Deferred revenue - short term	$1,711	$889
Revenue recognized in the year ended related to amounts included in deferred revenue at the beginning of the period	$657	$249

Deferred revenue represents amounts invoiced to customers for contracts for which revenue has yet to be recognized based for subscription services to be delivered to the Company’s clients. Typically, the timing of invoicing is based on the terms of the contracts.

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into the timing of the transfers of goods and services by product line.

The following table summarizes revenue by product line and timing of recognition:

	Year Ended December 31
	2022			2021
	Point in time	Over time	Total	Point in time	Over time	Total
ASRs	$77	$4,125	$4,202	$27	$3,380	$3,407
Blue light ePhone Towers and Call box	1,370	59	1,429	—	—	—
Total	$1,447	$4,184	$5,631	$27	$3,380	$3,407

Other revenue, net

Other non-ASR service related revenues such as deployment services, decals and training revenue are recognized when services are delivered. Revenue from these transactions has been immaterial for all periods presented and is included in service revenue, net.

Product Revenue, net

Product revenue, net includes point of sale transactions related to the Blue Light ePhone-towers and call boxes, including product, shipping, and installation.

Cost of revenue, net

Cost of revenue, net related to services includes depreciation of the ASRs over the useful lives of the ASRs, labor and associated benefits incurred in the production and maintenance of the ASRs, data and communications fees, routine maintenance costs, shipping costs, and other direct costs incurred during assembly and deployment. Call box and blue light tower related cost of revenue, net also consist of all direct materials and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tool, repairs and other expenses.

Shipping and Handling Costs

The Company classifies certain shipping and handling costs as cost of revenue, net in the accompanying consolidated statements of operations. The amounts classified as cost of revenue, net represent shipping and handling costs associated with the deployment or returns of the ASRs directly to or from clients. Management believes that the classification of these shipping and handling costs as cost of revenue, net better reflects the cost of producing the ASRs and selling its services. Shipping and handling costs associated with the transportation of demonstration units shipped to sales personnel and clients are recorded as sales and marketing expenses.

F-33

The shipping and handling costs recorded within cost of revenue, net totaled approximately $153 and $73 for the years ended December 31, 2022 and 2021, respectively. Shipping and handling costs recorded within sales and marketing was insignificant for the years ended December 31, 2022 and 2021, respectively.

Share-Based Compensation

The Company accounts for stock-based compensation in accordance with Accounting Standards Codification (“ASC”) 718, Compensation - Stock Compensation, which requires that the estimated fair value on the date of grant be determined using the Black-Scholes option pricing model with the fair value recognized over the requisite service period of the awards, which is generally the option vesting period. The Company’s determination of the fair value of the stock-based awards on the date of grant, using the Black-Scholes option pricing model, is affected by the fair value of the Company’s common stock as well as other assumptions regarding a number of highly complex and subjective variables. These variables include but are not limited to the Company’s expected stock price volatility over the term of the awards, and actual and projected employee option exercise behaviors. Because there is insufficient historical information available to estimate the expected term of the stock-based awards, the Company adopted the simplified method of estimating the expected term of options granted by taking the average of the vesting term and the contractual term of the option. The Company recognizes forfeitures as they occur when calculating stock-based compensation for its equity awards.

Deferred Offering Costs

Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged against the net proceeds of the related stock issuances upon the completion of an offering or to expense if the offering is not completed or aborted. Deferred offering costs are included in prepaid expenses and other current assets on the consolidated balance sheets.

Research and Development Costs

Research and development costs primarily consist of employee-related expenses, including salaries and benefits, share-based compensation expense, facilities costs, depreciation and other allocated expenses. Research and development costs are expensed as incurred.

Advertising Costs

Advertising costs are recorded in sales and marketing expense in the Company’s consolidated statements of operations as incurred. Advertising expense was $5.1 million and $9.7 million for the years ended December 31, 2022 and 2021, respectively.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. The Company measures deferred tax assets and liabilities using tax rates applicable to taxable income in effect for the years in which those tax assets are expected to be realized or settled and provides a valuation allowance against deferred tax assets when it cannot conclude that it is more likely than not that some or all deferred tax assets will be realized. The assessment requires significant judgment and is performed in each of the applicable taxing jurisdictions. Additionally, the Company assesses its uncertain tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the consolidated financial statements.

F-34

Basic and Diluted Net Loss per Share

Net loss per share of Class A and Class B Common Stock is computed using the two-class method required for participating securities based on their participation rights. All series of convertible preferred stock are participating securities as the holders are entitled to participate in common stock dividends with common stock on an as converted basis. Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears at the rate per share of Series m-4 Preferred Stock equal to the Dividend Rate for the Series m-4 Preferred Stock, in each case subject to compliance with applicable law. Dividends to holders of Series m-4 Preferred Stock are paid in kind as a dividend of additional shares of Series m-4 Preferred Stock for each Dividend Period on the applicable Dividend Payment Date using a price per share equal to the original issue price, provided that the Company shall not issue any fractional shares of Series m-4 Preferred Stock. The holders of the Company’s convertible preferred stock, other than Series m-4 Preferred Stock, are also entitled to noncumulative dividends prior and in preference to common stock and do not have a contractual obligation to share in the losses of the Company. In accordance with the two-class method, earnings allocated to these participating securities, which include participation rights in undistributed earnings with common stock, are subtracted from net loss to determine net loss attributable to common stockholders upon their occurrence.

Basic net loss per share of Class A and Class B Common Stock is computed by dividing net loss attributable to common stockholders (adjusted for preferred stock dividends declared or accumulated) by the weighted average number of shares of Class A and Class B Common Stock outstanding during the period. All participating securities are excluded from basic weighted average shares outstanding. In computing diluted net loss attributable to common stockholders, undistributed earnings are re-allocated to reflect the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing net loss attributable to common stockholders by diluted weighted average shares outstanding, including potentially dilutive securities, unless anti-dilutive. Potentially dilutive securities that were excluded from the computation of diluted net loss per share consist of the following:

	December 31,
	2022	2021
Series A Preferred Stock (convertible to Class B Common Stock)	3,086,160	6,155,564
Series B Preferred Stock (convertible to Class B Common Stock)	3,535,621	3,726,092
Series m Preferred Stock (convertible to Class A Common Stock)	1,855,328	4,574,917
Series m-1 Preferred Stock (convertible to Class A Common Stock)	—	186,872
Series m-2 Preferred Stock (convertible to Class B Common Stock)	160,000	1,251,666
Series m-3 Preferred Stock (convertible to Class A Common Stock)	—	16,757
Series S Preferred Stock (convertible to Class A Common Stock)	2,714,732	3,705,239
Warrants to purchase common stock (convertible to Class A Common Stock)	1,138,446	—
Warrants to purchase common stock (convertible to Class B Common Stock)	—	121,913
Warrants to purchase Series B (convertible to Class B Common Stock)	—	53,918
Warrants to purchase Series m-3 (convertible to Class A Common Stock)	1,432,786	1,432,786
Warrants to purchase Series s (convertible to Class A Common Stock)	4,441,814	4,441,814
Convertible Notes	5,189,351	5,883,628
Stock options	10,081,915	9,015,418
Total potentially dilutive shares	33,636,153	40,566,584

As all potentially dilutive securities are anti-dilutive as of December 31, 2022 and 2021, diluted net loss per share of Class A and Class B Common Stock is the same as basic net loss per share for each year.

Accounting Pronouncements Adopted in 2022

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40). The guidance in ASC 470-20 applies to convertible instruments for which the embedded conversion features are not required to be bifurcated from the host contract and accounted for as derivatives. This amendment is applicable to all public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2023, with early adoption permitted. This amendment also further revises the guidance in ASU 260, Earnings per Share, to require entities to calculate diluted earnings per share (EPS) for convertible instruments by using the if-converted method. The amendments are effective for fiscal years beginning after December 15, 2021, for public entities, excluding those that are smaller reporting companies. The Company adopted ASU 2020-06 as of January 1, 2022.

F-35

Recent Accounting Pronouncements Not Yet Effective

In June 2016, the FASB released ASU 2016-13, “Financial Instruments – Credit Losses.” The amendment revises the impairment model to utilize an expected loss methodology in place of the currently used incurred loss methodology, which will result in more timely recognition of losses on financial instruments, including but not limited to available-for-sale debt securities and accounts receivable.

Additionally, ASU No. 2019-10 defers the effective date for the adoption of the new standard on credit losses for public filers that are considered small reporting companies (“SRC”) as defined by the SEC to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company will adopt this standard effective the first quarter of 2023. In February 2020, the FASB issued ASU 2020-02, which provides guidance regarding methodologies, documentation, and internal controls related to expected credit losses. The subsequent amendments will have the same effective date and transition requirements as ASU No. 2016-13. Topic 326 requires a modified retrospective approach by recording a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is in the process of evaluating the impact of Topic 326 on its consolidated financial statements and the related disclosure but does not believe it will have a material effect.

Management has reviewed other recently issued accounting pronouncements issued or proposed by the FASB, and does not believe any of the accounting pronouncements has had or will have a material impact on the consolidated financial statements.

NOTE 2: Fair Value Measurement

The Company determines the fair market values of its financial instruments based on the fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The following are three levels of inputs that may be used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

In certain cases where there is limited activity or less transparency around inputs to valuation, securities are classified as Level 3. Level 3 liabilities that are measured at fair value on a recurring basis consist of the convertible preferred stock warrant liability. The inputs used in estimating the fair value of the warrant liability are described in Note 6 - Capital Stock and Warrants.

The following tables summarize, for each category of assets or liabilities carried at fair value, the respective fair value as of December 31, 2022 and 2021 and the classification by level of input within the fair value hierarchy:

	Total	Level 1	Level 2	Level 3
December 31, 2022
Assets
Cash equivalents:
Money market funds	$3,025	$3,025	$—	$—
Liabilities
Warrant liability – Series m-3 Preferred Stock	$1,282	$—	$—	$1,282
Warrant liability – Series s Preferred Stock	$8,729	$—	$—	$8,729
Derivative liability – Class A Common Stock warrants	$1,146	$—	$—	$1,146
2022 Convertible Notes	$8,152	$—	$—	$8,152

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	Total	Level 1	Level 2	Level 3
December 31, 2021
Assets
Cash equivalents:
Money market funds	$6,623	$6,623	$—	$—
Liabilities
Warrant liability – Series B Preferred Stock	$370	$—	$—	$370
Warrant liability – Series m-3 Preferred Stock	$7,156	$—	$—	$7,156
Warrant liability – Series s Preferred Stock	$23,040	$—	$—	$23,040

During the years ended December 31, 2022 and 2021, there were no transfers between Level 1, Level 2, or Level 3 assets or liabilities reported at fair value on a recurring basis and the valuation techniques used did not change compared to the Company’s established practice.

The following table sets forth a summary of the changes in the fair value of Company’s Level 3 warrant and derivative liability during the years ended December 31, 2022 and 2021, which were measured at fair value on a recurring basis:

Warrant and Derivative Liability
Balance as of January 1, 2021	$5,617
Initial fair value of Series s Preferred Stock warrants	10,564
Expired warrants	(14)
Exercise of warrants	(1,319)
Revaluation of Series B, m-1, m-3 and s Preferred Stock warrants	15,718
Balance as of December 31, 2021	30,566
Initial fair value of Class A Common Stock warrants	1,818
Exercise of warrants	(370)
Revaluation of Class A Common Stock, Series B, m-3 and s Preferred Stock warrants	(20,857)
Balance as of December 31, 2022	$11,157

The following table sets forth a summary of the changes in the fair value of the Company’s level 3 convertible note during the year ended December 31, 2022, which were measured at fair value on a recurring basis:

Issunace	$3,182
Accretion of interest	320
Change in fair value	4,650
Balance as of December 31, 2022	$8,152

NOTE 3:  Business Acquisition

On October 14, 2022, the Company finalized an asset acquisition (“APA”) with CASE Emergency Systems, a privately held California corporation (“CASE”), pursuant to which the Company purchased and assumed from CASE substantially all the assets and certain specified liabilities of CASE’s emergency call box and communications business to complement and strengthen the Company’s growing autonomous security robot business with a comprehensive product portfolio and a broadened geographic footprint.

The purchase price was $6.72 million, which included an unsecured, non-negotiable promissory note (see note 5) in the amount of $0.56 million. The cash purchase price of $6.16 million was reduced by a working capital adjustment of $67 and is subject to an indemnification holdback of $0.67 million. On February 8, 2023, the Company and CASE finalized the working capital adjustment reflected as a reduction of the indemnification holdback amount to $232,000, reflected in the purchase price. Any portion of the remaining indemnification holdback not used to satisfy indemnification claims will be released to CASE on October 14, 2023.

Along with cash on hand, the Company funded the cash portion of the acquisition from gross proceeds of $5 million from the 2022 Convertible Notes and 2022 Common Stock Warrants issued in connection with the acquisition (see note 5).

F-37

The acquisition was recorded as a business combination with valuations of the assets acquired and liabilities assumed at their acquisition date fair value using Level 3 inputs. The final allocation of the purchase price is based on the estimated fair values of the assets acquired and liabilities assumed by major class related to the acquisition of CASE and are reflected, as of the acquisition date, in the accompanying consolidated financial statements as follows (in thousands):

Purchase Price
Purchase price per APA	$6,720
Promissory note	(560)
Cash consideration	6,160
Working capital adjustment	(67)
Promissory note at fair value	546
Indemnification holdback adjustment	(440)
Total consideration transferred	$6,199

Account receivables	362
Inventory	2,519
Property, equipment and software	462
Operating lease right-of-use-assets	985
Developed technology	990
Customer relationships	950
Trademark	230
Other assets	27
Operating lease liabilities, current	(328)
Deferred revenue	(215)
Operating lease liabilities	(657)
Other liabilities	(470)
Total net assets acquired	4,855
Goodwill as of December 31, 2022	1,344
Acquired assets and liabilities assumed	$6,199

Goodwill was calculated as the excess of the consideration transferred over the net assets acquired and represents the estimated future economic benefits arising from other assets acquired, the assembled workforce and planned growth in strategic markets that could not be individually identified and separately recognized. Goodwill recognized as a result of this acquisition is not deductible for tax purposes.

Intangible assets with determinable lives
Developed technology	$990
Customer relationships	950
Trademark	230
Gross carrying amount as of December 31, 2022	$2,170

Customer relationships represent the fair value of future projected revenue that will be derived from sales of products to existing customers of CASE business. Customer relationships were valued using the multi-period excess earning method of the income approach. Developed technology primarily consists of the proprietary hardware and software used in CASE’s communications platform. Trademarks relates to the “CASE” trade name. Developed technology and trademarks were valued using the relief-from-royalty method under the income approach. This method involves forecasting avoided royalties, reducing them by taxes and discounting the resulting net cash flows to a present value using an appropriate discount rate that requires judgement by management.

The following table represents the unaudited pro-forma consolidated operating results of the Company as if the CASE acquisition had been completed on January 1, 2021 (amounts in thousands). The unaudited pro-forma information makes certain adjustments to remove transaction costs and related expenses, amortize acquired intangible assets and align the Company’s debt financing with that as of the acquisition date. The unaudited pro-forma information should not be considered indicative of the results that would have occurred if the acquisition had been completed on January 1, 2021, nor is such unaudited pro-forma information necessarily indicative of future results.

F-38

	December 31,
	2022 (unaudited)	2021 (unaudited)
Revenue	$12,990	$8,840
Net loss	(26,185)	(47,104)

NOTE 4: Goodwill and Intangible Assets

The goodwill is primarily attributable to the planned growth in the combined business after the acquisition of CASE. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, absent any interim indicators of impairment. The carrying amount of goodwill was $1.3 million as of December 31, 2022.

The gross carrying amounts and accumulated amortization of the intangible assets with determinable lives are as follows (in thousands):

		December 31, 2022
	Amortization	Gross
	Period	carrying	Accumulated	Carrying
Intangible assets with determinable lives	(years)	amount	amortization	amount, net
Developed technology	5	$990	$(41)	$949
Customer relationships	8	950	(25)	925
Trademark	1	230	(48)	182
Total		$2,170	$(114)	$2,056

Intangible assets amortization expense totalling $114 for the year ended December, 31, 2022 was recorded in sales and marketing and cost of revenue, net service in the amounts of $73 and $41, respectively.

As of December 31, 2022, future intangible assets amortization expense for each of the next five years and thereafter is as follows (in thousands):

Year ending December 31,	Amount
2023	$499
2024	317
2025	317
2026	317
2027	275
Thereafter	331
Total	$2,056

NOTE 5: Debt Obligations

Convertible Note Financing

On April 30, 2019 the Company signed a Note and Warrant Purchase Agreement under the form of which the Company could issue up to $15 million of convertible promissory notes and warrants to purchase up to 3,000,000 shares of Series S Preferred Stock (20% warrant coverage) (the “Convertible Note Financing”). Pursuant to the terms of the Convertible Note Financing, the Company became obligated, to the same group of Convertible Note Financing investors, to exchange their outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred stock upon the closing of at least $1 million in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. The warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and were initially scheduled to expire on the earlier of December 31, 2021 or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. The convertible promissory notes initially had a maturity date of January 1, 2022, and provided for payment of accrued interest at a rate of 12% per annum upon the maturity date, and were generally the most senior company security (subject to limited subordination carve-outs) and provided for significant discounts upon a qualified financing or an initial public offering, and for a premium upon a change of control.

F-39

As of December 31, 2021, the Company had issued convertible notes in the aggregate principal amount of $14.7 million under the Convertible Note Financing. Interest expense on the Convertible Note Financing during the year ended December 31, 2021 was $0.9 million. Warrants for the purchase of 1,916,100 shares of Series S Preferred Stock were also issued and accrued for, to the holder of the convertible notes and were recorded as a reduction to the convertible notes balance as a debt issuance cost and is being amortized to interest expense over the term of the loan (see Note 4 – Capital Stock and Warrants) using the effective interest method. As of December 31, 2021, total Convertible Notes receipts of $14.7 million were offset by $12.7 million of Convertible Note financing issuance costs related to Series S Preferred Stock warrants of which $3.5 million has been amortized ($2.4 in the year ended December 31, 2021), additionally offset by $0.1 million of convertible note legal fees which has been fully amortized ($0.1 million in the year ended December 31, 2021) and accrued interest expense of $1.6 million.

On November 18, 2021, the Company agreed to amend the Note and Warrant Purchase Agreement and the convertible notes and warrants to purchase Series S Preferred Stock issued thereunder principally as follows: (i) the scheduled maturity date of the convertible notes was extended from January 1, 2022 to January 1, 2024, (ii) the interest rate of the convertible notes was reduced from 12% per annum to 3% per annum starting on January 1, 2022, (iii) the conversion terms of the convertible notes were revised so that the convertible notes would automatically convert into Class A Common Stock upon the listing of the Company’s common stock for trading on a nationally recognized securities exchange (e.g., the New York Stock Exchange) or inter-dealer quotation system (e.g., Nasdaq), (iv) the exercise period of the warrants was extended from December 31, 2021 to December 31, 2024, commencing on January 1, 2023, and (v) the cashless exercise feature was removed from the warrants. The conversion price of the convertible notes for conversion into Class A Common Stock was not changed and remained at $2.50 per share and the exercise price of the warrants to purchase Series S Preferred Stock was not changed and remains at $4.50 per share. In connection with the listing of our Class A Common Stock on the Nasdaq Global Market on January 27, 2022, all of the outstanding convertible notes issued under the Convertible Note Financing converted to Class A Common Stock.

On October 10, 2022, the Company entered into a securities purchase agreement with an accredited investor (the “Buyer”) pursuant to which the Company sold and issued to the Buyer in a private placement (i) senior secured convertible notes in an aggregate principal amount of $6.075 million (the “2022 Convertible Notes”), at an initial conversion price of $5.00 per share of the Company’s Class A Common Stock, subject to adjustment upon the occurrence of specified events described in the 2022 Convertible Notes, and (ii) warrants to purchase up to 1,138,446 shares of Class A Common Stock with an initial exercise price of $3.25 per share, exercisable immediately and expiring five years from the date of issuance (the “2022 Common Stock Warrants” and, together with the 2022 Convertible Notes, the “2022 Convertible Notes Offering”), for $5.0 million of gross proceeds. Digital Offering, LLC, acted as the placement agent for the 2022 Convertible Notes Offering and received a commission of four and half percent (4.50%) of the aggregate principal amount of the 2022 Convertible Notes.

The 2022 Common Stock Warrants are recorded as derivative liabilities as it was determined they were not indexed to the Company’s stock and accounted for at fair value upon issuance. The derivative liability will be marked to market each reporting period with changes in fair value recorded in changes in fair value of warrant and derivative liability on the consolidated statements of operations.

The 2022 Convertible Notes are senior secured obligations of the Company. The 2022 Convertible Notes were issued with an original issue discount of approximately 17.65%, bear no interest until an event of default has occurred, upon which interest will accrue at 12.5% per annum, and mature on September 15, 2024 unless earlier converted (upon the satisfaction of certain conditions). On December 30, 2022, the Company and the Buyer entered into an Agreement and Waiver (the “Waiver”). The Company and the Buyer mutually agreed to reduce the minimum cash covenant to $1.5 million and to lower the Conversion Price (as defined in the 2022 Convertible Notes), in part, such that the Conversion Price in effect on any given time of determination will equal the Alternate Conversion Price (as defined in the 2022 Convertible Notes) then in effect (but with 85% replacing 80% in such definition of Alternate Conversion Price, as applicable), effective as of January 1, 2023.

Promissory Note

On October 14, 2022, the Company issued an unsecured, non-negotiable promissory note for $560,000 in connection with the CASE APA (see note 3 to the Consolidated Financial Statements).The note bears simple interest at the applicable federal rate per annum, will mature in April, 2023, with principal and accrued interest to be paid on the maturity date, and is subordinated to all senior indebtedness of the Company to the extent required by the holders thereof.

F-40

The amortized carrying amount of our debt obligations consists of the following:

	December 31,
	2022	2021
Convertible notes, net of fees and discount	$8,152	$7,109
Promissory notes	546	—
Total debt	8,698	7,109
Less: current portion of debt obligations	2,144	7,109
Non-current portion of debt obligations	$6,554	$—

On April 24, 2020, the Company, entered into a promissory note evidencing an unsecured loan in the aggregate amount of approximately $0.8 million made under the Paycheck Protection Program that was established under the Coronavirus Aid, Relief, and Economic Security Act and was administered by the U.S. Small Business Administration (“SBA”) (the “PPP Loan”). The PPP Loan was made through Fresno First Bank. The interest rate on the PPP Loan was 1.00% and the term was two years.

The Company submitted its PPP Loan forgiveness application to the SBA in January 2021. The PPP Loan of $0.8 million and the accrued interest of $9 were forgiven by the SBA on May 20, 2021.

NOTE 6: Capital Stock and Warrants

In May 2019, the Company amended and restated its Certificate of Incorporation. As of December 31, 2022, the Company was authorized to issue three classes of $0.001 par value stock consisting of Class A Common Stock (“Class A Common Stock”), Class B Common Stock (“Class B Common Stock”) and Preferred Stock totaling 187,405,324 shares. The total number of shares the Company has the authority to issue under each class consists of common stock designated as 114,000,000 shares of Class A Common Stock and 30,000,000 shares of Class B Common Stock, 43,405,324 shares of $0.001 par value Preferred Stock, with Preferred Stock designated as 8,936,015 shares of Series A Preferred Stock (“Series A Preferred Stock”), 4,707,501 shares of Series B Preferred Stock (“Series B Preferred Stock”), 6,666,666 shares of Series m Preferred Stock (“Series m Preferred Stock”), 333,334 shares of Series m-1 Preferred Stock (“Series m-1 Preferred Stock”), 1,660,756 shares of Series m-2 Preferred Stock (“Series m-2 Preferred Stock”), 3,490,658 shares of Series m-3 Preferred Stock (“Series m-3 Preferred Stock”), 13,108,333 shares of Series S Preferred Stock (“Series S Preferred Stock”) and 4,502,061 shares of Series m-4 Preferred Stock (“Series m-4 Preferred Stock”).

Preferred Stock

Other than a change of control or in a liquidation, dissolution or winding up of the Company whether voluntary or involuntary or upon the occurrence of a deemed liquidation event, the Preferred Stock is non-redeemable. As a result of the liquidation preference, the Preferred Stock was not classified as part of stockholders’ deficit in the accompanying consolidated balance sheets in accordance with ASC 480-10-S99, SEC Materials. The Company has excluded all series of Preferred Stock from being presented within stockholders’ deficit in the accompanying consolidated balance sheets due to the nature of the liquidation preferences.

Effective December 23, 2016, the Company was qualified by the SEC to offer up to 6,666,666 shares of Series m Preferred Stock to accredited and non-accredited investors in an offering pursuant to Regulation A of the Securities Act of 1933, as amended (the “Securities Act”). The offering commenced in January 2017 for up to $20 million of the Company’s Series m Preferred Stock pursuant to Regulation A at a price of $3.00 per share and closed at the end of 2017. The Company received net proceeds of approximately $18.2 million from the sale of its Series m Preferred Stock through the Regulation A offering as well as from private placement transactions through December 31, 2017. The Company entered into Series m-3 Preferred Stock Purchase Agreements with certain purchasers pursuant to which the Company issued and sold directly to the purchasers an aggregate of 1,038,571 and 410,972 shares of the Company’s Series m-3 Preferred Stock in December 2017 and year ended 2018, respectively, par value $0.001 per share, at a price of $3.50 per share. The Company received net proceeds of approximately $3.6 million and $1.4 million in December 2017 and the year ended 2018, respectively.

In January and February 2018, the Company converted 1,327,423 shares of Series m Preferred Stock into shares of Series m-2 Preferred Stock at a 1:1 conversion ratio. In January 2018, the Company issued 333,333 shares of Series m-2 Preferred Stock, par value $0.001 per share, at a price of $3.00 per share.

F-41

On July 11, 2018, the Company commenced an offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation D and Regulation S to raise additional capital for operations (the “Regulation D Offering”). The Company is offering to sell up to 6,250,000 shares of Series S Preferred Stock, which are convertible into shares of Class A Common Stock, at a price of $8.00 per share. As of December 31, 2019, the Company has raised approximately $3.8 million through the Regulation D Offering, of which $1 million was received during year ended December 31, 2019. Issuance costs related to Regulation D Offering were $3 million as of December 31, 2019.

On May 21, 2019, the Company filed an offering statement in connection with a proposed offering of up to $50 million of its Series S Preferred Stock pursuant to Regulation A of the Securities Act, to raise additional capital for operations (the “2019 Regulation A Offering”). The offering statement was qualified by the Securities and Exchange Commission on July 22, 2019 and the Company commenced the 2019 Regulation A Offering shortly thereafter. Consistent with prior financings by the Company, the 2019 Regulation A Offering was conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. For clarity, the 2019 Regulation A Offering was conducted simultaneously with the Regulation D Offering for aggregate proceeds of $50 million. As of December 31, 2021, the Company has raised $44.6 million from the 2019 Regulation A Offering, offset by $4.6 million issuance costs.

In June 2019, the Company issued to investors in the Convertible Note Financing, 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock. The Series m-4 Preferred Stock has a senior liquidation preference to all other Preferred Stock and Common Stock of the Company, has an accruing payment in kind dividend of 12%, in the form of m-4 Preferred shares, and has certain other preferential rights, including voting rights. Due to higher seniority and different terms of Series m-4 Preferred Stock compared to Series m-3 Preferred Stock, this exchange resulted in an increase in fair value of Series m-4 Preferred Stock exchanged from Series m-3 Preferred Stock of $0.9 million that was recorded as interest expense on the exchange date.

On June 15, 2020, the Company filed an offering statement in connection with a proposed offering of up to $25 million of its Series S Preferred Stock pursuant to Regulation A of the Securities Act, to raise additional capital for operations (the “2020 Regulation A Offering”). The offering statement was qualified by the Commission on October 21, 2020 and the Company commenced the 2020 Regulation A Offering shortly thereafter. Consistent with prior financings by the Company, the 2020 Regulation A Offering was conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. For clarity, the 2020 Regulation A Offering was conducted simultaneously with the Regulation D Offering for aggregate proceeds of $50 million. As of December 31, 2020, the Company had raised approximately $2.5 million from the 2020 Regulation A Offering. The 2020 Regulation A Offering terminated on April 21, 2021.

All classes of preferred stock have a par value of $0.001 per share.

The following tables summarize convertible preferred stock authorized and issued and outstanding as of December 31, 2022:

		Shares	Proceeds Net	Aggregate
	Shares	Issued and	of Issuance	Liquidation
	Authorized	Outstanding	Costs	Preference
Series A Preferred Stock	8,936,015	3,086,160	$1,335	$2,756
Series B Preferred Stock	4,707,501	3,535,621	7,174	7,213
Series m Preferred Stock	6,666,666	1,855,328	4,818	5,566
Series m-1 Preferred Stock	333,334	—	—	—
Series m-2 Preferred Stock	1,660,756	160,000	480	480
Series m-3 Preferred Stock	3,490,658	—	—	—
Series m-4 Preferred Stock	4,502,061	—	—	—
Series S Preferred Stock	13,108,333	2,714,732	21,976	21,718
	43,405,324	11,351,841	$35,783	$37,733

Conversion Rights

Each share of Series A Preferred Stock, Series B Preferred Stock and Series m-2 Preferred Stock (collectively known as “Super Voting Preferred Stock”) is convertible at the option of the holder at any time after the date of issuance of those shares into fully paid non-assessable shares of Class B Common Stock at the then-applicable conversion rate. Each share of Series m, Series m-1, Series m-3, Series m-4 and Series S Preferred Stock (collectively known as “Ordinary Preferred Stock”) is convertible at the option of the holder at any time after the date of issuance of such shares into fully paid non-assessable shares of Class A Common Stock at the then-applicable conversion rate. Both Super Voting Preferred Stock and Ordinary Preferred Stock will be automatically converted into fully paid non-assessable shares of Class A Common Stock (i) immediately prior to an IPO, or (ii) upon receipt by the Company of a written request for such conversion from the holders of a majority of the preferred stock then outstanding and voting as a single class on an as-converted basis other than the Series m-4 Preferred Stock then outstanding, or (iii) with respect to the Series m-4 Preferred Stock, upon the receipt by the Company of a written request for such conversion from the holders of a majority of the Series m-4 Preferred Stock then outstanding. The stock will convert in the same manner as a voluntary conversion.

F-42

Voting Rights

Super Voting Preferred stockholders vote on an as converted to Class B Common Stock basis and Class B Common Stock are entitled to ten votes for each share of Class B Common Stock held. Ordinary Preferred stockholders are entitled to one vote for each share of Class A Common Stock held. Class A and Class B Common stockholders vote together as one class on all matters. The holders of the preferred stock, the Class A Common Stock and Class B Common Stock vote together and not as separate classes.

Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the stockholders, including the election of directors, as a single class with the holders of common stock.

William Santana Li, the Chief Executive Officer and sole director of the Company, holds the Voting Proxy to vote substantially all of the shares of the Company’s Series m-4 Preferred Stock, and the stock issued upon the conversion of warrants to purchase all of the shares of the Company’s Series m-3 Preferred Stock and upon the conversion of warrants to purchase shares of the Company’s Series S Preferred Stock, and the stock issuable upon conversion of the convertible promissory notes issued as part of the Convertible Note Financing, in each case to the extent that such shares are held by participants in the Convertible Note Financing.

Dividends Rights

In any calendar year, the holders of outstanding shares of Preferred Stock are entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the dividend rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Company in such calendar year. Except the PIK dividends described below, the right to receive dividends on shares of Preferred Stock is not cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid.

Holders of Series m-4 Preferred Stock are entitled to receive cumulative dividends payable semi-annually in arrears with respect to each dividend period ending on and including the last calendar day of each six-month period ending March 31 and September 30, respectively at an annual rate of $0.42 per share in the form of Series m-4 Preferred Stock (“PIK Dividends).

The Company has no obligation to pay any dividends other than the PIK Dividends to the holders of Series m-4 Preferred Stock, except when, as and if declared by the Board of Directors out of any assets at the time legally available therefor or as otherwise specifically provided in its amended and restated certificate of incorporation. No distribution will be made with respect to the other series of Preferred Stock or Common Stock until all declared or accrued but unpaid dividends on the Series m-4 Preferred Stock have been paid or set aside for payment to the Series m-4 Preferred Stockholders.

No distributions shall be made with respect to the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock, the Series m-2 Preferred Stock, Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series S Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series S Preferred Stock have been paid or set aside for payment to the Series S Preferred Stockholders.

No distributions shall be made with respect to the Series A Preferred Stock or Series m-3 Preferred Stock unless dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock have been paid or set aside for payment to the Series B Preferred Stockholders, the Series m Preferred Stockholders, the Series m-1 Preferred Stockholders and the Series m-2 Preferred Stockholders, as applicable.

F-43

No distributions shall be made with respect to the Series m-3 Preferred Stock unless dividends on the Series A Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series A Preferred Stock have been paid or set aside for payment to the Series A Preferred Stockholders.

No distributions shall be made with respect to the Common Stock unless dividends on the Series m-3 Preferred Stock have been declared in accordance with the preferences stated in the amended and restated certificate of incorporation and all declared dividends on the Series m-3 Preferred Stock have been paid or set aside for payment to the Series m-3 Preferred Stockholders.

The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this offering or in the foreseeable future.

Right to receive Liquidation Distributions

In the event of any Liquidation Event, as defined in the Company’s amended and restated certificate of incorporation (which includes the liquidation, dissolution, merger, acquisition or winding up of the Company), the holders of the Series m-4 Preferred Stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the other series of Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-4 Preferred Stock held by them equal to the greater of (A): the sum of (i) the Liquidation Preference specified for such share of Series m-4 Preferred Stock, and (ii) all accrued but unpaid PIK Dividends (if any) on such share of Series m-4 Preferred Stock, whether or not declared, or (B) the consideration that such Holder would receive in the Liquidation Event if all shares of Series m-4 Preferred Stock were converted to Class A Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-4 Preferred Stock, where for purposes of (B) such Holder is deemed to hold, in addition to each of its shares of Series m-4 Preferred Stock, any additional shares of Series m-4 Preferred Stock that constitute all accrued but unpaid PIK Dividends, whether or not declared. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-4 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-4 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive. The Series m-4 Preferred Stock has a $7.00 per share liquidation preference, which is 2x its original issue price.

The holders of the Series S Preferred Stock are entitled to receive, after distributions to Series m-4 Preferred stockholders and prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock, Series m-2 Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series S Preferred Stock held by them equal to the greater of (A): the sum of (i) $8.00 per share of Series S Preferred Stock, and (ii) all declared but unpaid dividends (if any) on such share of Series S Preferred Stock, or (B) the amount such Holder would receive if all shares of Series S Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series S Preferred Stock. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series S Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series S Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock shall be entitled to receive, after distributions to Series m-4 and Series S Preferred stockholders and prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A Preferred Stock, Series m-3 Preferred Stock or Common Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock held by them equal to the greater of (A): the sum of (i) $2.0401 per share of Series B Preferred Stock, $3.00 per share of Series m Preferred Stock, $3.00 per share of Series m-1 Preferred Stock or $3.00 per share of Series m-2 Preferred Stock, as applicable, and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock or Series m-2 Preferred Stock, as applicable, or (B) the amount such Holder would receive if all shares of the applicable series of Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series B Preferred Stock, Series m Preferred Stock, Series m-1 Preferred Stock and Series m-2 Preferred Stock, voting together as a single class. If upon the Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series B Preferred Stock, the Series m Preferred Stock, the Series m-1 Preferred Stock and the Series m-2 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

F-44

The holders of Series A Preferred Stock are entitled to receive, after distributions to Series m-4, Series S, Series B, Series m, Series m-1 and Series m-2 Preferred Stock and prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock or Series m-3 Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the greater of: (A) the sum of (i) $0.8932 per share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock, or (B) the amount such Holder would receive if all shares of Series A Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series A Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

The holders of Series m-3 Preferred Stock are entitled to receive, after distributions to Series m-4, Series S, Series B, Series m, Series m-1 and Series m-2, and Series A Preferred Stock and prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Series m-3 Preferred Stock held by them equal to the greater of (A): the sum of (i) the $3.50 per share of Series m-3 Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series m-3 Preferred Stock, or (B) the amount such Holder would receive if all shares of Series m-3 Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event, or (C) such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series m-3 Preferred Stock. If upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of the Series m-3 Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in our amended and restated certificate of incorporation, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series m-3 Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive.

After payment of all liquidation preferences to the holders of the Preferred Stock, as outlined below, all remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the common stock, without any participation in such liquidation by the Preferred Stock. Our amended and restated certificate of incorporation explicitly requires that before any shares of Preferred Stock are converted into common stock, the relevant holder’s right to liquidation preference be surrendered, in order to prevent treatment of shares as both Preferred Stock and common stock for the purpose of distributions of assets upon a Liquidation Event.

Common Stock

Each share of Class B Common Stock is convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder at any time. Each share of Class B Common Stock will automatically convert into one fully paid and non-assessable share of Class A Common Stock upon the sale, assignment, transfer or disposition of the share or any interest in the share.

Warrants

On January 16, 2018, March 16, 2018, and June 20, 2018, the Company issued warrants in connection with the Company’s Series m-3 financing to purchase an aggregate of 394,215 shares of the Company’s Series m-3 Preferred Stock. The warrants have an exercise price of $4.00 per share and expire on the earlier of: a) two years from the date of the warrant; b) the acquisition of the Company by another entity by means of any transaction or series of transactions to which the Company is a party or sale, lease or disposition of all or substantially all of the assets of the Company, or c) immediately prior to the closing of an initial public offering pursuant to an effective registration statement filed under the Securities Act covering the offering and sale of the Company’s common stock. The warrants issued qualify as liability instruments as the warrants are exercisable into Series m-3 Preferred Stock which are redeemable upon a change of control or any liquidation or winding up of the Company whether voluntary or involuntary. The warrants have been classified as a noncurrent liability on the Company’s consolidated balance sheets and were recorded as a component of the issuance costs related to the Series m-3 Preferred Stock. The Series m-3 warrant is valued at market at the end of every reporting period until the warrant is exercised or expires with the change in fair value being recorded in other income (expense) on the Company’s consolidated statements of operations. The expiration date of the Series m-3 warrants have been extended to December 31 2024.

F-45

In connection with the Loan Agreement entered into in May 2018 (see Note 5 – Debt Obligations), the Company issued a warrant to purchase 77,413 shares of Class B Common Stock. The warrant has an exercise price of $1.26 per share and expires on the earlier of ten years from the date of the warrant and is subject to automatic conversion if the fair value of the Company’s stock exceeds the exercise price as of the expiration date. The Company determines the fair value of this warrant using the Black-Scholes option pricing model.

On April 30, 2019, the Company entered into the “Convertible Note Financing”. Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred stock upon the closing of at least $1 million in aggregate principal amount of convertible promissory notes under the Convertible Note Financing. Warrants to purchase shares of Series S Preferred Stock of the Company were also issued to investors who invested in the Convertible Note Financing. The warrants to purchase shares of Series S Preferred Stock have an exercise price of $4.50 per share and were initially scheduled to expire on the earlier of December 31, 2021, or 18 months after the closing of the Company’s first firm commitment underwritten initial public offering of the Company’s common stock pursuant to a registration statement filed under the Securities Act. As of December 31, 2021, the Company had issued and accrued warrants to purchase up to 2,941,814 shares of Series S Preferred Stock. These warrants issued qualify as liability instruments as the warrants are exercisable into Series S Preferred Stock which are redeemable upon a change of control or any liquidation or winding up of the Company whether voluntary or involuntary. The warrants have been classified as a current liability on the Company’s consolidated balance sheets and were recorded as a component of the issuance costs related to Convertible Note. The Series S warrants are valued at market at the end of every reporting period until the warrants are exercised or expire with the change in fair value being recorded in other income (expense) on the Company’s consolidated statements of operations.

On November 18, 2021, the Company agreed to amend the Note and Warrant Purchase Agreement for the Convertible Note Financing and the convertible notes and warrants to purchase Series S Preferred Stock issued thereunder principally as follows: (i) the scheduled maturity date of the convertible notes was extended from January 1, 2022 to January 1, 2024, (ii) the interest rate of the convertible notes was reduced from 12% per annum to 3% per annum starting on January 1, 2022, (iii) the conversion terms of the convertible notes were revised so that the convertible notes would automatically convert into Class A Common Stock upon the listing of the Company’s common stock for trading on a nationally recognized securities exchange (e.g., the New York Stock Exchange) or inter-dealer quotation system (e.g., Nasdaq), (iv) the exercise period of the warrants was extended from December 31, 2021 to December 31, 2024, commencing on January 1, 2023, and (v) the cashless exercise feature was removed from the warrants. The conversion price of the convertible notes for conversion into Class A Common Stock was not changed and remained at $2.50 per share and the exercise price of the warrants to purchase Series S Preferred Stock was not changed and remains at $4.50 per share.

Pursuant to the terms of the Convertible Note Financing, the Company became obligated to exchange certain of its outstanding shares of Series m-3 Preferred Stock for the newly authorized shares of Series m-4 Preferred Stock. On June 10, 2019, the Company issued 1,432,786 shares of its Series m-4 Preferred Stock in exchange for 1,432,786 shares of its shares of Series m-3 Preferred Stock.

On July 23, 2019, the Company issued a warrant to purchase 1,500,000 shares of its Series S Preferred Stock, par value $0.001 per share (the “Warrant”), to Proud Productions LLC (“Proud”) pursuant to the terms of a Distribution Assignment and Warrant Purchase Agreement, dated as of July 22, 2019 (the “Purchase Agreement”). The Warrant is exercisable at $8.00 per share beginning July 24, 2021 and expiring on July 31, 2024. The Warrant was issued in connection with a planned television series to be produced by Proud featuring the Company’s products.

In November 2021, warrants were exercised for Series m-1 Preferred Stock in a cashless exercise, resulting in the issuance of 186,872 shares of Series m-1 Preferred Stock, net, and reclassing $1.3 million from preferred stock warrant liability to Series m-1 Preferred Stock.

On October 10, 2022, the Company entered into a securities purchase agreement with an accredited investor, pursuant to which the Company issued and sold to the investor (i) the 2022 Convertible Notes (see note 5) in an aggregate principal amount of $6.075 million, at an initial conversion price of $5.00 per share of the Company’s Class A Common Stock, and (ii) warrants to purchase up to 1,138,446 shares of Class A Common Stock with an initial exercise price of $3.25 per share.

F-46

A summary of the Company’s outstanding warrants as of December 31, 2022, is as follows:

Class of shares	Number of warrants	Exercise price	Expiration date
Class A Common Stock	1,138,446	$3.2500	October 13, 2027
Series m-3 Preferred Stock	1,432,786	$4.0000	December 31, 2024
Series S Preferred Stock	2,941,814	$4.5000	December 31, 2024
Series S Preferred Stock	1,500,000	$8.0000	July 31, 2024

Common Stock Reserved for Future Issuance

Shares of common stock reserved for future issuance relate to outstanding preferred stock, warrants, stock options, and the 2022 Convertible Notes were as follows:

December 31,
2022
Series A Preferred Stock (convertible to Class B Common Stock)	3,086,160
Series B Preferred Stock (convertible to Class B Common Stock)	3,535,621
Series m Preferred Stock (convertible to Class A Common Stock)	1,855,328
Series m-2 Preferred Stock (convertible to Class B Common Stock)	160,000
Series S Preferred Stock (convertible to Class A Common Stock)	2,714,732
Stock options to purchase common stock	10,081,915
Warrants outstanding for future issuance of convertible preferred stock and common stock	7,013,046
Stock options available for future issuance	3,538,268
2022 Convertible Notes	5,189,351
Total shares of common stock reserved	37,174,421

NOTE 7: Share-Based Compensation

Equity Incentive Plans

In April 2014, the Board of Directors adopted the 2014 Equity Incentive Plan (the “2014 Plan”) allowing for the issuance of up to 2,000,000 shares of common stock through grants of options, stock appreciation rights, restricted stock or restricted stock units. In December 2016, the 2014 Plan was terminated, and the Company’s Board of Directors adopted a new equity incentive plan defined as the 2016 Equity Incentive Plan (the “2016 Plan”) in which the remaining 1,936,014 shares available for issuance under the 2014 Plan at that time were transferred to the Company’s 2016 Plan. Awards outstanding under the 2014 Plan at the time of the 2014 Plan’s termination will continue to be governed by their existing terms. The shares underlying any awards that are forfeited, canceled, repurchased or are otherwise terminated by the Company under the 2014 Plan will be added back to the shares of common stock available for issuance under the Company’s 2016 Plan. The 2016 Plan provides for the granting of stock awards such as incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock or restricted stock units to employees, directors and outside consultants as determined by the Board of Directors. Upon the termination of the 2014 Plan, all shares granted revert to the 2016 Plan. As of December 31, 2022, 3,538,268 shares were available for future grants under the 2016 Plan.

The Board of Directors may grant stock options under the 2016 Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of grant and generally have a term of ten years. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock, are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of incentive stock options granted to employees who, on the date of grant, own stock having more than 10% of the voting power of all the Company’s classes of stock, may not exceed five years. The Board of Directors also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Options granted under the 2016 Plan may vest upon the passage of time, generally four years, or upon the attainment of certain performance criteria established by the Board of Directors. The Company may from time-to-time grant options to purchase common stock to nonemployees for advisory and consulting services. At each measurement date, the Company will remeasure the fair value of these stock options using the Black-Scholes option pricing model and recognize the expense ratably over the vesting period of each stock option award. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception.

F-47

On June 23, 2022, following approval by the Board of Directors, the Company’s stockholders adopted the 2022 Equity Incentive Plan (the “2022 Plan”) allowing for the issuance of up to 5,000,000 shares of Class A Common Stock through grants of options, stock appreciation rights, restricted stock awards, restricted stock units, performance awards, and other stock or cash-based awards. In connection with the adoption of the 2022 Plan, shares previously available for new grants under the 2016 Plan are available for new grants under the 2022 Plan, and shares subject to outstanding stock options under the prior plans as of the date of stockholder approval of the 2022 Plan, subsequently cease to be subject to such stock options (other than by reason of exercise of such stock options). The number of shares authorized under the 2022 Plan will be increased each January 1st, beginning January 1, 2023 and ending on (and including) January 1, 2032, by an amount equal to the lesser of (a) 5% of our outstanding Class A Common Stock and Class B Common Stock outstanding on December 31st of the immediately preceding calendar year (rounded up to the nearest whole share) and (b) a number of shares determined by the committee. Shares subject to awards that lapse, expire, terminate, or a re canceled prior to the issuance of the underlying shares or that are subsequently forfeited to or otherwise reaquired by us will be added back to the shares of common stock available for issuance under the 2022 Plan.

Stock option activity under all of the Company’s equity incentive plans as of December 31, 2022 is as follows:

				Weighted
			Weighted	Average
	Shares	Number of	Average	Remaining	Aggregate
	Available for	Shares	Exercise	Contractual	Intrinsic
	Grant	Outstanding	Price	Life (Years)’	Value (000’s)
Outstanding as of January 1, 2021	1,963,814	7,056,000	$1.33	8.58	$7,116
Granted	(2,415,000)	2,415,000	7.75
Exercised	—	(4,396)	0.91
Forfeited	657,189	(657,189)	1.83
Expired	10,000	(10,000)
Outstanding as of December 31, 2021	216,003	8,799,415	3.07	8.12	60,924
2022 Equity incentive plan	5,000,000
Granted	(2,272,299)	2,272,299	3.26
Exercised	—	(395,235)	1.39
Forfeited	582,898	(582,898)	4.31
Expired	11,666	(11,666)	2.34
Outstanding as of December 31, 2022	3,538,268	10,081,915	$3.11	7.61	$4,099

Vested and exercisable as of December 31, 2022		5,129,008	$2.03	6.48	$3,383

The aggregate intrinsic value in the table above represents the total intrinsic value based on the Company’s closing stock price of $1.89 as of December 31, 2022, which would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the years ended December 31, 2022 and 2021 was $1.2 million and $0.03 million, respectively. The fair value of stock options that vested during the years ended December 31, 2022 and 2021 was $3.1 million and $1.0 million, respectively.

As of December 31, 2022, the Company had unamortized stock-based compensation expense of $9.4 million that will be recognized over the average remaining vesting term of options of 2.39 years.

On September 8, 2022 and August 22, 2022, the Company issued 186,567 and 50,000 shares of Class A Common Stock, respectively, in exchange for consulting services.

The determination of the fair value of options granted during the years ended December 31, 2022 and 2021 is computed using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31,
	2022	2021
Risk-free interest rate	7.33%	1.16%
Expected dividend yield	—%	—%
Expected volatility	54.60%	49.74%
Expected term (in years)	5.97	3.43

F-48

The weighted average grant date fair value of options granted during the years ended December 31, 2022 and 2021 was $1.76 and $3.69 per share, respectively.

Option pricing models require the input of various subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The expected stock price volatility is based on the analysis of volatilities of the Company’s selected public peer group over a period commensurate with the expected term of the options. The expected term of the employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is based on the contractual terms, the vesting period and the expected remaining term of the outstanding options. The risk-free interest rate is based on the U.S. Treasury interest rates whose term in consistent with the expected life of the stock options. No dividend yield is included as the Company has not issued any dividends and do not anticipate issuing any dividends in the future.

A summary of stock-based compensation expense recognized in the Company’s consolidated statements of operations is as follows:

	Year ended December 31,
	2022	2021
Cost of revenue, net	$348	$201
Research and development	1,058	386
Sales and marketing	235	167
General and Administrative	1,898	515
Total	$3,539	$1,269

NOTE 8: Employee Benefit Plan

The Company administers a 401(K) retirement plan (the “401(K) Plan”) in which all employees are eligible to participate. Each eligible employee may elect to contribute to the 401(K) Plan. During the years ended December 31, 2022 and 2021, the Company has made no matching contributions.

NOTE 9:  Income Taxes

The Company has incurred cumulative U.S. net operating losses since inception.

Income tax expense consisted of the following:

	2022	2021
Current:
Federal	$—	$—
State	—	—
Total current expense	—	—

Deferred:
Federal	—	—
State	—	—
Total deferred expense	—	—
Total income tax expense	$—	$—

F-49

Reconciliation between the effective tax rate on income from continuing operations and the statutory tax rate of 21% is as follows:

	2022	2021
Provision at statutory rate	21.0%	21.0%
Stock-based compensation	(1.9)	—
Convertible notes	(7.5)	(2.1)
Fair value adjustment	13.1	(7.5)
Change in valuation allowance	(26.3)	(11.7)
Research and development credits	1.6	—
Other	—	0.3
Effective tax rate	0.0%	0.0%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents the significant components of the Company’s deferred tax assets and liabilities for the periods presented:

(in thousands)	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$28,218	$21,983
Research and development credit carryforwards	2,006	1,395
Accruals and other	798	374
Lease liability	650	287
Property, equipment and software	165	162
Amortization	189	49
Capitalized research and experimental expenses	1,191	—
Other	11	18
Total deferred tax assets	33,228	24,268
Valuation allowance	(32,702)	(23,992)
Deferred tax assets recognized	526	276
Deferred tax liabilities:
Right of use asset	(526)	(276)
Total deferred tax liabilities	(526)	(276)
Net deferred taxes	$—	$—

The Company considers all available evidence, both positive and negative, including historical levels of taxable income, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance. As of December 31, 2022 and 2021, based on the Company’s analysis of all available evidence, both positive and negative, it was considered more likely than not that the Company’s deferred tax assets would not be realized and, as a result, the Company recorded a full valuation allowance for its deferred tax assets. The valuation allowance increased $8.7 million and $6.5 million during the years ended December 31, 2022 and 2021, respectively.

As of December 31, 2022, the Company had U.S. federal net operating loss carryforwards amounts of approximately $106.9 million of which $23.3 million begin to expire in 2033 and $83.60 million can be carried over indefinitely. As of December 31, 2022, the Company had federal research and development tax credits of approximately $1.2 million which begin to expire in 2033.

As of December 31, 2022, the Company had state net operating loss carryforwards amounts of approximately $82.3 million which begin to expire in 2023. As of December 31, 2022, the Company had state research and development tax credits of approximately $1.5 million, which do not expire.

Utilization of the federal and state net operating loss and federal and state research and development tax credit carryforwards may be subject to annual limitations due to the ownership percentage change provisions of the Internal Revenue Code Section 382 and similar state provisions. The annual limitations may result in the inability to fully offset future annual taxable income and could result in the expiration of the net operating loss carry forwards before utilization.

F-50

The Company accounts for uncertainty in income taxes in accordance with ASC 740. Tax positions are evaluated in a two-step process, whereby the Company first determines whether it is more likely than not that a tax position will be sustained upon examination by tax authorities, including resolutions of any related appeals or litigation processes, based on technical merit. If a tax position meets the more-likely-than-not recognition threshold it is then measured to determine the amount of benefit to recognized in the consolidated financial statements. The tax position is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

(in thousands)	2022	2021
Unrecognized tax benefits as of the beginning of the year	$313	$247
Increases related to prior year tax provisions	28	24
Decrease related to prior year tax provisions	—	—
Increase related to current year tax provisions	89	42
Statute lapse	—	—
Unrecognized tax benefits as of the end of the year	$430	$313

The Company’s unrecognized tax benefits as of December 31, 2022 relate entirely to research and development credits. The total amount of unrecognized tax benefits at December 31, 2022 is $0.4 million. If recognized, none of the unrecognized tax benefits would impact the effective tax rate because of the valuation allowance. The Company’s policy is to recognize interest and penalties to income taxes as components of interest expense and other expense, respectively. The Company did not accrue interest or penalties related to unrecognized tax benefits as of December 31, 2022. The Company does not anticipate any significant change within twelve months of this reporting date.

The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. Due to the Company’s net operating loss carryforwards, all tax years since inception remain subject to examination by all taxing authorities. The Company is not currently under audit in any major tax jurisdiction.

NOTE 10: Related parties and related-party transactions

One of the Company’s vendors, Konica Minolta, Inc. (“Konica Minolta”), is a stockholder of the Company. Konica Minolta provides the Company with repair services to its ASRs. The Company has paid to Konica Minolta approximately $0.4 million and $0.4 million in service fees for the years ended December 31, 2022 and 2021, respectively. The Company had payables of $117 and $29 owed to Konica Minolta as of December 31, 2022 and 2021, respectively.

The Company paid $38 for rent for the year ended December 31, 2022 for a building owned by Sebastian Gutierrez, Senior VP Public Safety Infrastructure Development.

NOTE 11: Commitments and contingencies

Leases

The Company leases facilities for office space under non-cancelable operating lease agreements. The Company leases space for its corporate headquarters in Mountain View, California through August 2025.

The components of leases and lease costs are as follows (in thousands):

	December 31,	December 31,
Operating leases	2022	2021
Operating lease right-of-use assets	$2,012	$1,077

Operating lease liabilities, current portion	$731	$648
Operating lease liabilities, non-current portion	1,309	485
Total operating lease liabilities	$2,040	$1,133

Operating lease costs	$906	$764

F-51

As of December 31, 2022, future minimum operating lease payments for each of the next two years is as follows (in thousands):

Year ending December 31,	Amount
2023	$913
2024	806
2025	608
2026	15
Total future minimum lease payments	2,342
Less – Interest	(302)
Present value of lease liabilities	$2,040

Weighted average remaining lease term is 2.73 years. The weighted average discount rate of 11% ranges from 5.25% to 15.0% dependent upon the assets underlying the operating lease and its term.

Rent expense totaled $0.9 million for each of the years ended December 31, 2022 and 2021 included in the Company’s consolidated statements of operations. There were no lease agreements of less than 12 months for the years ended December 31, 2022 and 2021.

Legal Matters

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business; however, no such claims have been identified as of December 31, 2022 that are expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

The Company from time to time enters into contracts that contingently require the Company to indemnify parties against third party claims. These contracts primarily relate to: (i) arrangements with clients which generally include certain provisions for indemnifying clients against liabilities if the services infringe a third party’s intellectual property rights, (ii) the Regulation A Issuer Agreement where the Company may be required to indemnify the placement agent for any loss, damage, expense or liability incurred by the other party in any claim arising out of a material breach (or alleged breach) as a result of any potential violation of any law or regulation, or any third party claim arising out of any investment or potential investment in the offering, and (iii) agreements with the Company’s officers and directors, under which the Company may be required to indemnify such persons from certain liabilities arising out of such persons’ relationships with the Company. The Company has not incurred any material costs as a result of such obligations and has not accrued any liabilities related to such obligations in the consolidated financial statements as of December 31, 2022 and 2021.

Sales Tax Contingencies

The Company has historically not collected state sales tax on the sale of its MaaS product offering but has paid sales tax in conjunction with the Financing Arrangement of the Company’s ASRs with Farnam and use tax on all purchases of raw materials. The Company’s MaaS product offering may be subject to sales tax in certain jurisdictions. If a taxing authority were to successfully assert that the Company has not properly collected sales or other transaction taxes, or if sales or other transaction tax laws or the interpretation thereof were to change, and the Company was unable to enforce the terms of their contracts with clients that give the right to reimbursement for the assessed sales taxes, tax liabilities in amounts that could be material may be incurred. Based on the Company’s assessment, the Company has recorded a use tax liability of approximately $0.4 million and a sales and use tax liability of $0.5 million as of December 31, 2022 and 2021, respectively, which has been included on other current liabilities on the accompanying consolidated balance sheets. The Company continues to analyze possible sales tax exposure but does not currently believe that any individual claim or aggregate claims that might arise will ultimately have a material effect on its results of operations, financial position or cash flows.

F-52

NOTE 12: Subsequent Events

On January 6, 2023, the Company announced a cost-reduction plan to reduce operating costs, improve operating margins, streamline its operations, right-size its combined workforce and continue advancing the Company’s ongoing commitment to profitable growth. The plan included a reduction of the Company’s current workforce, following the CASE acquisition in October 2022 (see Note 3).

During the period January 1, 2023 through March 31, 2023, the Company issued 2,893,824 shares of common stock to holders of the 2022 Convertible Notes for settlement of conversion of an aggregate principal amount of approximately $3.1 million of such notes.

On February 1, 2023, the Company entered into an At the Market Offering Agreement, dated February 1, 2023 (the “Sales Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright” or the “sales agent”) under which, the sales agent may from time to time offer and sell shares of the our Class A Common Stock, par value $0.001 per share, having an aggregate offering price of up to $20,000,000 in accordance with the terms of the Sales Agreement. As of March 10, 2023, we issued 2,145,387 shares of Class A Common Stock under the at the market offering program for total proceeds of $2.4 million, net of commissions and other offering related expenses.

On March 29, 2023, the Company received written notice (“Notice”) from The Nasdaq Stock Market LLC indicating that effective March 28, 2023, the Company is no longer in compliance with the minimum Market Value of Listed Securities (“MVLS”) of $50 million required for continued listing on The Nasdaq Global Market. The Notice has no effect at this time on the listing of the Company’s Class A Common Stock, which continues to trade on The Nasdaq Global Market under the symbol, “KSCP.” The Company has a period of 180 calendar days, or until September 25, 2023 (the “Compliance Date”), to regain compliance with the MVLS Requirement. If at any time before the Compliance Date, the market value of the Company’s listed securities closes at $50 million of 10 consecutive business days, the Nadaq Stock Market LLC will provide written notification to the Company that it has regained compliance with the MVLS requirement.

F-53

PART III

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this Offering Statement are incorporated by reference or are filed with this Offering Statement, in each case as indicated below.

Exhibit Number	Description
1.1	Posting Agreement with DealMaker Securities LLC*
2.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Regulation A Offering Statement on Form 1-A/A filed on July 18, 2019 (File No. 024-11004)).
2.2	Bylaws (incorporated by reference to Exhibit 2.2 to the Regulation A Offering Statement on Form 1-A/A filed on December 7, 2016 (File No. 024-10633)).
3.1	Form or Indenture, including Form of Bond*
3.2	Warrant to Purchase Series S Preferred Stock, dated April 30, 2019, between Knightscope, Inc. and Proud Ventures KS, LLC (incorporated by reference to Exhibit 3.3 to the Regulation A Offering Statement on Form 1-A/A filed on July 18, 2019 (File No. 024-11004)).
3.3	Warrant to Purchase Series S Preferred Stock, dated July 23, 2019, between Knightscope, Inc. and Proud Productions LLC (incorporated by reference to Exhibit 3.2 to the Current Report on Form 1-U dated July 29, 2019 (File No. 24R-00075)).
3.4	Warrants to Purchase Series m-3 Preferred Stock, dated December 19, 2017, between Knightscope, Inc. and Andrew Brown (incorporated by reference to Exhibit 3.12 to the Regulation A Offering Statement on Form 1-A/A filed on November 23, 2021 (File No. 024-11680).
3.5	Form of Senior Secured Convertible Note (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on October 11, 2022 (File No. 001-41248)).
3.6	Form of Warrant to Purchase Common Stock (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on October 11, 2022 (File No. 001-41248)).
4.1	Form of Subscription Agreement*
6.1	2014 Equity Incentive Plan (incorporated by reference to Exhibit 6.1 to the Regulation A Offering Statement on Form 1-A/A filed on December 7, 2016 (File No. 024-10633)).
6.2	2016 Equity Incentive Plan (incorporated by reference to Exhibit 6.2 to the Regulation A Offering Statement on Form 1-A/A filed on December 7, 2016 (File No. 024-10633)).
6.3	Knightscope, Inc. 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 28, 2022 (File No. 001-41248)).
6.4	Lease Agreement dated January 14, 2018 between Terra Bella Partners LLC and the Company, as amended February 6, 2018 (incorporated by reference to Exhibit 6.5 to the Annual Report on Form 1-K for the period ended December 31, 2017, filed on April 30, 2018 (File No. 24R-00075)).
6.5	Employment Agreement and Indemnification Agreement between the Company and William Santana Li (incorporated by reference to Exhibit 6.6 to the Regulation A Offering Statement on Form 1-A filed on October 15, 2021 (File No. 024-11680)).

6.6	Employment Agreement and Indemnification Agreement between the Company and Mallorie Burak (incorporated by reference to Exhibit 6.8 to the Regulation A Offering Statement on Form 1-A filed on October 15, 2021 (File No. 024-11680)).
6.7	Employment Agreement and Indemnification Agreement between the Company and Mercedes Soria Li (incorporated by reference to Exhibit 6.9 to the Regulation A Offering Statement on Form 1-A filed on October 15, 2021 (File No. 024-11680)).
6.8	Employment Agreement and Indemnification Agreement between the Company and Peter M. Weinberg (incorporated by reference to Exhibit 6.11 to the Regulation A Offering Statement on Form 1-A filed on October 15, 2021 (File No. 024-11680)).
6.9	Form of Board of Directors Agreement (incorporated by reference to Exhibit 10.15 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed on March 31, 2022 (File No. 001-41248).
6.10	Referral Program Agreement, dated April 20, 2021, between Knightscope, Inc. and Dimension Funding, LLC (incorporated by reference to Exhibit 6.6 to the Annual Report on Form 1-K for the period ended December 31, 2020, filed on April 30, 2021 (File No. 24R-00075)).
6.11	Common Stock Purchase Agreement, dated April 4, 2022, by and between Knightscope, Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 5, 2022 (File No. 001-41248)).
6.12	Amendment No. 1 to Common Stock Purchase Agreement, dated April 11, 2022, by and between Knightscope, Inc. and B. Riley Principal Capital, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on April 12, 2022 (File No. 001-41248)).
6.13	Securities Purchase Agreement, dated as of October 10, 2022, by and between Knightscope, Inc. and each purchaser identified on the signature pages thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on October 11, 2022 (File No. 001-41248)).
6.14	Agreement and Waiver, dated as of December 30 2022, by and between Knightscope, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on January 3, 2023 (File No. 001-41248)).
6.15	At the Market Offering Agreement, dated as of February 1, 2023, by and between Knightscope, Inc. and H.C. Wainwright & Co., LLC (incorporated by reference to Exhibit 1.2 to the Registration Statement on Form S-3 (File No. 333-269493) filed on February 1, 2023).
7.1	Asset Purchase Agreement, dated as of October 10, 2022, by and between Knightscope, Inc. and Case Emergency Systems (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on October 11, 2022 (File No. 001-41248)).
11.1	Consent of BPM LLP
12.1	Opinion of CrowdCheck Law LLP *
13.1	Testing the waters materials

*to be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, California, on August 14, 2023.

Knightscope, Inc.

/s/ William Santana Li
By William Santana Li Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William Santana Li, Mallorie Burak, and Peter Weinberg, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in any and all capacities, to sign any amendments (including any post-effective amendments) to this Offering Statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ William Santana Li

By William Santana Li, Chief Executive Officer, Chairman and Director (Principal Executive Officer)

Date: August 14, 2023

/s/ Mallorie Burak

By Mallorie Burak, President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date:      August 14, 2023

/s/ Patricia Howell

By Patricia Howell, Director

Date: August 14, 2023

/s/ Linda Keene Solomon

By Linda Keene Solomon, Director

Date: August 14, 2023

/s/ Patricia Watkins

By Patricia Watkins, Director

Date: August 14, 2023